As filed with the Securities and Exchange Commission on February 6, 2004

Registration No. 333-111018

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

to

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

SUNSET FINANCIAL RESOURCES, INC.

(Exact name of registrant as specified in its governing instruments)

4231 Walnut Bend
Jacksonville, Florida 32257
(904) 288-9330
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Bert Watson
Chairman, President and Chief Executive Officer
4231 Walnut Bend
Jacksonville, Florida 32257
(904) 288-9330
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Bryan L. Goolsby Gina E. Betts Locke Liddell & Sapp LLP 2200 Ross Avenue Suite 2200 Dallas, Texas 75201 Telephone (214) 740-8000	Michael F. Taylor Sidley Austin Brown & Wood LLP 555 California Street 50th Floor San Francisco, California 94104 Telephone (415) 772-1200

CALCULATION OF REGISTRATION FEE

Title of Securities	Proposed Maximum
Being Registered	Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $0.001 per share	$214,666,654	$21,474	(2)

(1)	Estimated based on a bona fide estimate of the maximum offering price of $16.00 solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(2)	Of this amount, $10,113 of the fee was previously paid by the Registrant in connection with the initial filing of its Form S-11 on December 8, 2003.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2004

Sunset Financial Resources, Inc. _____________Shares of Common Stock

     This is our initial offering of shares to the public, and no public market currently exists for our shares. The public offering price is between $14.00 and $16.00 per share. This price may not reflect the market price of our shares after our offering.

THE OFFERING	PER SHARE	TOTAL

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us	$	$

     Proposed New York Stock Exchange Symbol: SFO

     We have granted to the underwriters the right to purchase up to    additional shares from us within 30 days after the date of this prospectus to cover any over-allotments. The underwriters expect to deliver shares of common stock to purchasers on March    , 2004.

     This offering involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 8 for a discussion of the material risks regarding an investment in our common stock, including the following:

•	We were organized in October 2003, and have no operating history.

•	Our management team has no experience managing a REIT.

•	The yield on most of our investments will be sensitive to changes in prevailing interest rates and changes in prepayment rates, which may result in our borrowing rates exceeding asset yields and consequently reducing or eliminating net income derived from our investments.

•	We will be dependent on our warehouse line of credit, our ability to securitize our assets and, to a lesser extent, our ability to enter into reverse repurchase agreements for funding of our mortgage loan acquisitions. Any failure to obtain or maintain adequate funding under these financing arrangements or at attractive terms could harm our operations and our overall performance.

•	Our operations are expected to be highly leveraged and we are not limited as to the amount of debt we can incur, and any debt incurred will increase our exposure to losses.

•	Our operating and investment policies may be changed by our board of directors at any time without the consent of stockholders.

•	If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

•	We intend to use hedging strategies that involve risk and that may not be successful in insulating us from exposure to changing interest and prepayment rates.

•	Our articles of incorporation prohibit you from owning or transferring your shares to someone that would then own more than 9.8% of any class of our capital stock without prior board approval.

•	We may make distributions that include a return of capital.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Stifel, Nicolaus & Company

Incorporated

The date of this prospectus is March ___, 2004

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA
USE OF PROCEEDS
DISTRIBUTION POLICY
CAPITALIZATION
DILUTION
OUR STRUCTURE AND FORMATION TRANSACTION
CERTAIN RELATIONSHIPS
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR COMPANY
Second Articles of Amendment and Restatement
Strategic Alliance Agreement
Employment Agreement - Bert Watson
Employment Agreement - Michael L. Pannell
Employment Agreement - Byron L. Boston
Employment Agreement - Jeff Betros
Employment Agreement - Thomas Manuel
Form of Indemnification Agreement
2003 Share Incentive Plan
Form of Incentive Stock Option Agreement
Form of Nonqualified Stock Option Agreement
Form of Restricted Stock Agreement
Form of Dividend Equivalent Right Agreement
Agreement of Lease
Consent of Ernst & Young LLP
Power of Attorney Executed by Michael L. Pannell
Power of Attorney Executed by Joseph P. Stingone
Charter of Audit Committee
Charter of the Compensation Committee
Charter of the Nominating/Corporate Governance

     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. We are, and the underwriters are, offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information concerning us, the common stock being sold in this offering and our financial information included elsewhere in this prospectus. Because this is only a summary, you should read the entire prospectus before you invest in our common stock, especially the risks described under “Risk Factors.” The terms “Sunset Financial,” “we,” “us,” “our” and “our company” as used in this prospectus refer to Sunset Financial Resources, Inc.

Our Company

     We are a self-managed real estate investment trust (REIT) that was formed in October 2003 to acquire a portfolio of high quality residential mortgage loans and commercial mortgage bridge loans in the United States. Our principal business objective is to generate net income for distribution to our stockholders from the spread between interest income on our mortgage assets and the costs of financing the acquisition of these assets. We will elect to be taxed as a REIT commencing with our taxable year ending December 31, 2004.

Our Strategy

     We intend to purchase residential mortgage loans and commercial mortgage bridge loans. Our strategy is for our loan portfolio to consist of approximately 75% residential mortgage loans and approximately 25% commercial mortgage bridge loans as follows:

     To achieve our business objective and generate distributions for our stockholders, our strategy is to:

•	purchase high quality first lien residential mortgage loans, approximately 90% of which are expected to be non-conforming Alt-A mortgage loans that are primarily adjustable rate mortgages (ARMs) with an initial fixed interest rate period of seven years or less and an adjustable rate thereafter based on changes in short-term market interest rates;

•	purchase high quality commercial mortgage bridge loans that are generally at higher interest rates than longer term commercial loans, thereby generating more income;

•	finance purchases of our residential mortgage loans and commercial mortgage bridge loans by utilizing leverage to increase potential returns to stockholders through borrowings (through borrowings under our warehouse line of credit, assuming proper market conditions, through securitizations of our assets and to a lesser extent, through reverse repurchase agreements and issuances of debt or equity securities);

•	structure our financings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond, to the extent possible, to the rates and adjustment periods of our adjustable and floating rate mortgage loans;

•	utilize short sales, purchases of treasury options, interest rate caps, swaptions, mortgage-backed securities, futures, options, interest rate swaps, floors and similar derivative securities to mitigate the risk of the costs of our variable rate liabilities increasing at a faster rate than the earnings on our assets; and

•	seek to minimize prepayment risk on our residential portfolio by structuring a diversified portfolio that contains residential mortgage loans with a variety of prepayment penalties.

     Residential Mortgage Loans. With respect to the residential mortgage loans, approximately 90% will be Alt-A loans and approximately 10% will be conforming loans. “Alt-A” mortgage loans consist primarily of high quality non-conforming jumbo mortgage loans (as set by Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), currently loans of over $333,700) that are first lien mortgage loans made to borrowers who have shown an ability to repay prior mortgage or consumer loans and as a result have high credit scores (minimum FICO scores of 630 with a targeted loan portfolio average of 680), as well as low loan-to-value (typically 80% or below). To the extent that any residential mortgage loan has a loan-to-value in excess of 80%, such loan will be covered by mortgage insurance. To the extent we acquire any mortgage-backed securities representing an investment in a pool of residential mortgage loans, we will only purchase the securities if we purchase 100% of the securities backed by the pool of residential mortgage loans.

     Commercial Mortgage Bridge Loans. Our commercial mortgage bridge loans will be short-term loans (usually one year with a one year extension), in an original principal amount between $1 million and $15 million and secured by a first lien on one or more real properties located in the United States. Additionally, we expect at least 50% of our commercial mortgage bridge loans will be guaranteed by an individual or entity. This entire commercial mortgage loan portfolio will be high quality, meaning:

•	loan-to-value ratio of 65% or lower;

•	loan secured by real estate that could easily be liquidated;

•	borrower and owner of the borrower, if applicable, have high credit ratings; and

•	the guarantor on an individually guaranteed commercial mortgage loan has a minimum FICO score of 630.

     Management, subject to the supervision of our board of directors and to the REIT provisions of the Internal Revenue Code, will evaluate and monitor our mortgage loans and determine when to acquire and how long to hold the assets in our portfolio. Management will actively manage our assets, and as a result, management may elect to sell the mortgage loans prior to maturity. In managing our investment portfolio, our management may also utilize the experience and relationships of our advisory board member.

     We will finance the acquisition of the initial portfolio of residential mortgage loans with the net proceeds of this offering and borrowings under our warehouse line of credit with JPMorgan Chase Bank, N.A. Our initial portfolio of commercial mortgage bridge loans will be purchased with the net proceeds of this offering. We will structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond, to the extent possible, to the rate and adjustment periods of our adjustable and floating rate mortgage loans. Our governing documents do not limit the amount of debt that we may incur. We anticipate maintaining a debt-to-equity ratio on our residential mortgage loans of up to a maximum of 10:1 and a debt-to-equity ratio on our commercial mortgage bridge loans of up to a maximum of 4:1; although these ratios may be higher or lower from time to time.

Our Initial Loan Portfolio

     Our initial portfolio of loans will consist of approximately $197.2 million of high quality residential mortgage loans and commercial mortgage bridge loans upon the closing of this offering.

     Residential Loans. Upon the closing of this offering, we will acquire approximately 432 residential mortgage loans totaling approximately $154.7 million in aggregate outstanding principal amount. Of the initial portfolio,    % will be Alt-A loans and    % will be conforming loans. Of the Alt-A loans, approximately 95% will have an initial fixed interest rate period of seven years or less and will be adjustable thereafter and approximately 5% will have fixed interest rates for the life of the loan. Of the conforming loans, approximately 95% will be ARMs and approximately 5% will have fixed interest rates for the life of the loan. The following table summarizes certain terms of the residential loans we expect to acquire upon the closing of this offering:

	Weighted	Average
	Average	Principal	Weighted	Weighted	Weighted
	Loan to	Amount	Average	Average	Average
	Value	Outstanding	Interest Rate	Initial Term	Remaining Term

Ten Year Fixed Rate Loans	37%	$123,750	5.25%	360 Months	58 Months
Fifteen Year Fixed Rate Loans	56%	$103,064	5.25%	360 Months	58 Months
Twenty Year Fixed Rate Loans	58%	$128,880	5.78%	360 Months	58 Months
Thirty Year Fixed Rate Loans	64%	$167,507	5.91%	360 Months	58 Months
7/23 Balloon Loans	64%	$273,000	5.00%	360 Months	58 Months
3/1 ARMS	72%	$433,311	4.58%	360 Months	58 Months
5/1 ARMS	73%	$326,122	5.20%	360 Months	58 Months
5/6 ARMS	73%	$356,100	5.22%	360 Months	58 Months
7/1 ARMS	72%	$443,152	5.11%	360 Months	58 Months
7/6 ARMS	80%	$999,900	5.50%	360 Months	58 Months
3/6 IO ARMS	72%	$709,450	4.71%	360 Months	58 Months
5/1 IO ARMS	75%	$176,250	5.50%	360 Months	58 Months
5/6 IO ARMS	73%	$454,889	4.87%	360 Months	58 Months
7/1 IO ARMS	70%	$407,700	5.42%	360 Months	58 Months
7/6 IO ARMS	68%	$491,942	5.32%	360 Months	58 Months

     Commercial Mortgage Bridge Loans. Upon the closing of this offering, we will acquire approximately $42.5 million commercial mortgage bridge loans. The following table summarizes certain terms of the commercial mortgage bridge loans we expect to acquire upon the closing of this offering:

Weighted	Average Principal	Weighted	Weighted Average
Average Loan to	Amount	Average	Fixed Charge	Weighted Average
Value	Outstanding	Interest Rate	Coverage Ratio	Initial Term

57.5%	$8,758,333	12.33%	______X	12 Months

Ownership of Our Shares

     Upon the closing of this offering, the purchasers of common stock in this offering, assuming no exercise of the underwriters’ over-allotment option, will own in the aggregate approximately    % of our outstanding common stock and our officers, directors, advisory board member and Sapphire Advisors LLC will own in the aggregate of approximately    %.

Relationships

     We will have a strategic relationship with Sunset Mortgage Company, L.P. (Sunset Mortgage) and two of its affiliates, Sunset Direct and Sunset Commercial. See “Certain Relationships—Relationship with Sunset Mortgage.” Sunset Mortgage was established in 1991 as a mortgage banking company. It now has a nationwide network of approximately 375 corporate branch offices throughout the United States which generated approximately $2.4 billion in mortgage loan originations in 2003. We have entered into an agreement with Sunset Mortgage, Sunset Direct and Sunset Commercial, pursuant to which we will have the right of first offer on the purchase of all residential mortgage loans and commercial mortgage bridge loans originated by these companies. The agreement is for a term of three years and automatically renews for one year terms unless either party gives notice of non-renewal at least 30 days prior to the expiration of the applicable renewal term. The purpose of this agreement is to provide us a potential source of mortgage loans meeting our investment criteria, and to provide Sunset a potential buyer for the mortgages it originates. The right of first offer agreement provides us the right, but not the obligation to acquire these loans at a mutually acceptable price. This agreement does not preclude us from acquiring competitive products from any other sources nor does it preclude Sunset Mortgage from refusing our offer. Neither Sunset Mortgage nor we received any compensation for entering into the right of first offer agreement. James Porter, the Chairman and Chief Executive Officer of Sunset Mortgage, has agreed to serve on our advisory board. As consideration for Mr. Porter joining our advisory board, he received 20,000 shares of restricted stock for a total purchase price of $20 (par value).

     For assistance with our formation, identifying a credit facility and identifying underwriters for this offering, Sapphire Advisors will receive, immediately prior to the closing of this offering, a warrant to acquire a number of shares of our common stock equal to 2.33% of the aggregate number of shares sold to the underwriters in this offering. The exercise price of the warrant will be the same as the price you pay for the common stock in this offering. In addition, as of the closing date of this offering, Sapphire Advisors will own a number of shares of common stock equal to 3% of the shares sold in this offering. As of December 31, 2003 Sapphire Advisors owned 311,127 shares that were acquired from us at formation for $21,333.

     As of the closing date of this offering, our Chairman, President and Chief Executive Officer, Bert Watson, will own a number of our shares of common stock equal to 1.5% of the shares sold in this offering. As of December 31, 2003 Bert Watson owned 155,540 shares that were acquired from us at formation for $10,666.

     In order to meet our costs related to this offering, including legal and accounting fees, and organizational expenses, Sapphire Advisors loaned us $30,000 on November 15, 2003. The loan has a term of one year and bears interest at a rate of 1.49% per annum. On December 8, 2003, Bert Watson, our Chairman, President and Chief Executive Officer, loaned us an additional $15,000 for costs related to this offering and organizational expenses on the same terms as the loan made by Sapphire Advisors. On December 26, 2003, Scott Silver, a principal of Sapphire Advisors, personally loaned us $100,000 for costs related to this offering and organizational expenses on the same terms as the previous two loans. We anticipate pre-paying all three loans without penalty with a portion of the proceeds from this offering.

Summary Risk Factors

     You should review the “Risk Factors” beginning on page 8 for a discussion of material risks that should be considered before investing in our common stock. Some of these risk factors include:

•	We were organized in October 2003, and have no operating history.

•	Our management team has no experience managing a REIT.

•	The yield on most of our investments will be sensitive to changes in prevailing interest rates and changes in prepayment rates, which may result in our borrowing rates exceeding asset yields and consequently reducing or eliminating net income derived from our investments.

•	We will be dependent on our warehouse line of credit, our ability to securitize our assets and, to a lesser extent, our ability to enter into reverse repurchase agreements for funding of our mortgage loan acquisitions. Any failure to obtain or maintain adequate funding under these financing arrangements or at attractive terms could harm our operations and our overall performance.

•	Our operations are expected to be highly leveraged and we are not limited as to the amount of debt we can incur, and any debt incurred will increase our exposure to losses.

•	Our operating and investment policies may be changed by our board of directors at any time without the consent of stockholders.

•	If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

•	We intend to use hedging strategies that involve risk and that may not be successful in insulating us from exposure to changing interest and prepayment rates.

•	Our articles of incorporation prohibit you from owing or transferring your shares to someone that would then own more than 9.8% of any class of our capital stock without prior board approval.

•	We may make distributions that include a return of capital.

Our Tax Status

     We intend to qualify and will elect to be taxed as a REIT under the REIT provisions of the Internal Revenue Code commencing with our taxable year ending December 31, 2004. Provided we qualify as a REIT, we generally will not be subject to federal corporate income tax on taxable income that is distributed to our stockholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income. Although we do not intend to request a ruling from the Internal Revenue Service as to our REIT status, upon the closing of this offering, we will receive an opinion from our counsel, Locke Liddell & Sapp LLP, with respect to our qualification as a REIT and the “Federal Income Tax Consequences” section of this prospectus identifying and fairly summarizing the federal income tax consequences that will likely be material to a holder of our common stock. This opinion was based on a number of assumptions and representations about our ongoing business and investment activities and other matters. No assurance can be given that we will be able to comply with these assumptions and representations in the future. Furthermore, this opinion is not binding on the IRS or any court. Failure to qualify as a REIT would render us subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and distributions to our stockholders would not be deductible by us. Even if we qualify for taxation as a REIT, we may be subject to federal, state and local taxes on our income and property. In connection with our election to be taxed as a REIT, our articles of incorporation impose restrictions on the transfer and ownership of our stock. See “Risk Factors—Tax Risks,” “Federal Income Tax Consequences—Taxation of Our Company—General” and “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Distribution Policy

     As a REIT, we are required to distribute annually at least 90% of our REIT taxable income to our stockholders. Our board of directors has the discretion to make distributions that include a return of capital. Distributions are usually taxable to stockholders as ordinary income, although a portion of the distribution may be designated as a capital gain or constitute a tax-free return of capital. Annually, we will provide each of our stockholders a statement detailing distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital. Because our ability to make distributions will depend upon a variety of factors, including the amount of our earnings and our financial condition, we are unable to predict when we will first make a distribution to our stockholders. We currently anticipate that our first distribution will be paid for the quarter ended June 30, 2004, including pro rata for the quarter ended March 31, 2004 (pro rated from the date of closing through March 31, 2004).

The Offering

Common stock offered	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	Our public offering expenses are estimated at $ (including underwriting discounts and commissions to be paid to the underwriters of $ ). We will use the net proceeds of $ from this offering and $ from our warehouse line of credit to purchase our initial portfolio of residential mortgage loans and $ of the net proceeds to purchase commercial mortgage bridge loans. Additionally, we will use a portion of our net proceeds to pre-pay loans in the aggregate principal amount of $145,000 made to us by Sapphire Advisors, Bert Watson and Scott Silver to pay costs related to this offering, including legal and accounting fees, and organizational expenses.

Proposed NYSE symbol(1)	SFO

(1) We have applied for listing on the NYSE under the proposed symbol “SFO.”

     Except as otherwise indicated, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

     The common stock to be outstanding after this offering is based on                     shares outstanding as of December 31, 2003, which excludes: (1) approximately             shares of our common stock available for future grants or issuances under our 2003 Share Incentive Plan (the exact number of shares reserved for future grants or issuances will be 10% of the number of shares outstanding immediately after giving effect to this offering); and (2) approximately             shares of common stock issuable upon exercise of a warrant to be issued to Sapphire Advisors immediately prior to the closing of this offering (the exact number of shares issuable upon exercise of this warrant will be a number equal to 2.33% of the number of shares sold to the underwriters in this offering).

     Assuming proceeds to us from this offering of $                    ($                    net proceeds) the underwriters would receive underwriting discounts and commissions of $                   , which is                    % of the net offering proceeds we expect to receive.

RISK FACTORS

     You should carefully consider the following risk factors in conjunction with the other information in this prospectus before deciding to invest in shares of our common stock. If any of the events described in any of the following risks occur, our business, assets, liquidity, operating results, prospects and financial condition could be adversely affected. As a result, our common stock’s trading price could decline and you could lose all or part of your investment in our common stock. The risk factors described below are not the only risks that may affect us. Additional risks and uncertainties not presently known to us or that we presently do not deem material may also adversely affect our business, assets, liquidity, operating results, prospects and financial condition.

Risks Related to Our Business and Operations

We do not have any operating history and might not be able to operate our business or implement our operating and investment policies successfully.

     We were formed in October 2003, and we do not have any operating history. The results of our operations will depend on many factors, including the availability of opportunities for the acquisition of residential mortgage loans and commercial mortgage bridge loans, the level and volatility of interest rates, readily accessible short-term and long-term funding alternatives in the financial markets and general economic conditions. Moreover, delays in investing the proceeds of any prepayments or repayments on our mortgage loans or the net proceeds of any future offering may cause our performance to be weaker than other fully invested mortgage REITs pursuing comparable investment strategies. You will not have the opportunity to evaluate the manner in which we invest or the economic merits of particular assets to be acquired by us in the future prior to our investment. Furthermore, we face the risk that we might not successfully implement our operating and investment policies or operate our business as described in this prospectus.

Our management team has no experience managing a REIT.

     Our management team has never managed a REIT, nor have they sponsored a program with investment objectives similar to our investment objectives. Because of management’s lack of REIT experience and the fact that management has never sponsored a program with investment objectives similar to ours, we might not be able to successfully implement our operating and investment policies.

An interruption or reduction in the securitization markets or change in terms offered by these markets could have a material adverse effect on our results of operations, financial condition and business prospects.

     We anticipate that a primary future source of our funding will be securitizations of our mortgage loans. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and conditions in the asset-backed securities market specifically. In addition, poor performance of any loans we may securitize in the future could harm our future access to the securitization market. Accordingly, a decline in the securitization market or in our ability to obtain attractive terms could have a material adverse effect on our results of operations, financial condition and business prospects.

Failure to obtain or maintain adequate funding under warehouse facilities and reverse repurchase agreements may harm our results of operations.

     Although we expect to fund future acquisitions primarily through securitizations and our warehouse lines of credit, and to a lesser extent we may use borrowings under reverse repurchase agreements to acquire mortgage loans. Any failure to obtain or maintain adequate funding under our warehouse lines of credit or our inability to enter into reverse repurchase agreements at attractive terms could harm our operations and our overall performance. An increase in the cost of financing in excess of any change in the income derived from our mortgage assets could also harm our earnings and reduce the cash available for distributions to our stockholders.

If the value of the assets we pledge to secure loans declines, we will experience losses and may lose our REIT status.

     A substantial portion of our borrowings are expected to be in the form of collateralized borrowings. If the value of the assets pledged to secure our borrowings were to decline, we would be required to post additional collateral, reduce the amount borrowed or suffer forced sales of the collateral. If sales were made at prices lower than the carrying value of the collateral, we would experience additional losses. If we are forced to liquidate qualified REIT real estate assets to repay borrowings, there can be no assurance that we will be able to maintain compliance with the REIT provisions of the Internal Revenue Code regarding asset and source of income requirements. If we are unable to maintain our status as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

Termination of our agreement with Sunset Mortgage or poor performance by Sunset Mortgage may increase the cost to us of acquiring loans.

     Sunset Mortgage and two of its affiliates have entered into a three year agreement (automatically renewable for one year terms) with us, granting us a right of first offer to purchase residential mortgage loans and commercial mortgage bridge loans that satisfy criteria specified by us. If the agreement is terminated or not renewed by the parties, if Sunset Mortgage and its affiliates do not accept our offer or perform poorly so that they have fewer loans to offer to us, we may face substantial competition in acquiring other suitable investments from other sources, which could increase our costs.

Future revisions to our policies can be made without stockholder consent creating uncertainty for investors that may increase the risk and change the nature of your investment.

     Our board of directors has established our operating and investment policies. Although our board of directors has no current intention to do so, these policies may be amended or revised at any time at the discretion of our board without a vote of our stockholders. A change in these policies may increase the risk and change the nature of your investment.

Our operations are expected to be highly leveraged, without limit as to the amount of debt we can incur and any debt incurred will increase our exposure to losses.

     We initially expect to leverage our assets primarily with loans under our warehouse line of credit, and to a lesser extent, with reverse repurchase agreements and securitizations, and thereafter, assuming appropriate market conditions, primarily through securitizations. The terms of these borrowings may provide for a fixed or adjustable rate of interest, and may provide for any term to maturity that we deem appropriate. Leverage can reduce the net income available for distributions to stockholders. If the interest income on the assets we purchase with borrowed funds fails to cover the cost of the borrowings, we will experience net interest losses and may experience net losses and erosion or elimination of your equity.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

     In order to qualify as a REIT, we must ensure that at the end of each calendar quarter at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, generally, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may limit our ability to hedge effectively.

     The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our mortgage loan assets. Under these provisions, our annual income from qualified hedges, together with any other income not generated from qualified REIT real estate assets, is limited to less than 25% of our gross income. In addition, we must limit our aggregate income from hedging and services from all sources, other than from qualified REIT real estate assets or qualified hedges, to less than 5% of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques. This could leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear. If we were to violate the 25% or 5% limitations, we might have to pay a penalty tax equal to the amount of our income in excess of those limitations, multiplied by a fraction intended to reflect our profitability. If we fail to satisfy the 25% or 5% limitations, unless our failure was due to reasonable cause and not due to willful neglect, we could lose our REIT status for federal income tax purposes.

We may not be able to achieve our leverage goals, which could cause us to experience losses or reduced profits.

     Our ability to achieve our investment objectives depends to a significant extent on our ability to borrow money in sufficient amounts and at rates lower than the interest rates earned on our mortgage loans. We may not be able to achieve the degree of leverage we believe to be optimal due to decreases in the number of our mortgage loans we can borrow against, decreases in the market value of our mortgage loans, changes in the availability of financing in the market, conditions then applicable in the lending market and other factors. This may cause us to experience losses or reduced profits.

     Specifically, we do not currently have a warehouse line or other credit facility that may be used to purchase commercial mortgage bridge loans. Until such time as we are able to secure a facility to acquire these loans, we will not be able to use leverage to purchase commercial mortgage bridge loans, which could adversely effect our earnings and reduce the cash available for distributions to our stockholders. In addition, we cannot assure you that we will be able to obtain such a facility on favorable terms or at all.

Risks Related to Mortgage Loans and Our Acquisition Activities

Interest rate fluctuations will affect the value of our mortgage loans, our net income and the market value of our net assets.

     Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations can adversely affect our income and the value of our common stock in many ways and present a variety of risks, including the risk that our borrowing rates exceed our asset yields.

     Our operating results will depend in large part on differences between the income from our assets (net of credit losses) and our borrowing costs. Initially, we intend to fund a substantial portion of our assets with borrowings that have interest rates that reset relatively rapidly, such as monthly or quarterly. We anticipate that, in most cases, the income from our assets will respond more slowly to interest rate fluctuations than the cost of our borrowings, creating a potential mismatch between asset yields and borrowing rates. Consequently, increases in the cost of our borrowings will tend to decrease our net income and market value of our net assets. Interest rate fluctuations resulting in our interest expense exceeding interest income on our assets would result in our incurring operating losses.

Variances in the yield curve may adversely affect our net income and the market value of our net assets.

     The relationship between short-term and long-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than long-term interest rates. If short-term interest rates rise disproportionately relative to long-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because our borrowings will primarily bear interest at short-term rates and our assets will primarily bear interest at medium-term to long-term rates, a flattening of the yield curve will tend to decrease our net income and market value of our net assets. Additionally, to the extent cash flows from long-term assets that return scheduled and unscheduled principal are reinvested, the spread between the yields of the new assets and available borrowing rates may decline and also may tend to decrease the net income and market value of our net assets. It is also possible that short-term interest rates may adjust relative to long-term interest rates such that the level of short-term rates exceeds the level of long-term rates (a yield curve inversion). In this case, our borrowing costs may exceed our interest income and we could incur operating losses.

Actual and implied interest rate volatility will affect the value of our mortgage loans and the value of the instruments we use to hedge our funding costs.

     Actual and implied interest rate volatility can be created by many factors beyond our control. Interest rate volatility will adversely affect the value of our mortgage loans and the value of the instruments we use to hedge our funding costs.

Prepayment rates on our mortgage loan assets could increase, thus adversely affecting our yields.

     The value of our mortgage loan assets may be affected by prepayment rates. Prepayment rates are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage assets generally increase. If general interest rates decline as well, the prepayment proceeds received during these periods are likely to be reinvested by us in assets yielding less than the yields on the investments that were prepaid. In addition, the market value of the mortgage loan assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loan assets generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain investments.

     In addition, prepayments of loans receivable may affect our “spread” on any pools of mortgage loans that we securitize. Prepayments of mortgage loans that have higher interest rates negatively impact the value of our retained interests to a greater extent than prepayments of loans that have lower interest rates. Prepayments in excess of our assumptions will cause a decline in the value of our retained interests primarily relating to the excess funds expected from our securitization transactions. For example, if a $1.0 million loan with an interest rate of 10% prepays and the “all-in cost” of the mortgage-backed securities that such loan was securing was 7%, we would lose the 3% spread expected on that loan in future periods. Our “all-in cost” includes interest, servicing and other on-going costs.

We might experience reduced net interest income or a loss from holding fixed rate investments during periods of rising interest rates.

     We may fund our acquisition of fixed rate mortgage loans with short-term floating rate debt instruments. During periods of rising interest rates, our costs associated with borrowings used to fund the acquisition of fixed rate mortgage loans are subject to increases while the income we earn from these assets remains substantially fixed. This would reduce and could eliminate the net interest spread between the fixed rate mortgage loans that we purchase and our borrowings used to purchase them, which would reduce our net interest income and could cause us to suffer a loss.

We may be subject to the risks associated with inadequate or untimely services from sub-servicers, which may adversely affect our results of operations.

     We will contract for the sub-servicing of our loans with third-party sub-servicers. This arrangement will allow us to increase the volume of the loans we purchase without incurring the expenses associated with servicing operations. However, as with any external service provider, we will be subject to the risks associated with inadequate or untimely services. We do not currently have any arrangements in place for the servicing of our loans, but will upon the closing of this offering. Many borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in our delinquency rate that results from improper servicing or mortgage loan performance in general could adversely affect our ability to securitize our mortgage loans in the future.

     It is customary for sub-servicing agreements with third-party sub-servicers to provide that if we terminate the agreement without cause, we would be required to pay the third-party sub-servicer a fee. Depending upon the size of our loan portfolio being sub-serviced at any point in time, the termination penalty that we would be obligated to pay upon termination without cause could be substantial.

     We will subcontract with sub-servicers to service loans in our securitizations. With respect to such loans, the related pooling and servicing agreements will permit us to be terminated as servicer under specific conditions described in such agreements, which generally include the failure to make payments, including servicing advances, within specific time periods. Termination would usually be at the option of the trustee, financial guaranty insurer and/or security holders. If, as a result of a sub-servicer’s failure to perform adequately, we were terminated as servicer of a securitization, the value of any servicing rights we hold would be adversely impacted.

Our investment strategy contemplates acquiring commercial loans which generally involve a greater risk of loss than residential loans.

     Commercial loans are considered to involve a higher degree of risk than residential loans because of a variety of factors, including generally larger loan balances, dependency for repayment on successful operation of the mortgaged property and tenant businesses operating on the property, and loan terms that include amortization schedules longer than the stated maturity which provide for balloon payments at stated maturity rather than periodic principal payments.

We have risk of loss on our mortgage loan assets.

     The value of our residential and commercial mortgage loan assets may be affected adversely by a number of factors, including, but not limited to:

•	national, regional and local economic conditions;

•	changes or continued weakness in specific industry segments;

•	declining real estate property values;

•	geographic concentration of our mortgage loans and natural hazard risks affecting those regions;

•	with respect to commercial property, perceptions by prospective tenants, retailers and shoppers of the safety, convenience, services and attractiveness of the property;

•	with respect to commercial property, the willingness and ability of the property’s owner to provide capable management and adequate maintenance;

•	construction quality, age and design;

•	demographic factors;

•	retroactive changes to building or similar codes; and

•	increases in operating expenses (such as energy costs).

Our investment strategy includes investing in commercial mortgage bridge loans that may not be secured by income producing real properties, which may involve greater risks of loss.

     We intend to acquire commercial mortgage bridge loans secured by property which may not be income-producing which involves a higher degree of risk than long-term senior mortgage lending secured by income-producing real property. This increased risk is due to of a variety of factors, including difficulties in finding suitable long-term financing and loan terms that often require little or no amortization.

An additional type of leverage contemplated by our investment strategy, reverse repurchase agreements, the risk that the market value of the assets that we are required to repurchase may decline below the repurchase price of the assets we have sold.

     We may enter into reverse repurchase agreements to finance a portion of our future portfolio purchases. Reverse repurchase agreements involve sales by us of portfolio assets, concurrently with an agreement by us to repurchase these assets at a later date at a fixed price. During the reverse repurchase agreement period, we continue to receive principal and fixed rate interest payments on these assets. These types of transactions involve the risk that the market value of the assets we sold but are obligated to repurchase will decrease below the amount of our repurchase obligation under the agreement. In addition, if the buyer of assets under a reverse repurchase agreement files for bankruptcy or becomes insolvent, our use of the proceeds of the agreement may be restricted pending a determination by the other party or its trustee or receiver whether to enforce our obligation to repurchase the securities. Reductions in the market value of the portfolio assets sold pursuant to a reverse repurchase agreement below the amount of our repurchase obligation may require us to sell additional assets or borrow additional funds to meet our repurchase obligations. As a result, these transactions could adversely affect our results of operations and cash available for distribution to our stockholders.

We intend to use hedging strategies that involve risk and that may not be successful in insulating us from exposure to changing interest and prepayment rates.

     We intend to enter into hedging transactions primarily to protect ourselves from the effect of interest rate fluctuations on our floating rate borrowings and also to protect our portfolio of mortgage loans from interest rate fluctuations. Because the decision to engage in particular hedging activities will depend upon market conditions, we cannot quantify the extent to which any particular hedging activity will be utilized. We anticipate that these hedging activities will include, among other derivative securities, short sales, purchases of treasury options, mortgage-backed securities and futures, interest rate swaps, caps and floors and other transactions involving derivative securities. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates.

     Our directors will be responsible for reviewing the extent and effect of our hedging activities. The amount of income we may earn from our hedging instruments is subject to limitations under the REIT provisions of the Internal Revenue Code. These limitations may result in management electing to have us bear a level of interest rate risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing such risk is advisable to maintain our status as a REIT.

Interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates, which could harm our results of operations.

     During periods of rising and volatile interest rates, there is a higher demand for hedging transactions as parties seek to mitigate the risks associated with the interest rate environment. A greater demand for hedging transactions makes entering into those transactions more expensive, even though the potential benefits of hedging remain relatively constant. To the extent more parties seek to hedge interest rate risk, we may incur greater expense to enter into such transactions, which could adversely affect our results of operations.

Competition might prevent us from acquiring mortgage loan assets at favorable yields, which would harm our results of operations.

     Our net income depends on our ability to acquire mortgage loans at favorable spreads over our borrowing costs. In acquiring mortgage loan assets, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds and other lenders and entities that purchase mortgage loans, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient mortgage loans at favorable spreads over our borrowing costs, which would harm our results of operations.

We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth and negatively affect our results of operations.

     Our ability to expand through acquisitions of loan portfolios is integral to our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable assets that meet our acquisition criteria or in consummating acquisitions on suitable terms. Failure to identify or consummate acquisitions will reduce the number of acquisitions we complete and slow our growth, which could in turn adversely affect our stock price.

Our mortgage loans may be concentrated in specific geographic regions and any adverse market or economic conditions in those regions may have a disproportionately adverse effect on the ability of our customers to make their loan payments.

     Our mortgage loans in our initial portfolio are and may continue to be concentrated in specific geographic regions. For example, in our initial portfolio, 32.9% (by outstanding principal balance) of our residential mortgage loans were originated with borrowers located in California. Adverse market or economic conditions in a particular region may disproportionately increase the risk that borrowers in that region are unable to make their mortgage payments. In addition, the market value of the real estate securing those mortgage loans could be adversely affected by adverse market and economic conditions in that region. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in that geographic region could adversely affect both our net interest income from loans in our portfolio as well as our ability to sell and securitize loans, which would significantly harm our revenues and results of operations.

We may be required to repurchase mortgage loans that we have sold or to indemnify holders of our mortgage-backed securities.

     If any of the mortgage loans that we securitize do not comply with the representations and warranties that we make about the characteristics of the loans, the borrowers and the properties securing the loans, we may be required to repurchase those loans that we have securitized, or replace them with substitute loans or cash. If this occurs, we may have to bear any associated losses directly. In addition, we may be required to indemnify the purchasers of such loans for losses or expenses incurred as a result of a breach of a representation or warranty made by us. Repurchased loans typically require an allocation of working capital to carry on our books, and our ability to borrow against such assets is limited, which could limit the amount by which we can leverage our equity. Any significant repurchases or indemnification payments could significantly harm our cash flow and results of operations.

New legislation may restrict our ability to acquire and sell mortgage loans, negatively impeding our revenues.

     In recent years, federal and several state and local laws, rules and regulations have been adopted, or are under consideration, that are intended to eliminate certain lending practices, often referred to as “predatory” lending practices, that are considered to be abusive. Many of these laws, rules and regulations restrict commonly accepted lending activities and impose additional costly and burdensome compliance requirements. These laws, rules and regulations impose certain restrictions on loans on which certain points and fees or the annual percentage rate, or APR, meets or exceeds specified thresholds. Some of these restrictions expose a lender to risks of litigation and regulatory sanction regardless of how carefully a loan is underwritten. In addition, an increasing number of these laws, rules and regulations seek to impose liability for violations on the purchasers of mortgage loans, regardless of whether a purchaser knew of or participated in the violation. Accordingly, as a purchaser of mortgage loans, in certain states we may be subject to liability for any loans that do not comply with these laws, rules and regulations. In addition, the third parties that purchase or provide financing for our loans will not want and will not be contractually required, to purchase or finance loans that do not comply with these laws, rules and regulations.

     The difficulty of managing the compliance risks presented by these laws, rules and regulations may decrease the availability of warehouse financing and the overall demand for the purchase of our loans. These laws, rules and regulations will increase our cost of doing business as we will be required to develop systems and procedures to ensure that we do not violate any aspect of these requirements.

     Our goal is to avoid purchasing loans that meet or exceed the APR or “points and fees” threshold of these laws, rules and regulations. If we elect to relax our self-imposed restrictions on purchasing loans, subject to these laws, rules and regulations, we will be subject to greater risks for actual or perceived non-compliance with the laws, rules and regulations, including demands for indemnification or loan repurchases from the parties to whom we broker or sell loans, class action lawsuits, increased defenses to foreclosure of individual loans in default, individual claims for significant monetary damages, and administrative enforcement actions. Any of the foregoing could significantly harm our business, cash flow, financial condition, liquidity and results of operations.

One-action rules may harm the value of the security interest.

     Several states have laws that prohibit more than one action to enforce a mortgage obligation, and some courts have construed the term “action” broadly. In such jurisdictions, if the judicial action is not conducted according to law, there may be no other recourse in enforcing a mortgage obligation, thereby decreasing the value of the security interest.

Risks Related to this Offering and Our Structure

Potential future offerings could dilute the interest of our common stockholders.

     We expect in the future to increase our capital resources by making additional offerings of equity and debt securities, including classes of preferred stock and common stock. The effect of additional equity offerings may be the dilution of the equity of stockholders or the reduction of the price of shares of the common stock, or both. We are unable to estimate the amount, timing or nature of additional offerings as they will depend upon market conditions and other factors.

Investors in this offering will experience immediate and significant dilution in the book value per share.

     The initial public offering price of our common stock is substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $   in net tangible book value per share of common stock from the price payable for our common stock in this offering.

Failure to maintain exemption from the Investment Company Act would adversely affect our results of operations.

     We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act of 1940. Accordingly, we do not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate.” Under the current interpretations of the staff of the Securities and Exchange Commission (Commission), in order to qualify for this exemption, we must, among other things, maintain at least 55% of our assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate and an additional 25% of our assets in the same type of assets. In addition, unless certain mortgage-backed securities represent all the certificates issued with respect to an underlying pool of mortgage loans, such securities may be treated as securities separate from the underlying mortgage loans and thus, may not qualify as qualifying interests in real estate for purposes of the 55% requirement. The types of assets we acquire, therefore, will be limited to those that enable us to comply with the Commission’s interpretations. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would be unable to conduct our business as described in this prospectus. Any such failure to qualify for such exemption would have a material adverse affect on our results of operations.

We may not be able to make distributions to our stockholders in the future.

     We intend to make quarterly distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. However, our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend upon our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. We may not be able to pay distributions in the future or we may pay distributions that represent a return of capital.

Our articles of incorporation do not permit ownership in excess of 9.8% of any class or series of our capital stock, and attempts to acquire any class or series of our capital stock in excess of the 9.8% limit without prior approval from our board of directors may be void; these restrictions may have an anti-takeover effect on us.

     For the purpose of preserving our REIT qualification, our articles of incorporation prohibit beneficial or constructive ownership by any person of more than 9.8% of the aggregate value of the outstanding shares of any class or series of our capital stock. Our articles of incorporation’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of any class or series of our capital stock outstanding by an individual or entity could cause that individual or entity to own constructively in excess of 9.8% of any class or series of our capital stock outstanding, and thus be subject to the ownership limitations. Any attempt to own or transfer shares of our capital stock in excess of the ownership limit without the consent of the board of directors may be void, and could result in the shares being automatically transferred to a charitable trust. This provision of our articles of incorporation may have an anti-takeover effect and may prevent stockholders from receiving a control premium for their shares.

Certain provisions of Maryland law may have an anti-takeover effect and investors may be prevented from receiving a control premium for their shares.

Provisions contained in Maryland general corporation law may have effects that delay, defer or prevent takeover attempts, which may prevent stockholders from receiving a control premium for their shares. For example, these provisions may defer or prevent tender offers for our common stock or purchases of large blocks of our common stock, thereby limiting the opportunities for our stockholders to receive a premium for their common stock over then-prevailing market prices. Although our articles of incorporation contain a provision exempting the acquisition of common stock by any person from the control share acquisition statute, there can be no assurance that such provision will not be amended or eliminated at any time in the future.

     Maryland statutory law provides that an act of a director relating to or affecting an acquisition or a potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director. Hence, directors of a Maryland corporation are not required to act in takeover situations under the same standards as apply in Delaware and other jurisdictions.

We indemnify our officers and directors and their liability is limited under applicable law.

     Our articles of incorporation limit the liability of our directors and officers to us and our stockholders to the fullest extent permitted by Maryland law, and our articles of incorporation and bylaws provide for indemnification of our directors to the extent allowed under Maryland law. In addition, we have entered into indemnification agreements which provide for indemnification of our officers and directors to the fullest extent allowed under Maryland law. We intend to have director’s and officer’s insurance for our benefit and the benefit of our officers and directors.

Employee benefit plans should consider ERISA risks of investing in our common stock.

     Fiduciaries of employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA), should consider the ERISA fiduciary responsibility provisions before authorizing an investment by a plan in our common stock. In addition, fiduciaries of employee benefit plans or other retirement arrangements (such as individual retirement accounts or certain H.R. 10 or Keogh Plans) which are subject to Title I of ERISA, and/or Section 4975 of the Internal Revenue Code, as well as any entity, including an insurance company general account, whose underlying assets include plan assets by reason of a plan or account investing in such entity, should consult with their legal counsel to determine whether an investment in our common stock will cause our assets to be considered plan assets pursuant to the plan asset regulations set forth at 29 C.F.R. Section 2510.3-101, thereby subjecting our assets to the prohibited transaction rules and fiduciary responsibility provisions of ERISA, or cause the excise tax provisions of Section 4975 of the Internal Revenue Code to apply to our assets, unless some exception or exemption granted by the Department of Labor applies to the acquisition, holding and transfer of the common stock.

Tax Risks

     An investment in our common stock has various federal income tax risks. Although the provisions of the Internal Revenue Code relevant to your investment are generally described in “Federal Income Tax Consequences” beginning on page 56, we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and our income will be subject to taxation, reducing our earnings available for distribution.

     We intend to qualify as a REIT under the Internal Revenue Code, which will afford us significant tax advantages. The requirements for this qualification, however, are highly technical and complex and even a technical or inadvertent mistake could jeopardize our REIT status. If we fail to meet these requirements and lose our REIT qualification, our distributions will not be deductible by us and we will have to pay a corporate level tax on our income. This would substantially reduce our earnings, our cash available to pay distributions and your yield on your investment in our common stock. In addition, such a tax liability might cause us to borrow funds, liquidate some of our investments or take other steps which could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we would not qualify as a REIT for the year in which we lost or revoked our REIT election and we would generally be disqualified from electing treatment as a REIT for the four taxable years following the year in which our REIT status was lost.

We may be unable to comply with the strict income distribution requirements applicable to REITs or compliance with such requirements could adversely affect our financial condition.

     To obtain the favorable treatment associated with qualifying as a REIT, we must distribute to our stockholders with respect to each year at least 90% of our REIT taxable income. In addition, we are subject to a tax on the undistributed portion of our income at regular corporate rates and also may be subject to a non-deductible 4% excise tax on this undistributed income. We could be required to either sell assets or borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing, which could adversely affect our financial condition.

Our ability to satisfy the income and asset tests applicable to REITs will be dependent on the nature of our assets, the sources of our income, and factual determinations, including the value of the real property underlying our loans.

     As a REIT, 75% of our assets must consist of specified real estate related assets and other specified types of investments, and 75% of our gross income must be earned from real estate related sources and other specified types of income. If the value of the real estate securing each of our loans, determined at the date of acquisition of the loans, is less than the highest outstanding balance of the loan for a particular taxable year, then a portion of that loan will not be a qualifying real estate asset and a portion of the interest income will not be qualifying real estate income. Accordingly, in order to determine the extent to which our loans constitute qualifying assets for purposes of the REIT asset tests and the extent to which the interest earned on our loan constitutes qualifying income for purposes of the REIT income tests, we will need to determine the value of the underlying real estate collateral at the time we acquire each loan. Although we will seek to be prudent in making these determinations, there can be no assurance that the IRS might not disagree with our determinations and assert that a lower value is applicable, which could negatively impact our ability to qualify as a REIT. These considerations also might restrict the types of loans that we can make in the future. In addition, the need to comply with those requirements may cause us to acquire other assets that qualify as real estate that are not part of our overall business strategy and might not otherwise be the best investment alternative for us.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for federal income tax purposes.

     A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us.

Even if we qualify as a REIT, the income earned by a taxable REIT subsidiary will be subject to federal income tax.

     We formed a taxable REIT subsidiary on November 14, 2003 and may in the future own one or more additional taxable REIT subsidiaries. We expect that these entities will earn income that might otherwise jeopardize our status as a REIT. A taxable REIT subsidiary is taxed as a regular C corporation, and the income from the activities described above, and other income earned by our taxable REIT subsidiaries will therefore be subject to a corporate level tax, notwithstanding that we qualify as a REIT.

The REIT qualification rules impose limitations on the types of investments and activities that we may undertake which may preclude us from pursuing the most economically beneficial investment alternatives.

     In order to qualify as a REIT, we must satisfy certain income and asset tests, which require that a specified percentage of our income and assets be comprised of certain types of income and assets. Satisfying these requirements might limit our ability to undertake investments and activities that would otherwise be beneficial to us. For example, hedging instruments are not qualifying assets for purposes of the REIT asset tests, and income from hedging instruments is not qualifying income for purposes of the 75% income test. Moreover, only income from hedging instruments that reduce the interest rate risk with respect to debt incurred by us to acquire or carry real estate assets is qualifying income for purposes of the 95% income test. Therefore, in order to maintain our qualification as a REIT, we may choose not to engage in certain hedging transactions, even though such transactions might otherwise be beneficial for us.

The “taxable mortgage pool” rules may limit the manner in which we effect future securitizations.

     There is a significant likelihood that our future securitizations would be considered to result in the creation of taxable mortgage pools. As a REIT, so long as we own 100% of the equity interests in the taxable mortgage pool, we would not be adversely affected by the characterization of our securitizations as taxable mortgage pools (assuming that we do not have any stockholders who might cause a corporate income tax to be imposed upon us by reason of our owning a taxable mortgage pool). We would be precluded, however, from selling to outside investors equity interests in our securitizations or from selling any debt securities issued in connection with the securitization that might be considered to be equity interests for tax purposes. These limitations will preclude us from using certain techniques to maximize our returns from securitization transactions.

Recent change in taxation of corporate distributions may adversely affect the value of our shares.

     The Jobs and Growth Tax Relief Reconciliation Act of 2003 that was signed into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on distributions received from a regular C corporation. This reduced tax rate, however, will not apply to distributions made to individuals by a REIT on its stock, except for certain limited amounts. While the earnings of a REIT that are distributed to its stockholders will still generally be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level income tax, this legislation could cause individual investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation. This may be the case because the distributions from regular C corporations would generally be taxed at a lower rate while distributions from REITs will generally be taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our common stock in particular, either in terms of price or relative to other investments.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND MARKET DATA

     Some of the statements under “Prospectus Summary,” “Risk Factors,” “Distribution Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Company” and elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

     The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, prospects, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. You should carefully consider these risks before you make an investment decision with respect to our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in this prospectus, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Company;”

•	general volatility of the capital markets and potential volatility in the market price of our common stock;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of competition.

     Industry and market data included in this prospectus is based on, among other things, publicly available information, industry publications, data compiled by market research firms and similar sources. Although we believe that this information is reliable, we have not independently verified any of this information and we cannot assure you that it is accurate.

USE OF PROCEEDS

     We expect to use the proceeds from this offering as follows:

Estimated Application of Proceeds of this Offering

Dollar
	Amount		Percent

Gross offering proceeds		$175,000,000	100%
Public offering expense	$			%
Underwriting discount	$			%
Organizational expenses	$			%
Amount available for investment	$			%

Costs and fees related to purchase of residential mortgage loans	$		....	%
Costs and fees related to purchase of commercial mortgage loans	$			%

Repayment of loans made to cover costs related to this offering and organizational expenses		$145,000	....	%
Working capital reserve		$5,000,000		%

Proceeds invested	$		....	%
Public offering expenses	$			%

Total application of proceeds		$—	100%

     We will also borrow $       under our warehouse line of credit to purchase an additional $       of residential mortgage loans. Together with the $       of proceeds (assuming a $15.00 per share offering price), we will acquire approximately $       of residential loans and $       of commercial mortgage bridge loans.

DISTRIBUTION POLICY

     We intend to distribute substantially all of our REIT taxable income (which does not ordinarily equal net income as calculated in accordance accounting principles generally accepted in the United States (GAAP)) to stockholders in each year. We intend to make regular quarterly distributions to holders of our common stock. We intend to pay a pro rata distribution with respect to the period commencing on the completion of this offering and ending June 30, 2004, based on $   per share for a full quarter. On an annualized basis, this would be $  per share, or an annual distribution rate of approximately $——% based on the initial public offering price. We expect approximately    % of these distributions will represent a return of capital for the tax period ending December 31, 2004. We intend to declare four regular quarterly distributions to be paid out of funds readily available for the payment of distributions. Our distribution policy is subject to revision at the discretion of our board of directors. All distributions will be made by us at the discretion of our board of directors and will depend on our earnings and financial condition, maintenance of REIT status, applicable provisions of the Maryland General Corporation Law (MGCL) and such other factors as our board of directors deems relevant.

     In order to maintain our qualification as a REIT under the Internal Revenue Code, we must make distributions to our stockholders each year in an amount at least equal to (1) 90% of our REIT taxable income (before deduction of distributions paid and not including any net capital gain), plus (2) 90% of the excess of the net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code, minus (3) any excess noncash income. Our “REIT taxable income” for any year means our taxable income for such year (excluding any net income derived either from property held primarily for sale to customers or from foreclosure property) subject to certain adjustments provided in the REIT provisions of the Internal Revenue Code.

     It is anticipated that distributions generally will be taxable as ordinary income to our stockholders, although a portion of such distributions may be designated by us as capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gain or return of capital.

CAPITALIZATION

     The following table sets forth our capitalization at December 31, 2003, (1) on an actual basis and (2) as adjusted to reflect the sale of 11,666,667 shares of common stock offered in this prospectus at an assumed initial public offering price per share at the mid-point of the offering range of $14.00 to $16.00:

	As of December 31, 2003

	Actual	As Adjusted(1) (2)

Preferred stock, par value $.001 Authorized – 50,000,000 shares None issued and outstanding	$0		$0
Common stock, par value $.001 Authorized – 100,000,000 shares Issued and outstanding – 467,785 shares(3)(4)
(as adjusted – 12,211,667 shares)	468
Additional paid-in capital	47,405
Retained earnings (deficit)	(21,562)

Total capitalization	$26,311	$

(1)	After deducting offering expenses estimated to be $ , payable by us, and assuming no exercise of the underwriters’ over-allotment option to purchase up to an additional shares of our common stock.

(2)	Does not include (1) shares of common stock available for future grants and issuances under our 2003 Share Incentive Plan, (2) approximately 281,500 shares of common stock issuable upon exercise of stock options to be issued to our executive officers and directors immediately prior to the closing of this offering under our 2003 Share Incentive Plan and (3) approximately 350,000 shares of common stock issuable upon exercise of warrants to be issued to Sapphire (which number of shares may be subject to upward or downward adjustment depending on the number of shares sold in the offering). See “Management of Our Company—Stock Options” and “Certain Relationships.”

(3)	466,667 of the 467,785 shares of common stock presently outstanding are collectively owned by Bert Watson, our Chairman, President and Chief Executive Officer, and Sapphire Advisors, our advisor. The actual number of shares owned by Mr. Watson and Sapphire Advisors will be adjusted upward or downward (depending upon the actual number of shares sold in this offering) immediately prior to the closing of the initial public offering so that these two stockholders will collectively own (excluding any options or warrants held by them) a number of shares equal to 4.5% of the number of shares that are sold to the public in this offering (excluding the underwriters’ over-allotment option). To the extent the underwriters exercise their over-allotment option, Mr. Watson and Sapphire Advisors will be given an additional pro rata share grant equal to 1.5% and 3%, respectively, of the number of shares sold pursuant to the exercise of the over-allotment option.

(4)	Does not include 18,882 of the 20,000 shares of restricted stock granted to Mr. Porter. In accordance with Statement of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” these shares are not reflected as outstanding for accounting purposes until they vest.

DILUTION

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our outstanding shares of common stock.

     After giving effect to the sale of 11,666,667 shares of common stock offered by this prospectus at an assumed initial public offering price of $15.00 per share, the mid-point of the offering price range, and our receipt of approximately $       million in net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value will be approximately $       million, or $       per share of common stock. This amount represents an immediate increase in net tangible book value of $       per share to existing stockholders prior to this offering and an immediate dilution in pro forma net tangible book value of $       per share of common stock to investors in this offering.

     The following table illustrates this dilution to new investors:

Assumed initial public offering price		$15.00
Net tangible book value per share prior to this offering	$

Increase in net tangible book value per share to existing stockholders attributable to new investors	$

Pro forma net tangible book value per share after this offering	$

Dilution per share to new investors	$

     If the underwriters exercise their over-allotment option in full, there will be an increase in as adjusted net tangible book value to $  per share to existing stockholders and an immediate dilution in as adjusted net tangible book value of $   to new investors.

     The following table summarizes on the pro forma basis discussed above, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering. This table assumes that we will sell 11,666,667 shares in this offering at an assumed initial public offering price of $15.00 per share, the mid-point of the offering price range, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses payable by us in our calculations.

	Shares Purchased Assuming No
	Exercise of Underwriters'					Average
	Over-Allotment Option			Total Consideration		Price

	Number		Percentage	Amount	Percentage	Per Share

Existing stockholders	545,000	(1)(2)	4.46%	$31,000	.02%	$0.06
New investors	11,666,667	(1)	95.54	175,000,000	99.98	15.00

Total	12,211,667		100.00%	$175,031,000	100.00%

(1)	This number excludes (1) shares of our common stock available for future grants or issuances under our 2003 Share Incentive Plan; (2) approximately 281,500 shares issuable upon exercise of options to be issued to our executive officers and directors upon the closing of this offering, and (3) approximately 271,834 shares of common stock issuable upon exercise of warrants to be issued to Sapphire Advisors immediately prior to the closing of this offering. To the extent that these options or warrants are exercised, there will be further dilution to new investors.

(2)	Of these shares, 20,000 are held by James W. Porter, Jr. and the remainder are collectively owned by Bert Watson, our Chairman, President and Chief Executive Officer, and Sapphire Advisors, our advisor, but the actual number of shares owned by these two stockholders will be adjusted upward or downward (depending upon the actual number of shares sold in this offering) immediately prior to the closing of this offering so that these two stockholders will collectively own (excluding any options or warrants held by them) a number of shares equal to 4.5% of the number of shares sold to the public in this offering (excluding the over-allotment option). To the extent that the underwriters exercise their over-allotment option, Mr. Watson and Sapphire Advisors will be given an additional pro rata share grant equal to 1.5% and 3%, respectively, of the number of shares sold pursuant to the exercise of the over-allotment option.

     If the underwriters exercise their over-allotment option in full, our existing stockholders would own    % and our new investors would own    % of the total number of shares of our common stock outstanding after this offering.

OUR STRUCTURE AND FORMATION TRANSACTION

     We were formed as a Maryland corporation in October 2003 by two promoters, Sapphire Advisors and Bert Watson, our Chairman, President and Chief Executive Officer. No member or manager of Sapphire Advisors has in the past served or currently serves as our officer, director or advisory board member. There are no plans for them to hold an officer, director or advisory board position with us.

     We will elect to be taxed as a REIT beginning with our taxable year ending December 31, 2004. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases, quarterly) operating results, various complex requirements under the Internal Revenue

Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable our company to meet the requirements for taxation as a REIT for federal income tax purposes.

     As a REIT, we generally will not be subject to federal income tax on REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some federal, state and local taxes on our income and property.

     In November 2003, we formed SFR Subsidiary, Inc., a wholly owned taxable REIT subsidiary. SFR Subsidiary will earn income and engage in activities that might otherwise jeopardize our status as a REIT. SFR Subsidiary will be taxed as a regular corporation and its income is subject to federal, state and local corporate level tax.

CERTAIN RELATIONSHIPS

Relationship with Sunset Mortgage

     On October 15, 2003, we entered into a three-year agreement with Sunset Mortgage and two of its affiliates, Sunset Direct and Sunset Commercial, pursuant to which we have the right of first offer on the purchase of all residential mortgage loans and commercial mortgage bridge loans originated by these companies. The agreement automatically renews for one year terms after the initial term unless terminated by either party at least 30 days prior to the expiration of the applicable term. Neither we nor Sunset and its affiliates paid any cash consideration for this agreement. The purpose of this agreement is to provide us a potential source of mortgage loans meeting our investment criteria and to provide Sunset an identified buyer of the mortgages it originates.

     Sunset Mortgage is a national mortgage banking company with a nationwide network of approximately 375 corporate branch offices throughout the United States that generated approximately $2.4 billion in mortgage loan originations in 2003. The right of first offer agreement provides us the right, but not the obligation to acquire these loans at a mutually acceptable price. This agreement does not preclude us from acquiring competitive products from any other sources nor does it preclude Sunset Mortgage and its affiliates from refusing our offer.

     Although not contractually committed to do so, we currently intend to purchase the mortgage loans offered to us pursuant to the right of first offer, subject to the availability of funds, compliance with our operating and investment policies and strategy as established and modified from time to time and whether the price is fair and the investment otherwise is suitable and in our best interests.

     Sunset Mortgage has informed us that it expects to continue to originate mortgage loans and other real estate related assets in the future and they will likely be sold by Sunset Mortgage to one or more third parties. However, we will only buy mortgage loans that satisfy our investment criteria. In addition, Sunset Mortgage and its affiliates may from time to time purchase mortgage loans for their own account. Except for the right of first offer on its mortgage loans, Sunset Mortgage and its affiliates will have no obligation to make any particular investment opportunities available to us.

     Currently, no officers, directors or partners of Sunset Mortgage or its affiliates are directors of our company. James W. Porter, Jr., Chairman and Chief Executive Officer of Sunset Mortgage, serves as a member of our advisory board. As consideration for being a founding member of our advisory board, he received a grant of 20,000 shares of common stock for a total purchase price of $20 (par value) which shares vest one year after the closing of this offering. Assuming an initial public offering price of $15.00 per share, the stock received by Mr. Porter has an aggregate value of $300,000. Our advisory board serves at the pleasure of the board of directors and it does not have decision making authority.

     Our Chairman, President and Chief Executive Officer, Bert Watson, was formerly the President of Sunset Commercial LLC and Flagship Capital Incorporated, a Florida corporation (Flagship) owned by Mr. Watson which was previously a member of the Sunset Commercial group. Flagship was engaged in the business of originating commercial mortgage loans. On October 15, 2003, Mr. Watson resigned from his position as President of Sunset Commercial and Flagship and his interest in Sunset Commercial was redeemed for a price of $1. On December 8, 2003, Mr. Watson made a loan to us for $15,000 in order to help pay costs related to this offering and organizational expenses. The loan has a term of one year and bears interest at the rate of 1.49% per annum. We expect to repay this loan with a portion of the proceeds we receive from this offering.

Relationship With Sapphire Advisors LLC

     Contemporaneously with the closing of this offering, we have agreed to grant to Sapphire Advisors a warrant to acquire up to approximately 271,834 shares of our common stock (assuming a $15.00 per share offering price) at an exercise price per share equal to the price of the common stock sold in this offering (the exact number of shares subject to the warrant will be equal to 2.33% of the number of shares sold to the underwriters in the initial public offering). The number of shares underlying the warrant and the purchase price of the underlying common stock were negotiated by Sapphire Advisors and our management team. The warrant will be issued to Sapphire in connection with its role in assisting us from and after the date of our formation, including:

•	assisting in our formation and the formation of our sole taxable REIT subsidiary;

•	assisting in recruiting our officers and directors;

•	identifying the underwriters; and

•	identifying and negotiating potential credit facilities.

     The warrant will be exercisable at any time after the first anniversary of the closing date of this offering and will expire 10 years from the date of issuance with the underlying shares subject to a three year lock-up agreement with one-third of the resale restrictions on the shares expiring on each of the first three anniversaries of the closing date of this offering. We have agreed to register the sale of these warrants and the common stock underlying these warrants with the Securities and Exchange Commission contemporaneously with this offering. We have further agreed with Sapphire to file a registration statement covering the resale of the common stock underlying the warrants on the first anniversary of this offering.

     On November 15, 2003, Sapphire Advisors made a loan to us in the amount of $30,000 to cover costs related to this offering and organizational expenses. The loan has a term of one year and bears interest at a rate of 1.49% per annum. On December 26, 2003, Scott Silver, a principal of Sapphire Advisors, personally loaned us an additional $100,000 for costs related to this offering and organizational expenses on the same terms as the loan made by Sapphire Advisors. We anticipate that we will repay (without penalty) both of these loans, as well as the $15,000 loan made by Bert Watson, with a portion of the proceeds from this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We are newly incorporated and have not commenced operations. Therefore, we do not have any results of operations to discuss. The following analysis of our financial condition should be read in conjunction with our financial statements and the notes thereto and the other financial data included elsewhere in this prospectus.

Overview

     We are a self-managed REIT that was formed in October 2003 to acquire a portfolio of high quality residential mortgage loans and commercial mortgage bridge loans in the United States. We expect to derive our revenues primarily from payments of interest and principal under loans acquired with our equity capital and borrowed funds. Our principal business objective is to generate net income for distribution to our stockholders from the spread between interest income on our mortgage assets and the costs of financing the acquisition of these assets. We expect that this spread, net of operating expenses, will provide both operating capital and distributable income. Following completion of this offering and the acquisition of our initial portfolio of mortgage loans described in this prospectus, we will own approximately $197.2 million in mortgage loans, have $   of short term debt and have approximately $ million available under our warehouse lines of credit to fund additional investments and for working capital. Our business will depend on our access to external sources of financing at a cost we can absorb while still generating an attractive risk-adjusted return on the loans we acquire using the proceeds from our financings.

     Our fiscal year end will be December 31. We intend to elect to be taxed as a REIT for federal tax purposes commencing with our taxable year ending December 31, 2004, thereby generally avoiding federal income taxes on our taxable income that we distribute currently to our stockholders. See “Federal Income Tax Consequences—Requirements for Qualification as a Real Estate Investment Trust.”

Critical Accounting Policies and Management Estimates

     Our financial statements are prepared in accordance with GAAP. The application of these accounting policies will require our management to make certain judgments and estimates that directly affect our financial reporting results. We consider the policies discussed below to be critical to an understanding of our financial statements. Specific risks for these critical accounting policies are described in the following paragraphs. In regard to these policies, we caution you that we have no operating history and future events rarely develop exactly as forecasted, and the best estimates of our management will likely require adjustment.

     Basis of Accounting and Presentation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Management believes that the estimates and assumptions utilized in preparing our financial statements and accompanying notes are reasonable and prudent. Actual results could differ from those estimates.

     Loans Held for Sale. We may, from time to time, acquire loans with the intention of securitizing and selling interests in the loans. These loans will be carried at the lower of the aggregate cost or market value on our statement of financial position. The amount, if any, by which the cost exceeds the fair value will be recorded in a valuation allowance. Changes in the valuation allowance and realized gains or losses will be recorded in the statement of operations.

     Loan Securitizations. We expect to securitize a large portion of the loans we acquire. We will account for our loan securitizations in accordance with Statement of Financial Accounting Standards (SFAS) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Securitizations may be structured in various ways, but typically an issuing entity sells a portfolio of loans to a special-purpose entity established for the sole purpose of purchasing and reselling the loans to a securitization trust. The securitization trust then may issue notes or certificates collateralized by the loans transferred to the securitization trust. The proceeds received from these notes or certificates are used to purchase the loans from the issuing entity. We anticipate structuring our securitizations as financings for accounting purposes with the result that both the mortgage assets and the debt represented by the notes remain on our balance sheet. As payments are made on the underlying mortgage loans over time, we will recognize as income amounts remaining after payment of the notes and the expenses of the securitization, and after the satisfaction of any credit enhancement requirements.

     Accounting for Stock Compensation. As of December 31, 2003, we had no outstanding stock options. On December 5, 2003, we granted 20,000 shares of restricted stock at par value to our sole advisory board member. We intend to issue stock options and additional shares of restricted stock in the future. We may issue options and other stock-based compensation to our key employees, directors, advisory board members and consultants. We have elected to account for stock based compensation using the fair value recognition provisions of SFAS Statement No. 123 “Accounting for Stock-Based Compensation” (FAS 123). We will record an expense for the fair value of stock-based awards based on the fair market value on date of grant.

     Interest on Loans. Interest will be accrued monthly on outstanding principal balances unless our management considers the collection of interest to be uncertain. We generally consider the collection of interest to be uncertain when loans are contractually past due three months or more.

     Hedging Activities. We expect to enter into certain transactions, including short sales, purchases of treasury options, mortgage-backed securities, swaptions and futures, options, interest rate swaps, caps and floors and similar derivative securities to mitigate the effect that changes in interest rates have on the fair value of our fixed rate loan and mortgage-backed securities portfolios. Periods of rising interest rates will generally decrease the fair value of a loan or mortgage-backed securities portfolio. Generally, we expect to enter into these transactions when the rate is locked on a pending loan or when we agree to purchase a pool of mortgage loans. In swap transactions, we will generally enter into an interest rate swap contract, receiving a floating rate of interest and paying a fixed rate of interest. The term of the swap contracts will be determined by duration of the related assets being hedged. We will account for the options, futures and swaps in accordance with Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended, (SFAS No. 133) which requires all derivative instruments to be carried at fair value as either assets or liabilities in the statement of financial condition.

     Income Taxes. For our taxable year ending December 31, 2004, we will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and, upon the election being made, we will be taxed as such beginning with our taxable year ending December 31, 2004. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of our REIT taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates starting with that year and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service were to grant us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and we intend to operate in the foreseeable future in such a manner so that we will qualify as a REIT for federal income tax purposes.

     Allowance for Loan Losses. We will provide a loan allowance related to certain of our mortgage loans. Our loan loss provision will be based on our assessment of numerous factors affecting our portfolio of mortgage assets including, but not limited to, current and projected economic conditions, delinquency status, credit losses to date on underlying mortgages and any remaining credit protection. Loan loss provision estimates are reviewed periodically and adjustments are reported in earnings when they become known.

Recent Accounting Developments

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The statement specifies the accounting for certain employee termination benefits,

contract termination costs and costs to consolidate facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. We do not expect the statement to have a material effect on our financial condition or results of operations.

     In November 2002, the FASB issued FASB Interpretation (FIN) No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provisions of the interpretation apply prospectively to guarantees issued after September 30, 2002. We do not expect the recognition and measurement provisions to have a material effect on our financial condition or results of operations.

     In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 “Consolidation of Variable Interest Entities.” FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. We do not expect this interpretation to have a material effect on our financial condition or results of operations.

     In April 2003, the FASB issued SFAS Statement No. 149, Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS Statement No. 133. The changes in SFAS Statement No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS Statement No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in the statement, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS Statement No. 149, all provisions should be applied prospectively. We do not expect the statement to have a material effect on our financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150, which is effective at the beginning of the first interim period beginning after June 15, 2003, must be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (1) shares that are mandatorily redeemable, (2) an obligation to repurchase the issuer’s equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (3) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. We do not expect the statement to have a material effect on our financial condition or results of operations.

Liquidity and Capital Resources

     We are dependent upon the net proceeds to be received from this offering to conduct our proposed activities. The funding required to purchase assets will be obtained from this offering and from any indebtedness that we will incur in connection with the acquisition of any residential mortgage loans or commercial mortgage bridge loans thereafter. On October 10, 2003, we were initially capitalized with $311 from the sale of 1,333,400 shares of common stock to Sapphire Advisors and $156 from the sale of 666,000 shares of common stock to Bert Watson. The stockholders subsequently made an aggregate contribution to capital of $30,633 on October 17 and 20, 2003. The amount of shares to be issued to each founding stockholder was determined by negotiations between the two founding stockholders and the initial purchase price was determined by them to be the par value per share as the Company had no assets or operations at that date. On November 28, 2003, the Company and each of Sapphire Advisors and Bert Watson executed stock exchange agreements whereby they each exchanged all of the shares previously issued to each of them for 311,127 shares and 155,540 shares of common stock, respectively. In order to meet our costs related to this offering, including legal and accounting fees, and organizational expenses Sapphire Advisors loaned us $30,000 on November 14, 2003. The loan has a term of one year and bears interest at a rate of 1.49% per annum. On December 8, 2003, Bert Watson, our Chairman, President and Chief Executive Officer, loaned us an additional $15,000 for expenses on the same terms as the loan made by Sapphire Advisors. On December 26, 2003, Scott Silver, a principal of Sapphire Advisors, loaned us an additional $100,000 for expenses on the same terms as the previous two loans. We are anticipating pre-paying all three loans without penalty with a portion of the proceeds from this offering. For information concerning the anticipated use of the net proceeds from this offering, please see the “Use of Proceeds” section of this prospectus.

     In order to qualify as a REIT and to avoid corporate-level tax on the income we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income on an annual basis. Therefore, once the net proceeds we receive from this offering are substantially fully invested, we will need to borrow in order to grow our business and acquire additional assets. Our sources of funds will primarily be the net proceeds from this offering, operating cash flows, securitizations of our loans and borrowings. Operating cash flows will consist of payments received on and maturities of mortgage loans and investments. Liquidity will also be generated through reverse repurchase agreements pursuant to which securities are pledged as collateral for short-term borrowings and through lines of credit with commercial banks.

     We have received a commitment letter from JPMorgan Chase Bank to provide us with a $250 million senior secured revolving mortgage warehouse credit facility, for which JPMorgan Chase Bank has agreed to serve as the sole administrative agent. We expect to use this warehouse facility to fund a portion of the purchase of residential mortgage loans, including a portion of our initial portfolio. This facility may not be used to purchase commercial mortgage bridge loans. We do not currently have a warehouse line or other credit facility that may be used to purchase commercial mortgage bridge loans. Borrowings under this warehouse facility will be subject to the following borrowing limitations:

•	up to 100% of the amount of the warehouse facility may be used to fund the purchase of conforming loans;

•	up to 100% of the amount of the warehouse facility may be used to fund the purchase of Alt-A loans; and

•	up to 30% of the warehouse facility (increasing to a 40% maximum on the first five and last five business days of each month) may be used to fund residential mortgage loans that have closed but whose related documents are still in transit to us, which loans are commonly referred to as “wet loans.”

     The advance rate, or the maximum amount we can borrow under this warehouse facility at any one time, is equal to 98% of the value of residential mortgage loans (minus any discounts) we are acquiring with the proceeds from such advance. This warehouse facility will mature, and payments of principal will be due, 364 days after the closing of this offering. The annual interest rate on this warehouse facility will be, at our option, either: 30-day LIBOR plus 1.125% or the prime rate of interest quoted by JPMorgan Chase Bank plus 0.125%, and such interest will be payable monthly. JPMorgan Chase Bank will charge us a one-time fee equal to 25 basis points of the total amount committed under this warehouse facility, regardless of the amount we borrow (if any).

     Borrowings under this warehouse facility will be secured by perfected first liens (and all rights related thereto including sale proceeds, if any) on all of the residential mortgages we purchase using this warehouse facility. The warehouse facility contains certain limitations on the types of residential mortgage loans that can be used as collateral, but we only intend to acquire residential mortgage loans that will be eligible for use as collateral. Before we may borrow under this warehouse facility, we will be required to, among other things close this offering, execute and deliver definitive loan documentation satisfactory to JPMorgan Chase Bank and take certain other customary actions. The definitive warehouse facility documents are expected to contain affirmative and negative covenants, as well as default provisions, that are customarily found in credit facility agreements for similar transactions.

     We will also agree to pay all reasonable out-of-pocket expenses associated with the syndication of this warehouse facility and the preparation of definitive loan documentation, including legal fees, that are incurred by JPMorgan Chase Bank. We expect that these expenses will be approximately $   . We will also indemnify JPMorgan Chase Bank and its affiliates, officers, directors, employees, advisors and agents for any liability they incur with respect to our borrowings and the use of proceeds under this warehouse facility (except for gross negligence or willful misconduct by the indemnified parties).

     J.P. Morgan Securities Inc., an affiliate of JPMorgan Chase Bank, is an underwriter of this offering. We may also engage in derivative and whole loan trading transactions, such as reverse repurchase agreements, with J.P. Morgan Securities Inc. upon terms and conditions to be agreed upon in the future. From time to time, JPMorgan Chase Bank and/or its affiliates may also provide other miscellaneous banking services. We believe that these cash resources will be sufficient to satisfy our immediate liquidity requirements, and we do not anticipate a need to raise funds from other than these sources within the next 12 months.

     We currently have no outstanding debt other than the $145,000 in principal amount of notes made to cover costs related to this offering and organizational expenses. Upon consummation of this offering, we will have $   of debt outstanding under our warehouse line of credit. Depending on market conditions, we expect to generally maintain an equity ratio of up to a maximum of 10:1 on our residential mortgage loans and a debt-to-equity ratio of up to a maximum of 4:1 on our commercial mortgage bridge loans, although these ratios may vary from time to time. Any indebtedness we incur will likely be subject to continuing covenants, and we will likely be required to make continuing representations and warranties about our company in connection with such debt. Moreover, some or all of our debt may be secured by some or all of our assets. If we default in the payment of interest or principal on any such debt, breach any representation or warranty in connection with any borrowing or violate any covenant in any loan document, our lender may accelerate the maturity of such debt requiring us to immediately repay all outstanding principal. If we are unable to make such payment, our lender could foreclose on our assets that are pledged as collateral to that lender. The lender could also sue us or force us into bankruptcy. Any of these events would likely have a material adverse effect on the value of an investment in our common stock.

     Our income calculated for tax purposes may differ from income calculated in accordance with GAAP. For example, we record a reserve for credit losses for GAAP purposes whereas only actual credit losses are deducted in calculating taxable income. The distinction between taxable income and GAAP income is important to our stockholders because distributions are declared on the basis of taxable income. While we generally will not be required to pay income taxes as long as we satisfy the REIT provisions of the Internal Revenue Code, each year we will be required to complete a federal income tax return wherein taxable income is calculated. This taxable income level will determine the minimum level of distributions we must pay to our stockholders.

Quantitative and Qualitative Disclosures About Market Risk

     Market risk refers to the risk of loss from adverse changes in the level of one or more market prices, rate indices or other market factors. We are exposed to market risk primarily from changes in interest rates which are very sensitive to a variety of factors including political, economic and other factors outside of our control.

     Interest rate risk arises primarily as a result of our core business activities of acquiring mortgage loans or mortgage-backed securities and funding a portion of the purchases with borrowings and the associated asset and liability management required to match maturities of loans and securities to funding sources. The principal objective of our asset and liability management is to maximize net interest income while operating within acceptable limits established for interest rate risk and maintaining adequate levels of liquidity.

     A combination of techniques will be used to manage interest rate risk including simulation and sensitivity analysis. Our Investment Committee will regularly review the results of this interest rate risk analysis and report periodically to our board of directors.

     The primary interest rate exposure to which we are subject relates to our mortgage loan portfolio, interest rate swaps and reverse repurchase agreements. Any change in the general level of interest rates in the market can affect our net interest income and net income in either a positive or negative manner. Net interest income is the difference between the income earned from interest bearing assets less the expense incurred relating to interest bearing liabilities. Fluctuations in the interest rate environment can also affect our ability to acquire new loans, the value of our loans for sale portfolio and our ability to sell the loans held for sale and the related income associated with a sale.

     In order to protect against interest rate exposure on our loan portfolio, we will acquire treasury options and mortgage-backed securities, and enter into certain transactions, including, securities resale and reverse repurchase agreements, and interest rate swaps, to mitigate the effect that changes in interest rates and credit spreads have on the fair value of our fixed rate loan portfolio. The decision to use derivative instruments rather than other balance sheet alternatives will depend on many factors including the mix and cost of funding sources, liquidity and interest rate implications. We expect to utliize treasury options to hedge our Alt-A loan pipeline and mortgage-backed securities to hedge our conforming loan pipeline.

OUR COMPANY

General

     We are a self-managed REIT that was formed in October 2003 to acquire a portfolio of high quality residential mortgage loans and high quality commercial mortgage bridge loans in the United States. Our initial portfolio will be, and future portfolios are expected to be, approximately 75% residential mortgage loans and approximately 25% commercial mortgage bridge loans. Our principal business objective is to generate net income for distribution to our stockholders from the spread between interest income on our mortgage assets and the costs of financing the acquisition of these assets.

Our Strategy

     To achieve our business objective and generate distributions, our strategy is to:

•	purchase high quality first lien residential mortgage loans, approximately 90% of which are expected to be non-conforming Alt-A mortgage loans that are primarily ARMs with an initial fixed interest rate period of seven years or less, and an adjustable rate thereafter based on changes in short-term market interest rates;

•	purchase high quality commercial mortgage bridge loans that are generally at higher interest rates than longer term commercial loans, thereby generating more income;

•	finance purchases of our residential mortgage loans and commercial mortgage bridge loans by utilizing leverage to increase potential returns to stockholders through securitizations, borrowings under our warehouse lines of credit, borrowings under reverse repurchase agreements and issuances of debt or equity securities;

•	structure our financings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond, to the extent possible, to the rates and adjustment periods of our adjustable and floating rate mortgage loans;

•	utilize short sales, purchases of treasury options, interest rate caps, swaptions, mortgage-backed securities, futures, options, interest rate swaps, floors and similar derivative securities to mitigate the risk of the costs of our variable rate liabilities increasing at a faster rate than the earnings on our assets; and

•	seek to minimize prepayment risk by structuring a diversified portfolio that contains residential mortgage loans with a variety of prepayment penalties.

     With respect to our residential mortgage loans, approximately 90% of the loans will be non-conforming Alt-A loans and approximately 10% will be conforming loans. Of the Alt-A loans, approximately 95% will be ARMs and approximately 5% will have fixed interest rates. Of the conforming loans, approximately 95% will be ARMs and approximately 5% will have fixed interest rates.

     Our entire residential mortgage loan portfolio will consist of high quality assets. The term “high quality” as used with respect to our residential mortgage loans means first lien residential mortgage loans made to borrowers that have high credit scores (minimum FICO score of 630, with a loan portfolio average of 680) and have shown an ability to repay prior mortgage or consumer loans.

     Our commercial mortgage bridge loans are short-term (usually one year with a one year extension), with an original principal amount between $1 million and $15 million and secured by a first lien on one or more real properties. Additionally, we expect at least 50% of our commercial mortgage bridge loans will be guaranteed by an individual or entity. We expect our entire portfolio of commercial mortgage bridge loans will be high quality. The term “high quality” with respect to the commercial mortgage bridge loans means:

•	a loan-to-value ratio of 65% or lower;

•	a loan secured by real estate that could easily be liquidated;

•	the borrower and owner of the borrower, if applicable, have a high credit rating; and

•	if the commercial mortgage bridge loan is guaranteed by an individual, the guarantor has a minimum FICO score of 630.

     Management, subject to the supervision of our board of directors and to the REIT provisions of the Internal Revenue Code, will evaluate and monitor our mortgage loans and determine when to acquire and how long to hold the assets in our portfolio. Our management team has an average of nearly 15 years of mortgage industry experience. However, none of the members of our management team has experience managing a REIT. Management will actively manage our assets, and the mortgage loans may not be held to maturity. In managing our investment portfolio, we will utilize the experience and relationships of our advisory board member.

     We will finance our initial acquisitions of mortgage loans with the net proceeds of this offering and borrowings under our warehouse lines of credit. Thereafter, assuming appropriate market conditions, we intend to acquire loans primarily with the proceeds of securitizations and through borrowings under our warehouse line of credit, and to a lesser extent, borrowings under reverse repurchase agreements and future issuances of debt or equity securities. We will structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond, to the extent possible, to other rate adjustment periods of our adjustable and floating rate mortgage loans. Our governing documents do not limit the amount of debt that we may incur. We anticipate maintaining a maximum debt-to-equity ratio on our residential mortgage loans of 10:1 and a maximum debt-to-equity ratio on our commercial mortgage bridge loans of 4:1; although these ratios may be higher or lower from time to time. Our initial portfolio will have a maximum debt-to-equity ratio on our residential mortgage loans of less than 1:1 and our commercial mortgage bridge loans will be funded entirely from the proceeds of this offering.

Description of Investments

     We intend to invest principally in the following types of mortgage loan assets subject to the operating restrictions described under the caption "—Operating and Investment Policies” and the additional policies described below.

     Mortgage loans. We intend to acquire and accumulate adjustable and fixed rate mortgage loans secured by first liens on residential or commercial property as a significant part of our investment strategy. The residential and commercial mortgage loans may be originated by or purchased from various sources throughout the United States and its territories, such as savings and loan associations, banks, mortgage bankers, home builders, insurance companies, financial institutional dealers and other mortgage lenders. Our board of directors has not established any limits upon the geographic concentration of mortgage loans to be acquired by us or the credit quality of suppliers of mortgage assets.

     Our “Alt-A” mortgage loans will consist primarily of high quality non-conforming jumbo mortgage loans (as set by FNMA and FHLMC, currently loans of over $333,700) that are first lien mortgage loans made to borrowers who have shown an ability to repay prior mortgage or consumer loans and as a result have high credit scores (minimum FICO scores of 630, with a loan portfolio average of 680), and that have a low loan-to-value (typically 80% or below). We anticipate that to the extent that any residential mortgage loan has a loan-to-value in excess of 80%, such loan will be covered by mortgage insurance.

Although these borrowers have a credit rating that is within typical FNMA or FHLMC residential guidelines, because of the loan size or reduced loan documentation, they are considered non-conforming under those guidelines. In making our credit decisions, we are more reliant upon the borrower’s credit scores and the adequacy of the underlying collateral.

     Our management has extensive experience with commercial mortgage bridge loans and believes a substantial opportunity exists to target borrowers seeking loans of less than $15 million who are frequently limited in their financing options. As a result, management believes that there is substantial demand, nationwide, for commercial mortgage bridge loans in amounts less than $15 million at interest rates substantially higher than permanent financing. Commercial mortgage bridge loans are secured by the underlying property and typically at least 50% of these loans are backed with personal guarantees. The average commercial mortgage bridge loan has a maturity of one year with a one year renewal period. Bridge loans are not intended to be permanent debt capital but rather, interim financing prior to the underlying refinancing with longer term bank debt or mortgage loans.

     In the future, in determining whether to purchase a portfolio of residential mortgage loans or commercial mortgage bridge loans, we will prepare or will obtain and review due diligence reports from third party due diligence specialists selected by us. After reviewing the report, we will determine whether to purchase the loan portfolio and if so, at what price. The reports are expected to include an analysis of some or all of the following factors:

•	market conditions (market interest rates, the availability of mortgage credit and economic, demographic, geographic, tax, legal and other factors);

•	loan-to-value ratios;

•	FICO scores

•	risk adjusted return of the mortgage loans — taking into account credit risk and interest rate risk;

•	liquidity of the mortgage loans — whether they can be securitized or pledged as collateral;

•	limitations on the obligations of the seller with respect to the mortgage loans — we expect the seller to make representations and warranties about the loans and to indemnify us in the case of any breaches thereof;

•	risk of adverse fluctuations in the market values of the mortgaged properties as a result of economic events or governmental regulations;

•	rates and timing of payments to be made with respect to the mortgage loans;

•	mortgaged properties underlying the mortgage loans — are they high quality;

•	relevant laws limiting actions that may be taken with respect to loans secured by real property and limitations on recourse against the obligors following realization on the collateral through various means — can we take possession of our collateral in the event of default;

•	risks of timing with respect to mortgage loan prepayments;

•	risks associated with geographic concentration of underlying assets constituting the mortgaged property for the relevant mortgage loan — will the acquisition cause us to become highly concentrated in one state or one area of the country;

•	environmental risks;

•	pending and threatened litigation;

•	junior liens; and

•	issues relating to title — is title free of encumbrances.

     It is expected that when we acquire mortgage loans, the seller will represent and warrant to us that there has been no fraud or misrepresentation during the origination of the mortgage loans. We will require the seller to repurchase any loan with respect to which there is fraud or misrepresentation. We will provide similar representations and warranties when we securitize the mortgage loans. We may purchase mortgage insurance. If a mortgage loan becomes delinquent and the pool insurer is able to prove that there was fraud or misrepresentation in connection with the origination of the mortgage loan, the pool insurer will not be liable for the portion of the loss attributable to such fraud or misrepresentation. Although we will have recourse to the seller based on the seller’s representations and warranties to us, we will be at risk for loss to the extent the seller does not perform its repurchase obligations.

     Our Initial Loan Portfolio

     Our initial portfolio will consist of approximately $197.2 million of high quality residential mortgage loans and commercial mortgage bridge loans upon the closing of this offering.

     Certain Terms and Conditions of Our Initial Residential Mortgage Loan Portfolio. Upon the closing of this offering, we will acquire approximately 432 residential mortgage loans totaling approximately $154.7 million in aggregate outstanding principal amount.

     General. The following tables summarize certain characteristics of the residential mortgage loans we expect to acquire upon the closing of this offering. All of such loans will be secured by first priority liens on real estate.

Geographic Location of Collateral

     Our initial portfolio of residential loans will consist of loans secured by collateral located in the following states:

State	Outstanding Principal Balance	Percent of Portfolio

Arizona	$887,162	0.6%
California	$50,923,935	32.9%
Colorado	$3,032,983	2.0%
Connecticut	$6,008,791	3.9%
Delaware	$240,110	0.2%
District of Columbia	$1,684,728	1.1%
Florida	$13,319,904	8.6%
Hawaii	$5,610,250	3.6%
Idaho	$1,356,969	0.9%
Illinois	$275,000	0.2%
Indiana	$582,023	0.4%
Kansas	$369,550	0.2%
Maine	$900,804	0.6%
Maryland	$4,714,269	3.0%
Massachusetts	$6,530,193	4.2%
Michigan	$176,250	0.1%

State	Outstanding Principal Balance	Percent of Portfolio

Minnesota	$6,530,193	4.2%
Missouri	$176,250	0.1%
Nevada	$4,856,558	3.1%
New Hampshire	$194,335	0.1%
New Jersey	$3,560,110	2.3%
New Mexico	$783,591	0.5%
New York	$9,837,041	6.4%
North Carolina	$1,251,447	0.8%
Ohio	$10,635,776	6.9%
Oregon	$2,991,460	1.9%
Pennsylvania	$1,201,009	0.8%
South Carolina	$936,012	0.6%
Tennessee	$2,156,705	1.4%
Texas	$2,406,919	1.6%
Utah	$843,038	0.5%
Vermont	$5,016,890	3.2%
Virginia	$382,500	0.2%
Washington	$235,000	0.2%
Wisconsin	$2,991,714	1.9%
Wyoming	$397,517	0.3%

Total	$154,633,824	100%

Year of Loan Origination

     Our initial portfolio of residential loans will consist of loans originated in the following years:

Year of Origination	Number of Loans

2002
2003
2004

Total

Year of Loan Maturity

     Our initial portfolio of residential loans will consist of loans maturing in the following years:

Year of Maturity	Number of Loans

2018
2028
2032
2033
2034

Total

Current Interest Rate

     Our initial portfolio of residential loans will consist of loans bearing interest at rates ranging from 3% to 8.0% per annum as follows:

Range	Outstanding Principal Balance	Percent of Portfolio

3.0% to 3.5%	$856,341	0.6%
3.5% to 4.0%	$3,405,814	2.2%
4.0% to 4.5%	$20,915,441	13.9%
4.5% to 5.0%	$40,171,588	14.5%
5.0% to 5.5%	$54,703,504	22.4%
5.5% to 6.0%	$28,579,413	15.1%
6.0% to 6.5%	$5,676,386	3.5%
6.5% to 7.0%	$383,838	0.2%
7.0% to 7.5%	$—	0.0%
7.5% to 8.0%	$77,500	0.0%

Total	$154,633,824	100.0%

Type of Collateral Securing the Loans

     Our initial portfolio of residential loans will consist of loans that are secured by the following types of property:

Property Type	Outstanding Principal Balance		Percent of Portfolio

Single Family Residence		$98,961,331	67.2%
Three Family Residence		$221,641	0.2%
Two Family Residence		$3,624,746	2.5%
Condominium		$9,461,337	6.4%
Cooperative Units		$1,755,153	1.2%
CMR		$325,960	0.2%
Planned Unit Developments		$32,952,193	22.4

Total	$

     Loan Rates; Calculations of Interest. With respect to the residential mortgage loans, approximately 90% will be high quality non-conforming Alt-A loans and approximately 10% will be high quality conforming loans. Of the Alt-A loans, approximately 95% will be ARMs and approximately 5% will have fixed interest rates for the life of the loan. Of the conforming loans, approximately 95% will be ARMs and approximately 5% will have fixed interest rates for the life of the loan. The following table summarizes certain terms of the residential mortgage loans we expect to acquire upon the closing of this offering:

		Average Principal
	Weighted Average	Amount	Weighted Average	Weighted Average	Weighted Average
	Loan to Value	Outstanding	Interest Rate	Initial Term	Remaining Term

Two Year Fixed Rate/ARMs	88.25%	$188,000	5.187%	360 Months
Five Year Fixed Rate/ARMs	69.55%	$213,000	5.569%	360 Months

Average Principal
	Weighted Average	Amount	Weighted Average	Weighted Average	Weighted Average
	Loan to Value	Outstanding	Interest Rate	Initial Term	Remaining Term

Fixed Interest Rate Loans	—%	$—	—%	360 Months

     Amortization of Principal. The original amortization schedule of the residential mortgage loans ranges from    to    months. None of our residential mortgage loans permits negative amortization or the deferral of accrued interest.

     Prepayment Provisions. All of the residential mortgage loans permit principal prepayments, in whole or in part, prior to a specified date followed by a specified period during which any principal prepayment is required to be accompanied by a prepayment charge or yield maintenance charge.

     Certain Terms and Conditions of Our Initial Commercial Mortgage Bridge Loan Portfolio. Upon the closing of this offering, we will acquire approximately five commercial mortgage bridge loans totaling approximately $42.5 million in aggregate outstanding principal amount. The portfolio of commercial mortgage bridge loans will have a range of principal amount outstanding of approximately $5 million to $11.7 million. These loans will be secured by a first priority lien on one or more fee simple or leasehold interests in real properties located in the United States. Four of these commercial mortgage bridge loans are guaranteed by an individual or entity.

     General. The following table summarizes certain characteristics of the commercial mortgage bridge loans we expect to acquire upon the closing of this offering:

	Location of	Initial		Year of	Year of
Type of Collateral	Collateral	Loan Amount	Interest Rate	Origination	Maturity	Guarantee

Anaheim—Hotel	Anaheim, CA	$11,000,000	14%	2003	2004	Yes
Right Star—Cemetary and Funeral Home	Right Star, HI	$6,600,000	10%	2003	2004	Yes
Chicago—Estate	Chicago, IL	$5,250,000	10%	2004	2005	Yes
Pend Oreille—Estate	Pend Oreille, ID	$8,000,000	10%	2004	2005	Yes
Palm Beach—Business Conference Center	Palm Beach, FL	$11,700,000	10%	2004	2005	No

     Loan Rates; Calculations of Interest. The commercial mortgage bridge loans in our initial portfolio will have interest rates that range from 10% to 14% per annum. All of these loans will accrue interest on an actual/360 basis. The following table summarizes certain terms of the commercial mortgage bridge loans we expect to acquire upon the closing of this offering:

	Weighted	Average
	Average	Principal	Weighted	Weighted	Weighted
	Loan to	Amount	Average	Average	Average
	Value	Outstanding	Interest Rate	Initial Term	Remaining Term

Ten Year Fixed Rate Loans	37%	$123,750	5.25%	360 Months	58 Months
Fifteen Year Fixed Rate Loans	56%	$103,064	5.25%	360 Months	58 Months
Twenty Year Fixed Rate Loans	58%	$128,880	5.78%	360 Months	58 Months
Thirty Year Fixed Rate Loans	64%	$167,507	5.91%	360 Months	58 Months
7/23 Balloon Loans	64%	$273,000	5.00%	360 Months	58 Months
3/1 ARMS	72%	$433,311	4.58%	360 Months	58 Months
5/1 ARMS	73%	$326,122	5.20%	360 Months	58 Months
5/6 ARMS	73%	$356,100	5.22%	360 Months	58 Months
7/1 ARMS	72%	$443,152	5.11%	360 Months	58 Months
7/6 ARMS	80%	$999,900	5.50%	360 Months	58 Months
3/6 IO ARMS	72%	$709,450	4.71%	360 Months	58 Months
5/1 IO ARMS	75%	$176,250	5.50%	360 Months	58 Months
5/6 IO ARMS	73%	$454,889	4.87%	360 Months	58 Months
7/1 IO ARMS	70%	$407,700	5.42%	360 Months	58 Months
7/6 IO ARMS	68%	$491,942	5.32%	360 Months	58 Months

     Amortization of Principal. The original amortization schedule of the commercial mortgage bridge loans is 12 months or less. None of the commercial mortgage bridge loans will permit negative amortization or the deferral of accrued interest.

     Prepayment Provisions. All of the commercial mortgage bridge loans permit principal prepayments, in whole or in part, prior to a specified date followed by a specified period during which any principal prepayment is required to be accompanied by a prepayment charge or yield maintenance charge.

     Servicing. To the extent that the seller of the mortgage loans does not service the mortgages acquired by us, we will outsource the servicing to a third party. In the future we may directly engage in the servicing of our mortgage loans, but we have no present intention to do so. We do not currently have any agreements in place with any third party servicers.

     Warehousing of Loans. We intend to accumulate and warehouse mortgage loans until we have acquired a sufficient inventory of mortgage loans to securitize on a cost effective basis. Once we have achieved this goal, assuming appropriate market conditions, we intend to enter into securitization transactions and reverse repurchase agreements. We have no turnover policies regarding our mortgage portfolio.

Operating and Investment Policies

     Investment Committee. We have an Investment Committee comprised of Messrs. Watson, Boston and Manuel. Mr. Watson is the chairman of the committee. The Investment Committee will make the day to day decisions regarding our acquisitions of assets and the terms of such acquisitions, hedging transactions and the disposition of assets. The Investment Committee, without the prior approval of the board of directors, may not:

•	make any investment or take any other action that would prevent us from establishing and maintaining our qualification as a REIT for federal income tax purposes;

•	leverage our portfolio of residential mortgage loans (through borrowings, reverse repurchase agreements, securitizations or otherwise) such that the debt-to-equity ratio on our entire portfolio of residential mortgage loans exceeds 12:1;

•	leverage our portfolio of commercial mortgage loans (through borrowings, reverse repurchase agreements or otherwise) such that the debt-to-equity ratio on our entire portfolio of commercial mortgage loans exceeds 6:1;

•	make any investment or take any other action that would subject us to regulation under the Investment Company Act;

•	acquire any residential mortgage loan that would cause the weighted average FICO score of our entire portfolio of residential mortgage loans to drop below 630;

•	acquire any residential mortgage loan or commercial mortgage bridge loan that is not a first-lien mortgage loan secured by real estate;

•	acquire any commercial mortgage bridge loan that has a greater than 65% loan-to-value ratio;

•	acquire any commercial mortgage bridge loan that has an outstanding principal balance in excess of $15 million; or

•	acquire any pool of loans that has an outstanding principal balance in excess of $50 million.

     Our directors will review all of our transactions on a quarterly basis to ensure compliance with the operating and investment policies. Our directors are likely to rely substantially on information and analysis provided by management to evaluate our operating and investment policies, compliance therewith and other matters relating to our investments.

     Capital and Leverage Policies. Our operations are expected to be highly leveraged. Initially, we intend to finance our acquisition of mortgage loans through the net proceeds from this offering and borrowings under our warehouse line of credit. Thereafter, assuming appropriate market conditions, we expect to fund future acquisitions from the proceeds of securitizations through borrowings under our warehouse lines of credit and, to a lesser extent, under reverse repurchase agreements and through the issuance of debt or equity securities. We are not limited by our articles of incorporation or bylaws as to the amount of debt we can incur, and as a result, our exposure to losses will increase as our leverage increases. We expect to incur debt such that we will maintain a maximum debt-to-equity ratio on our residential mortgage loans of 10:1, and a maximum debt-to-equity ratio on our commercial mortgage bridge loans of 4:1, although the actual ratios may be higher or lower from time to time depending on market conditions and other factors deemed relevant by management, including assessment of risk levels associated with our assets, our liquidity position and our unused borrowing capacity. The actual debt-to-equity ratio will depend on our board’s assessment of acceptable risk consistent with the nature of the assets then held by us. Moreover, the board of directors has discretion to deviate from or change our indebtedness policy at any time. However, we intend to maintain adequate reserves to protect against reasonably anticipated changes in business conditions. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest income on our mortgage loans lags behind interest rate increases in our borrowings, which are expected to be predominantly variable rate. See “Risk Factors — Risks Related to Mortgage Loans and Our Acquisition Activities.”

     Financing. Our initial acquisition of residential mortgage loans will be financed from the proceeds of this offering and from borrowings under our warehouse line of credit and our acquisition of the commercial mortgage bridge loans will be financed from the proceeds of this offering. Thereafter, assuming appropriate market conditions, we will acquire loans primarily from the proceeds of securitizations and borrowings under our warehouse lines of credit, and to a lesser extent, under reverse repurchase agreements and future issuances of debt or equity securities.

     Reverse repurchase agreements are structured as sale and repurchase obligations and have the economic effect of allowing a borrower to pledge purchased mortgage loans as collateral securing short-term loans to finance the purchase of such mortgage loans. Typically, the lender in a reverse repurchase arrangement makes a loan in an amount equal to a negotiated percentage of the market value of the pledged collateral. At maturity, the borrower is required to repay the loan and the pledged collateral is released. During the time the loan is outstanding, the pledged mortgage loans continue to pay principal and interest to the borrower. We intend to enter into reverse repurchase agreements with financially sound institutions, including broker/dealers, commercial banks and other lenders that meet credit standards approved by our board of directors. Upon repayment of a reverse repurchase agreement, we intend to pledge the same collateral promptly to secure a new reverse repurchase agreement.

     We have received a commitment letter from JPMorgan Chase Bank to provide us with a $250 million senior secured revolving mortgage warehouse credit facility, for which JPMorgan Chase Bank has agreed to serve as the sole administrative agent. We expect to use this warehouse facility to fund the purchase of residential mortgage loans. This facility may not be used to acquire commercial mortgage bridge loans. We do not currently have a credit facility that may be used to acquire commercial mortgage bridge loans. Borrowings under this warehouse facility will be subject to the following borrowing limitations:

•	up to 100% of the amount of the warehouse facility may be used to fund the purchase of conforming loans;

•	up to 100% of the amount of the warehouse facility may be used to fund the purchase of Alt-A loans; and

•	up to 30% of the warehouse facility (increasing to a 40% maximum on the first five and last five business days of each month) may be used to fund residential mortgage loans which have closed but whose related documents are still in transit to us, which loans are commonly referred to as “wet loans.”

     The advance rate, or the maximum amount we can borrow under this warehouse facility at any one time, is equal to 98% of the value of residential mortgage loans (minus any discounts) we are acquiring with the proceeds from such advance. This warehouse facility will mature, and payments of principal will be due, 364 days after the closing of this offering. The annual interest rate on this warehouse facility will be, at our option, either: 30-day LIBOR plus 1.125% or the prime rate of interest quoted by JPMorgan Chase Bank plus 0.125%, and such interest will be payable monthly. JPMorgan Chase Bank will charge an annual a fee equal to 25 basis points of the total amount committed under this warehouse facility, regardless of the amount we borrow (if any).

     Borrowings under this warehouse facility will be secured by perfected first liens (and all rights related thereto including sale proceeds, if any) on all of the residential mortgages we purchase using this warehouse facility. The warehouse facility contains certain limitations on the types of residential mortgage loans that can be used as collateral, but we only intend to acquire residential mortgage loans that will be eligible for use as collateral. Before we may borrow under this warehouse facility, we will be required to, among other things close this offering, execute and deliver definitive loan documentation satisfactory to JPMorgan Chase Bank and take certain other customary actions. The definitive warehouse facility documents are expected to contain affirmative and negative covenants, as well as default provisions, that are customarily found in credit facility agreements for similar transactions.

     We will also agree to pay all reasonable out-of-pocket expenses associated with the syndication of this warehouse facility and the preparation of definitive loan documentation, including legal fees, that are incurred by JPMorgan Chase Bank. We expect that these expenses will be approximately $      . We will also indemnify JPMorgan Chase Bank and its affiliates, officers, directors, employees, advisors and agents for any liability they incur with respect to our borrowings and the use of proceeds under this warehouse facility (except for gross negligence or willful misconduct by the indemnified parties).

     J.P. Morgan Securities Inc., an affiliate of JPMorgan Chase Bank, is an underwriter of this offering. We may also engage in derivative and whole loan trading transactions, such as reverse repurchase agreements, with J.P. Morgan Securities Inc. upon terms and conditions to be agreed upon in the future. From time to time, JPMorgan Chase Bank and/or its affiliates may also provide other miscellaneous banking services.

     Securitizations. A securitization is the conversion of assets (usually forms of debt) into securities which can be traded more freely and cost-effectively than the underlying assets and generate better returns than if the assets were used as collateral for a loan. One example is mortgage-backed securities, which pool illiquid individual mortgages into a single tradable asset. We anticipate that these securitizations will be structured as financings for accounting purposes with the result that both the mortgage loans securitized and the debt represented by the securities issued by a securitization trust will remain on our balance sheet as non-recourse obligations. As payments are made on the underlying mortgage loans to a securitization trust, we will be entitled to recognize as income amounts remaining after payment of the trust’s debt and expenses of the securitization, and any credit enhancement requirements. We expect to conduct these securitization activities, through “taxable REIT subsidiaries,” as defined under the REIT provisions of the Internal Revenue Code, formed for such purpose.

     Hedging. Our loan portfolio will consist primarily of mortgages that have an initial fixed interest rate period of seven years or less, with an adjustable interest rate thereafter (ARMs), and to a much lesser extent, fixed rate mortgages. Fixed-rate mortgages and ARMs, like other fixed-rate debt instruments, are subject to a loss in value when market interest rates rise. We are exposed to such losses from the time the loan is acquired to the time the related mortgage loan is sold or securitized. To manage this risk of loss, we may utilize derivatives, primarily forward sales of treasuries, swaps and options to buy or sell treasuries or swaps contracts.

     We may also enter into interest rate swap contracts that enable us to convert a portion of either our short-term or long-term debt from one floating-rate index to a fixed rate or vice versa in order to manage our borrowing cost over time.

     We may enter into one or more of the following types of hedging transactions:

•	Forward sales of treasuries, or treasury locks, represents an obligation to sell treasuries at a specific yield or price in the future. Therefore, its value increases as interest rates rise.

•	Interest rate swaps represent a mutual agreement to exchange interest rate payments; one party paying a fixed-rate and another paying a floating rate tied to a reference interest rate (like LIBOR). For use in its trading portfolio risk management activities, we would generally receive the floating rate and pay the fixed rate. Therefore, its value generally increases in value as interest rates rise.

•	Long call options on treasury futures represent a right to acquire a treasury futures contract at a specific price in the future. Therefore, its value increases as the benchmark treasury rate falls.

•	Long put options on treasury futures represent a right to sell a treasury futures contract at a specific price in the future. Therefore, its value increases as the benchmark treasury rate rises.

•	Receiver swaptions represent a right to enter into a predetermined interest rate swap at a future date in which, upon exercise of its right, we would receive the fixed rate and pay the floating rate. Therefore, the contract increases in value as interest rates fall.

•	Payor swaptions represent a right to enter into a predetermined interest rate swap at a future date in which, upon exercise of its right, we would pay the fixed rate and receive the floating rate. Therefore, the contract increases in value as interest rates rise.

•	A cap is a contract whereby the seller agrees to pay to the purchaser, in return for an upfront premium or a series of annuity payments, the difference between a reference rate and an agreed strike rate when the reference exceeds the strike. Commonly, the reference rate is 3-month or 6-month LIBOR. A cap is therefore a strip of interest rate guarantees that allows the purchaser to take advantage of a reduction in interest rates and to be protected if they rise.

•	A floor is a contract whereby the seller agrees to pay to the purchaser, in return for an upfront premium or a series of annuity payments, the difference between a reference rate and an agreed strike rate when the reference drops below the strike.

     Investment Policies. The following is a discussion of our investment policies. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our stockholders. Any change to any of these policies would be made by our board, only after a review and analysis of that change in light of then existing business and other circumstances, and then, only if, in the exercise of its business judgment, our board believes it is advisable to do so in our and our stockholders’ best interest. We cannot assure you that our investment policies will enable us to achieve our investment objectives.

     Investments in Real Estate Mortgages. Our business is expected to largely consist of the acquisition of residential mortgage loans and commercial mortgage bridge loans. The properties securing the mortgage loans are expected to be located throughout the United States and will consist of, among other types, single family residences, office buildings, and other commercial properties. In the future, we anticipate that approximately 75% and 25% of our assets will consist of residential mortgage loans and commercial mortgage bridge loans, respectively; however, our organizational documents do not limit the percentage of our assets that can be invested in residential or commercial mortgage bridge loans. With respect to the residential mortgage loans we acquire, 90% of them will be non-conforming Alt-A loans and 10% of them will be conforming loans. Of the Alt-A loans, 95% will be ARMs and 5% will have fixed interest rates. Of the conforming loans, 95% will be ARMs and 5% will have fixed interest rates.

     Additionally, in connection with securitizing portfolios of residential mortgage loans that we acquire, we expect to invest in those portfolios of mortgage loans by retaining a portion of the bonds or other securities issued as consideration in the securitization transaction. Those mortgage-backed securities are generally secured by pools of mortgage loans, and our interest in the pool of residential mortgage loans may be subordinate to that of the holders of other bonds issued as part of the securitization transaction. We may retain rated or non-rated certificates. The amount of our investment in any securitization transaction we undertake and the yield and credit characteristics of any bonds we receive will depend on the pricing terms for such bonds and the amount of capital available to us to make such investments. We also may purchase a portion of the bonds issued in our prior securitizations.

     We may also act as the primary servicer and special servicer of the loans in each of the loan pools that we securitize, although we have no present intention to do so.

     Investments in Real Estate or Interests in Real Estate. We have not, prior to this offering, engaged in any investments in real estate or interests in real estate, nor do we intend to engage in this activity in the foreseeable future.

     Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities; Investments in Other Securities. Other than our investment in SFR Subsidiary, our taxable REIT subsidiary, we have not engaged in any investment activities in other entities. In the future, subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in common stock and other securities of taxable REIT subsidiaries and qualified REIT subsidiaries.

     Conflict of Interest Policy. In connection with our adoption of a code of ethics, we adopted policies to reduce or eliminate potential conflicts of interest. In addition, our board of directors is subject to certain provisions of Maryland law that are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will be successful in eliminating the influence of these conflicts.

     We adopted a policy providing that, without the approval of a majority of the disinterested directors, we will not:

•	acquire from or sell to any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed, serves as a director, or has an interest of more than 5%, any assets or other property;

•	make any loan to or borrow from any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed, serves as a director, or has an interest of more than 5%; or

•	engage in any other transaction with any of our directors, officers or employees, or any entity in which any of our directors, officers or employees is employed, serves as a director, or has an interest of more than 5%.

     Under Maryland law, a contract or other transaction between us and any of our directors or any entity in which that director is also a director or in which that director has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the board meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•	the fact of the common directorship interest is disclosed to or known by our board or a committee of our board, and our board or that committee authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the fact of the common directorship or interest is disclosed to or known by our stockholders entitled to vote, and the contract or transaction is approved by a majority of the votes cast by the stockholders entitled to vote, other than votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to us.

     Other Policies. We do not intend to originate commercial bridge loans or residential mortgage loans. We intend to invest and operate in a manner consistent with the requirements of the Internal Revenue Code to establish and maintain our qualification as a REIT for federal income tax purposes, unless, due to changes in the tax laws, changes in economic conditions or other fundamental changes in our business environment, the board of directors determines that it is no longer in our best interest to qualify as a REIT. In order to maintain our REIT status, we generally intend to make distributions to our stockholders equaling at least 90% of our REIT taxable income each year. See “Federal Income Tax Consequences.”

     We intend to operate in a manner that will not subject us to regulation under the Investment Company Act.

     We have the authority to offer shares of our capital stock and to repurchase or otherwise reacquire such shares or any other of our securities. Under certain circumstances we may purchase shares of our common stock in the open market or otherwise. Our board of directors has no present intention to cause us to repurchase any of our shares and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualification as a REIT for federal income tax purposes.

     Except in connection with our formation, the hiring of officers and the formation of our advisory board, we have not, to date, issued shares of common stock or other securities. We have not made loans to officers and directors and do not intend to do so. We do not intend to engage in trading, underwriting or agency distribution or sale of securities of other Issuers.

     Future Revisions In Policies and Strategies. Our board of directors has approved the operating and investment policies set forth in this prospectus. The board of directors has the power to modify or waive such policies without the consent of the stockholders to the extent that the board of directors determines that such modification or waiver is in our or our stockholders’ best interest. Among other factors, developments in the market that affect the policies mentioned in this prospectus or which change our assessment of the market may cause our board of directors to revise its policies.

Employees

     We initially expect to have approximately 20 employees, including our officers.

Facilities

     Our temporary executive offices are located at 4231 Walnut Bend, Jacksonville, Florida 32257. We pay no rent for these temporary facilities. On or about March 1, 2004, we intend to move into our new executive offices at 10245 Centurion Parkway North, Jacksonville, Florida 32216. These facilities contain 7,405 square feet of space. We have entered into a 63 month lease for these facilities at an initial rental rate of $9,400 per month with an annual rent increase of 3% per year.

Legal Proceedings

     There are no pending legal proceedings to which we are a party or to which any of our property is subject.

MANAGEMENT OF OUR COMPANY

Directors and Executive Officers

     The following tables set forth certain information about our directors and executive officers.

Name	Age	Position

John Bert Watson	53	Chairman of the Board, President and Chief Executive Officer
Byron L. Boston	45	Vice Chairman and Executive Vice President—Chief Investment Officer
Jeffrey S. Betros	40	Executive Vice President—Chief Marketing Officer
Michael L. Pannell	43	Chief Financial Officer and Treasurer
Thomas G. Manuel	58	Executive Vice President—Operations and Compliance, Secretary and Director
Rodney E. Bennett	63	Director
Hugh H. Jones, Jr.	73	Director
George A. Murray	73	Director
Joseph P. Stingone	67	Director

     John Bert Watson has been Chairman, President and Chief Executive Officer of our company since its inception in October 2003. He served as the President and Chief Executive Officer of Flagship Capital Corporation, Inc. and Sunset Commercial Group LLC from January 1, 2000 to October 15, 2003. Flagship Capital was owned by Mr. Watson until he sold his interest in Flagship Capital to Sunset Mortgage in October 2003, and engaged in the business of originating commercial mortgage loans. From November 1998 until January 2000, he served as Executive Vice President of Paradigm Mortgage Associates Inc., a mortgage banking company, where he managed its warehouse lines of credit, secondary marketing and commercial loans, including commercial loans made in venture capital transactions. From January 1998 to November 1998, he served as the Vice President, Southeast Branch, of Tribeca Lending Corporation where he managed the entire southeast region for the mortgage company. From 1997 to 1998, he was Vice President of Alliance Mortgage Company (the result of a merger of the Caleb companies with Alliance Affinity Lending Group). From 1994 through 1996, he served as President of Caleb Financial Services Corporation and Caleb Mortgage Corporation. Mr. Watson was the President and CEO of Purity Financial Services Corporation from 1987 to 1994. He has 22 years of experience in the areas of mortgage origination, compliance, secondary marketing and risk management. In connection therewith he established underwriting criteria, hired sales and operations staff, developed marketing programs and materials, and established operational procedures. Mr. Watson attended Montgomery College.

     Byron L. Boston was elected as our Vice Chairman and Executive Vice President — Chief Investment Officer on February 5, 2004, and prior to that he was elected as our Senior Vice President — Chief Investment Officer on January 22, 2004. Prior to joining us, he was the Vice President and Co-Manager of The Mortgage Portfolio Group of Federal Home Loan Mortgage Corporation (Freddie Mac) (a position he held since June 1997), where he led the development of all mortgage investment strategies. From June 1993 to June 1997, he was Vice President, Pass-Through Trader at CS First Boston, where he acted as a market maker for all pass-through securities. Prior to that, he also held various positions dealing with mortgage-backed and pass through securities at Lehman Brothers and CS First Boston. Mr. Boston received his MBA from the University of Chicago and an AB degree from Dartmouth College. In 2003, certain plaintiffs alleged to be participants in the Thrift/401(k) Savings Plan of Freddie Mac filed putative class actions alleging violations of the federal Employee Retirement Income Security Act by Freddie Mac, certain officers of Freddie Mac and Freddie Mac’s Retirement Committee. The suits are entitled Chann Martin, on behalf of herself and all others similarly situated v. Federal Home Loan Mortgage Corporation, David Glenn, Leland C. Brendsel, Vaughn Clarke, Federal Home Loan Mortgage Corporation Thrift/401K Savings Plan Retirement Committee, and Unknown Fiduciary Defendants 1-100, Civil Action No. C2 03 1024, pending in the United States District Court, Southern District of Ohio, and Dana Wilson, on behalf of herself and all others similarly situated v. Federal Home Mortgage Corporation, David Glenn, Leland C. Brendsel, Vaughn Clarke, Federal Home Loan Mortgage Corporation Thrift/401K Savings Plan Retirement Committee, and Unknown Fiduciary Defendants 1-100, Civil Action No. C2 03 921, pending in the United States District Court, Southern District of Ohio. Mr. Boston served on the Retirement Committee of Freddie Mac from 1998 until on or about October 30, 2003.

     Jeffrey S. Betros was elected as our Executive Vice President — Chief Marketing Officer on February 5, 2004, and previously held a position as our Executive Vice President — Operations (since October 15, 2003). From 2002 until he joined us, he served as Area Sales Manager for Aurora Loan Services, a wholly owned subsidiary of Lehman Brothers, where he developed that company’s Florida operations. His responsibilities included managing the sales and operational staff, including recruiting, hiring and training. From 2001 to 2002, Mr. Betros served as an Account Executive for Countrywide Homes Loans; from 1998 to 2001, he was Regional Vice President of Centex Home Equity; from 1995 to 1998, he was Regional Manager of New South Federal Bank and from 1992 to 1995, he was a Senior Account Executive/Manager of American Savings of Florida. He has 15 years of mortgage banking experience, primarily in the area of production. He is experienced in both the prime and sub-prime markets. Mr. Betros received a Bachelor of Arts degree from Valdosta State University.

     Michael L. Pannell was elected as our Chief Financial Officer and Treasurer on January 22, 2004. Prior to joining us, he served as the Chief Information Officer of Bombardier Capital Group, a position he obtained in December 2002. From October 2001 until December 2002, he was the director of ERP, and from 1998 until 2002, he was the director of accounting for Bombardier Capital Group. Bombardier Capital Group is a diversified finance company. From February 1998 until May 1998, he was the Regional Controller for the Southeast Region for Media One, a cable television company. From May 1997 to January 1998, he was the Director, Financial Reporting and Analysis for Barnett Banks, Inc. Prior to that time, he served in two positions for Riggs National Bank: Senior Vice President, Chief Information Officer, from April 1996 to May 1997, and as Senior Vice President, Controller, from April 1996 to June 1993. Prior to 1993, he held various positions at First Florida Bank, First American National Bank, First Union National Bank and Wachovia Bank. Mr. Pannell previously worked for three years as an auditor for Ernst & Young after he received his Bachelor of Science degree from the University of Tennessee. He also received a Masters of Business Administration degree from Marymount University.

     Thomas G. Manuel is our Executive Vice President — Operations and Compliance (since February 5, 2004), and is our Secretary and a director, positions he obtained on October 15, 2003. Prior to serving as our Executive Vice President, he was the Chief Operating Officer (since October 15, 2003). Since his retirement in 1998 as President of Data Decisions Corporation, Mr. Manuel has managed his own investments. Mr. Manuel worked with Chemical Bank from 1972 to 1982. He last served as Chemical Bank’s Senior Vice President in charge of the Financial Institution Group of Chemical Bank, a position he held since 1979. In that capacity, Mr. Manuel oversaw Chemical Bank’s relationships with correspondent banks, the insurance industry, the public sector and Wall Street. He expanded the bank’s public finance underwriting and its capital market activities including the syndication of loan pools, primarily commercial loans. Prior to that, he served as Vice President Department Head at Chemical Bank from 1977 to 1979. From 1982 to 1998, he managed his own businesses. Mr. Manuel was also a director of Chemical Bank’s Edge Corporation and Sperry & Hutchison, Inc. Mr. Manuel received a Bachelor of Arts degree from Wesleyan University and a Master of Business Administration from Adelphi University.

     Rodney E. Bennett was elected to serve as a director on October 15, 2003. In January 1998, he founded and began serving as Chief Executive Officer of Satilla Community Bank in St. Marys, Georgia. Prior to that, he co-founded BMC Financial Services, Inc., a mortgage broker operation, in January 1992, and served as its President and General Manager until December 1997. From July 1991 to the present, Mr. Bennett has acted as a consultant to Georgia banks and private companies. He consults in the areas of problem loan resolution, remedial loan structure, credit counseling, policy revision and loan review. He often serves as a liaison between troubled banks and regulators. Mr. Bennett is a graduate of the Georgia School of Banking, University of Georgia.

     Hugh H. Jones, Jr. was elected to serve as a director on October 15, 2003. Mr. Jones currently manages his personal investments. From August 1993 until his retirement in September 1998, Mr. Jones served as President of Baptist Health System Foundation, Inc. From 1982 to 1993, Mr. Jones served as Chairman and Chief Executive Officer of Barnett Bank of Jacksonville, N.A. From 1970 to 1982, Mr. Jones held various positions at Barnett Bank. He was a member of the board of directors of the Federal Reserve Bank of Atlanta, Jacksonville Branch from 1990 through 1994. Mr. Jones has extensive experience in banking and financial management and advising larger financial entities on banking issues. Mr. Jones received a Bachelor of Arts degree from Lafayette College and a Masters Degree from New York University. He also graduated from the Stonier School of Banking, Rutgers University.

     George A. Murray was elected to serve as a director on October 15, 2003. He retired as a Senior Executive Vice President of Prudential Securities in January 2002, a position he held since 1996. From 1991 to 1996, he served as the President of the Consumer Market Group for Prudential Securities responsible for the distribution revenues generated worldwide. Prior to this affiliation, Mr. Murray had spent 35 years with several other NYSE member firms in sales and senior management roles. He is currently a director of the Helix Biomedix Company (a research firm that focuses on the development of cosmetic and beauty enhancement products) where he serves as the managing director of its audit committee. He also serves on the board of directors of the Ramgen Power Systems Company, an engineering and design firm specializing in combustion engine development. Mr. Murray received his Bachelor of Arts degree from Bowdoin College.

     Joseph P. Stingone was elected to serve as a director on January 22, 2004. Mr. Stingone manages his own personal investments. Mr. Stingone served as Chairman of Flagship Capital Corporation from January 1, 2000 to July, 2002. From January, 1997 to December 30, 1999, Mr. Stingone was Chairman of Paradigm Mortgage Associates, Inc. which was merged into a publicly traded company. Before Paradigm, Mr. Stingone was Chairman and CEO of Grandeur Homes, Inc. from July 1993 to December 1996. Mr. Stingone retired from Prudential Insurance Company of America as Vice President, Regional Marketing in July 1993, after 33 years of service. His responsibility was to manage 1500 agents and managers in the southeastern part of the United States. He has 40 years experience in the financial services and mortgage industries.

     Directors will be elected annually, and will hold office until their successors are elected and qualified. All officers serve at the discretion of our board of directors. Our bylaws provide that the board of directors shall have not less than one director nor more than 15 directors, as determined from time to time by the existing board of directors. The board of directors will initially have seven members consisting of four non-employee directors and three employee directors. The bylaws further provide that except in the case of a vacancy, the majority of the members of the board of directors and of any committee of the board of directors must at all times after the issuance of the shares of common stock in this offering be independent directors. A vacancy on the board of directors resulting from the removal of a director by the stockholders will be filled by a vote of the stockholders. Except in the case of a removal of a director by the stockholders, vacancies occurring on the board of directors will be filled by the vote of a majority of the directors. We presently have one vacancy on our board of directors, and we intend to fill that vacancy with an independent director prior to completion of this offering. The term “independent director” means a director whom our board of directors has affirmatively determined has no material relationship with us. A director is not independent if he or any immediate family member within the last three years has been employed by us, received more than $100,000 in compensation from us (other than director fees and deferred compensation), or served as our internal or external auditor. Additionally, a director is not independent if he or she or anyone in his or her immediate family is an executive officer of another company whose compensation committee has had a member who is or was one of our executives within the last three years. A director cannot be independent if he, she or an immediate family member is an officer or employee of a company that has received from us (or we have paid to) within the last three years the greater of $1,000,000 or 2% of our (or its) revenues. Messrs. Bennett, Jones and Murray satisfy the requirements to serve as independent directors.

Compensation of Directors

     We will pay an annual director’s fee to each non-employee director of $30,000, plus a fee of $1,000 for each meeting of the board of directors and committee meeting attended in person by each non-employee director and $500 for each telephonic meeting attended, and we will reimburse them for all reasonable travel expenses for attending such meetings. Additionally, each non-employee director receives an initial option grant to purchase 5,000 shares of common stock upon their election to the board of directors. The option vests in full at the end of the director’s first term as a director. The current directors’ initial options will vest in full at the end of the first anniversary of the closing of this offering. The exercise price of the options granted to our initial directors will be the price at which our common stock is being sold in this offering. Employee directors will not be separately compensated by us.

Advisory Board

     We have established an advisory board to assist us in forming additional strategic alliances and providing additional mortgage banking and mortgage broker expertise to our management. The advisory board serves at the pleasure of our board of directors. Members of the advisory board have no decision making authority. Currently our advisory board consists of one member, but additional members may be appointed in the future. Set forth below is certain information about our advisory board member.

     James W. Porter, Jr. In March 1999, Mr. Porter led a group of investors who purchased Sunset Mortgage Company which had 20 offices and $200 million of loan originations. Under his supervision as Chairman and Chief Executive Officer of Sunset Mortgage, it has since grown to approximately 375 corporate branch offices throughout the United States with originations of $2.4 billion in 2003. Since January 1995, he has served as Chairman and Chief Executive Officer of Avonwood Capital Corporation. Avonwood was an investment banking and venture capital boutique. Since the acquisition of Sunset, Avonwood has been the general partner of Sunset Mortgage. From March 1990 through August 1994, he served as Chief Executive Officer of OESI Power Corporation where he was responsible for the operations of the third largest geothermal power company in the United States. His expertise lies in mortgage banking, commercial lending and corporate acquisitions. Mr. Porter received his Bachelor of Science Degree from Cornell University and his Masters of Business Administration from The Wharton School of Business at the University of Pennsylvania.

     Each member of our advisory board will receive an annual fee of $20,000. We will also reimburse the members for all reasonable travel expenses for attending meetings of the advisory board. Mr. Porter received a grant of 20,000 shares of restricted common stock as compensation for joining our advisory board.

Limitation of Liability and Indemnification

     Our articles of incorporation provide that the personal liability of any director or officer to us or our stockholders for money damages is limited to the fullest extent allowed by the laws of the State of Maryland. Maryland law authorizes the limitation of liability of directors and officers to corporations and their stockholders for money damages except:

•	to the extent that it is proven that the person actually received an improper personal benefit; or

•	to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

     Our articles of incorporation provide for the indemnification of our directors to the fullest extent permitted by Maryland law. Our other employees and agents may be indemnified to such extent as shall be authorized by the board of directors. Maryland law generally permits indemnification of directors, officers, employees and agents against certain judgments, penalties, fines, settlements and reasonable expenses that any such person actually incurred in connection with any proceeding to which such person may be made a party by reason of serving in such positions unless it is established that:

•	an act or omission of the director, officer, employee or agent was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	such person actually received an improper personal benefit in money, property or services; or

•	in the case of criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful.

     We have entered into indemnification agreements with each of our executive officers and directors providing them with indemnification to the fullest extent permitted by law.

     The underwriting agreement between us and the underwriters also provides for the indemnification by the underwriters of us, our directors and officers and persons who control us within the meaning of Section 15 of the Securities Act of 1933 with respect to certain liabilities, including certain liabilities arising under the Securities Act of 1933

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Committees of the Board of Directors

     Audit Committee

     Our audit committee consists of Messrs. Bennett, Jones and Murray, all independent directors within the meaning of the NYSE rules. Mr. Bennett will serve as the chairman and will be our audit committee financial expert, as defined under applicable Commission and NYSE rules and regulations. Our board of directors adopted an audit committee charter that defines the audit committee’s primary duties. These primary duties include assisting the board of directors in fulfilling its oversight responsibilities to stockholders for monitoring:

•	the quality and integrity of our financial statements;

•	our compliance with ethical policies contained in our code of ethics;

•	the independence, qualification and performance of our independent auditors; and

•	our accounting and financial reporting processes and audits of our financial statements.

In carrying out the above duties, the audit committee will, among other things:

•	retain, subject to stockholder ratification, the independent auditors to conduct the examination of our books and records, and terminate any such engagement if circumstances warrant (the independent auditors shall be ultimately accountable to, and report directly to, the audit committee);

•	pre-approve all audit services and, to the extent permitted by law, all non-audit services provided by the independent auditors, as well as the fees and terms for providing such services (however pre-approval authority may be delegated to a member of the audit committee as long as the decisions of such member are presented to the full audit committee at its next meeting);

•	evaluate the performance of the independent auditors and the lead audit partner;

•	obtain assurance from the independent auditors that they have complied with applicable laws and receive reports from the independent auditors required by Commission rules and applicable laws;

•	review with the President and Chief Executive Officer our internal controls and our ability to record, process and summarize financial data (including any weaknesses in the controls);

•	prepare the audit committee report for inclusion in our proxy statement for our annual meetings; and

•	attend to certain other matters required of an audit committee of a NYSE company under applicable laws, Commission rules and NYSE rules.

     Our audit committee has appointed, and the stockholders have ratified, Ernst & Young LLP as our auditors for our fiscal year ended December 31, 2003 and for our fiscal year ending December 31, 2004.

     Compensation Committee

     Our compensation committee consists of Messrs. Bennett, Stingone and Murray, all of whom are independent directors within the meaning of the NYSE rules. Mr. Murray will serve as chairman of the compensation committee. Our board of directors adopted a compensation committee charter that defines the compensation committee’s primary duties as:

•	establishing the compensation of our executive officers and administering the management incentive compensation plan;

•	reviewing and approving corporate goals and objectives relevant to our chief executive officer’s compensation on at least an annual basis and evaluating the chief executive officer’s performance in light of those goals;

•	approving the compensation for our executive officers, including bonuses, deferred compensation arrangements and employment agreements, and any modifications thereto;

•	administering and implementing our stock incentive plan and other future option or deferred compensation plans per delegation of such duties by the board of directors; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meetings.

     Nominating and Corporate Governance Committee

     Our nominating and corporate governance committee consists of Messrs. Bennett, Jones and Murray, all of whom are independent directors within the meaning of the NYSE rules. Mr. Jones will serve as the chairman of the nominating and corporate governance committee. The primary duties of our nominating and corporate governance committee are:

•	overseeing the process by which individuals are nominated to become members of our board of directors, including the identification of qualified individuals and the recommendation of director candidates for election or re-election to our board;

•	developing and recommending to the board of directors a set of corporate governance principles;

•	overseeing matters of corporate governance to ensure that the board of directors is appropriately constituted (including board size and composition) and operated to meet its fiduciary obligations; and

•	establishing criteria for, and conducting an evaluation of the effectiveness of, the board of directors.

Code of Ethics

     We have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and directors. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business.

Public Availability of Corporate Governance Documents

     Our key corporate governance documents, including our code of ethics and the charters of our audit committee, compensation committee and nominating and governance committee are included as exhibits to the registration statement of which this prospectus forms a part.

Compensation Committee Interlocks and Insider Participation

     Upon completion of this offering, the members of the compensation committee of our board of directors will be independent directors. None of these directors, nor any of our executive officers, will serve as a member of the governing body or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Executive Compensation

     We were incorporated in October 2003. We did not pay any cash compensation to our executive officers for the period ended December 31, 2003. The following table sets forth the estimated annualized base salary expected to be paid to each of our executive officers for the 2004 fiscal year.

Summary Compensation Table

	Fiscal Year 2004			Fiscal Year 2004
	Annual Compensation			Long-term Compensation

			Other	Awards
Name and Principal			Annual	Options		All Other
Position	Salary	Bonus (1)	Compensation	Granted(2)		Compensation

John Bert Watson Chairman of the Board, President and Chief Executive Officer	$375,000	—	—	136,500	(2)(3)	—
Byron L. Boston Vice Chairman and Executive Vice President-Chief Investment Officer	$300,000	—	—	55,000	(3)(4)	—
Jeffrey S. Betros Executive Vice President – Chief Marketing Officer	$250,000	—	—	25,000	(3)	—
Michael L. Pannell Chief Financial Officer and Treasurer	$175,000	—	—	25,000	(3)	—
Thomas G. Manuel Executive Vice President-Operat ions and Compliance and Secretary	$175,000	—	—	25,000	(3)	—

(1)	Our compensation committee will establish a bonus plan for our executive officers.

(2)	Mr. Watson will be granted options under our 2003 Share Incentive Plan to purchase a number of shares equal to 1.17% of the number of shares that are sold to the underwriters in the initial public offering (excluding the over-allotment option). This number reflects the number of options Mr. Watson would be granted assuming that we sell 11,666,667 shares at an assumed initial public offering price of $15.00 per share, but the actual number of shares subject to the options to be granted to him will be adjusted upward or downward depending on the actual number of shares sold in the offering. To the extent that the underwriters exercise their over-allotment option, Mr. Watson will receive an additional pro rata grant option equal to 1.17% of the number of shares sold pursuant to the exercise of the over-allotment option.

(3)	These options will be granted to these executives at the closing of this offering with an exercise price equal to the initial offering price, and each of their respective options vest in three equal annual installments, with one-third vesting on the first anniversary of the closing of this offering.

(4)	Included in this amount are 5,000 shares of restricted stock which were awarded to Mr. Boston when he became an employee of the Company.

Stock Options

     We have adopted the 2003 Share Incentive Plan that provides for the grant of qualified incentive stock options (ISOs) that meet the requirements of Section 422 of the Internal Revenue Code, non-qualified stock options, restricted stock and dividend equivalent rights (DERs). ISOs may be granted only to our officers and key employees. Nonqualified stock options, restricted stock and dividend equivalent rights may be granted to our directors, advisory board members, officers, key employees and consultants. The exercise price for any ISOs granted under our plan may not be less than 100% of the fair market value of the underlying shares of common stock at the time the ISO is granted. The purpose of our plan is to encourage high levels of performance by individuals who are key to our success and to enable us to attract, motivate and retain talented and experienced individuals essential to our success. Our plan, and any awards made thereunder, will be subject to the approval of our stockholders at the first annual meeting of stockholders.

     Subject to anti-dilution adjustments for stock splits, stock distributions and similar events, our plan authorizes the grant of restricted stock and options to purchase an aggregate of up to                    shares of common stock, which number shall be 10% of the number of shares of common stock outstanding after giving effect to this offering. If an option granted under the plan expires or terminates or restricted stock awarded under the plan does not vest, the shares subject to any unexercised portion of that option will again become available for the issuance of further awards under the plan. Unless previously terminated by our board of directors, the plan will terminate 10 years from its effective date, and no awards may be granted under the plan thereafter.

     Our plan will be administered by our compensation committee, which is comprised entirely of independent directors within the meaning of the rules of the Commission and the NYSE. Options granted under the plan will become exercisable, and restricted stock shall vest, in accordance with the terms of the grant made by the compensation committee. The compensation committee has discretionary authority to determine at the time an option is granted whether it is intended to be an ISO or a non-qualified option, and when and in what increments shares of common stock covered by the option may be purchased. If awards are to be made to independent directors, then the full board of directors will approve such awards.

     No awards may be made under our plan to any person who, assuming exercise of all options or vesting of restricted stock held by such person, would own or be deemed to own more than 9.8% of any class or series of our capital stock outstanding.

     Each option must terminate no more than 10 years from the date it is granted. Options may be granted on terms providing that they will be exercisable in whole or in part at any time or times during their respective terms, or only in specified percentages at stated time periods or intervals during the term of the option.

     The exercise price of any option granted under the plan is payable in full (1) in cash; (2) by surrender of shares of our common stock that have been held for at least six months and have a market value equal to the aggregate exercise price of all shares to be purchased; or (3) by any combination of the foregoing.

     Our board of directors may, without affecting any outstanding options, restricted stock or DERs, from time to time revise or amend our plan, and may suspend or discontinue it at any time. However, no such revision or amendment may increase the number of shares of common stock subject to the stock plan (with the exception of adjustments resulting from changes in capitalization), change the class of participants eligible to receive grants under the plan or modify the period within which or the terms stated in the plan upon which the options may be exercised without stockholder approval.

Stock Options and Restricted Stock Outstanding

     As of December 31, 2003, the only restricted stock grant or option grant that had been awarded under our plan was the issuance of 20,000 shares of restricted stock to Mr. Porter on December 5, 2003, with such shares subject to vesting restrictions that lapse one year from the closing of this offering. The following table sets forth the stock options to be granted under our plan immediately prior to the closing of this offering.

Outstanding Options
Name	Upon Completion of this Offering(1)

John Bert Watson(2)(3)	136,500
Byron L. Boston(2)	50,000 (5)
Jeffrey S. Betros(2)	25,000
Michael L. Pannell(2)	25,000
Thomas G. Manuel(2)	25,000
Rodney E. Bennett(4)	5,000
Hugh H. Jones, Jr.(4)	5,000
George A. Murray(4)	5,000
Joseph P. Stingone(4)	5,000

(1)	The exercise price and tax withholding obligations incurred upon exercise of the options may be paid by the option holder by delivering shares of our common stock held by the option holder for at least six months.

(2)	With respect to Messrs Watson, Boston, Betros, Pannell and Manuel, each of their respective options will vest in three equal annual installments, with one-third vesting on the first anniversary of the closing of this offering.

(3)	Mr. Watson will be granted options under our 2003 Share Incentive Plan to purchase a number of shares equal to 1.17% of the number of shares that are sold to the underwriters in the initial public offering (excluding the over-allotment option). This number reflects the number of options Mr. Watson would be granted assuming that we sell 11,666,667 shares at an assumed initial public offering price of $15.00 per share, but the actual number of shares subject to the options to be granted to him may be adjusted upward or downward depending on the actual number of shares sold in the initial public offering. To the extent that the underwriters exercise their over-allotment option, Mr. Watson will receive in additional pro rata option grant equal to 1.17% of the number of shares sold pursuant to the exercise of the over-allotment option.

(4)	The options granted to these directors vest on the first anniversary of the closing of this offering.

(5)	Mr. Boston will also receive a restricted share grant of 5,000 shares immediately prior to the closing of the offering.

Employment Agreements

     We have entered into employment agreements with each of Messrs. Watson, Boston, Betros, Pannell and Manuel. Each of the employment agreements is for a term of three years and automatically renews for one year terms unless notice of non-renewal is given by either party at least 180 days prior to the expiration of the renewal term. Upon the expiration or non-renewal of the employment agreement, the executive shall be entitled to receive a severance payment equal to one times the executive’s then current base salary.

     Each employment agreement provides that in the event of a change of control and the termination of the executive’s employment in connection with such change of control (other than for cause), the executive shall receive a severance payment equal to 2.99 times his then current base salary plus an amount equal to the full bonus the executive was eligible to receive for the year of his termination.

     Each employment agreement also contains a non-competition agreement which generally prohibits each employee from participating in the activities of, rendering services to or investing in any firm or business engaged in the same business as us while they are employed by us and for a period of six months after such employee’s termination, provided that such termination is:

•	for cause;

•	due to his disability or

•	due to the employee leaving without “good reason,” which is generally defined as reasons such as a reduction in such employee’s duties or executive status, relocation 25 miles or more away, and similar actions.

EXPENSES

     We will be required to pay all offering expenses (including accounting, legal, printing, clerical, personnel, filing and other expenses) incurred by us in connection with this offering, estimated at $                   .

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the federal income tax consequences that are anticipated to be material to an investor in our common stock. This summary is based on current law, is for general information only and is not tax advice. The tax consequences related to an investment in our common stock may vary depending on an investor’s particular situation and this discussion does not purport to discuss all aspects of taxation that may be relevant to a holder of our common stock in light of his or her personal investment or tax circumstances, or to holders of our common stock subject to special treatment under the federal income tax laws. Investors subject to special treatment include, without limitation, insurance companies, financial institutions, broker-dealers, tax-exempt organizations, investors holding common stock as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships, and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our common stock.

     The information in this summary is based on the Internal Revenue Code, current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the IRS, and court decisions, all as of the date of this prospectus. The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings that are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. Future legislation, Treasury Regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment, and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS or sustained by a court if challenged by the IRS.

     You are urged to consult your tax advisor regarding the specific tax consequences to you of (1) the acquisition, ownership and sale or other disposition of our common stock, including the federal, state, local, foreign and other tax consequences; (2) our election to be taxed as a REIT for federal income tax purposes; and (3) potential changes in applicable tax laws.

Taxation of Our Company – General

     We will elect to become subject to tax as a REIT, for federal income tax purposes, commencing with the taxable year ending December 31, 2004. Our board of directors currently expects that we will operate in a manner that will permit us to qualify as a REIT for the taxable year ending December 31,

2004, and to maintain our qualification as a REIT in each taxable year thereafter. This treatment will permit us to deduct dividend distributions to our stockholders for federal income tax purposes, thus effectively eliminating the “double taxation” that generally results when a corporation earns income and distributes that income to its stockholders in the form of distributions.

     Prior to the effectiveness of this registration statement, we will obtain the opinion of Locke Liddell & Sapp LLP, our special tax counsel, to the effect that we are organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and, provided that we timely make an election to be a REIT under the Internal Revenue Code with respect to our 2004 taxable year, our proposed method of operations described in this prospectus and as represented by us will enable us to satisfy the requirements for such qualification commencing with our taxable year ended December 31, 2004. Locke Liddell will also opine to us that the “Federal Income Tax Consequences” section of this prospectus identifies and fairly summarizes the federal income tax consequences that will likely be material to a holder of our common stock. This opinion will be based on various assumptions relating to our organization and operation and is conditioned upon certain representations made by us to our legal counsel. Our continued qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, distribution levels and diversity of stock ownership, and the various qualification tests imposed by the Internal Revenue Code as discussed below. This opinion is based on the law in effect on the date hereof which is subject to change, possibly retroactively.

     There can be no assurance that we will qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances. If we were not to qualify as a REIT in any particular year, we would be subject to federal income tax as a regular, domestic corporation, and our stockholders would be subject to tax in the same manner as stockholders of such corporation. In this event, we could be subject to potentially substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to our stockholders could be significantly reduced or eliminated.

     Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	We may be required to pay the “alternative minimum tax” on our items of tax preference, if any.

•	If we have (1) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property.

•	We will be required to pay a 100% tax on any net income from prohibited transactions. In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business. Further, we will be required to pay a 100% tax in respect of amounts that are treated by us as rents from real property but are properly allocable or attributable under the Internal Revenue Code to services rendered by a taxable REIT subsidiary (see below).

•	If we fail to satisfy the 75% or 95% gross income tests, as described below, but have maintained our qualification as a REIT, we will be required to pay a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect our profitability.

•	We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of (1) 85% of our ordinary income for the year; (2) 95% of our real estate investment trust capital gain net income for the year; and (3) any undistributed taxable income from prior periods.

•	If we acquire an asset from a corporation that is not a REIT in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the transferor corporation, and we subsequently sell the asset within 10 years, then we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent (a) the fair market value of the asset exceeds (b) our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset. The results described in this paragraph assume that we will elect this treatment in lieu of an immediate tax when the asset is acquired.

•	With respect to an equity interest in either a taxable mortgage pool or a residual interest in a real estate mortgage investment conduit (REMIC), the ownership of which is attributed to us, we will pay tax at the highest corporate rate on the amount of any excess inclusion income for the taxable year allocable to the percentage of our shares that are held by specified tax exempt organizations that are not subject to the tax on unrelated business taxable income.

Requirements for Qualification as a Real Estate Investment Trust

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates of beneficial ownership to its owners;

(3)	that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

(4)	that is not a financial institution or an insurance company under the Internal Revenue Code;

(5)	that is owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to also include some entities) during the last half of each year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), tax-exempt entities are generally treated as individuals, subject to a “look-through” exception for pension funds.

     Our articles of incorporation provide for restrictions regarding ownership and transfer of our stock. These restrictions are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT would terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

     In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of a Partnership Interest

     Treasury Regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership, and we will be deemed to be entitled to our proportionate share of the gross income of the partnership in both cases determined by our percentage interest in partnership capital. The character of the assets and gross income of the partnership generally retains the same character in our hands for purposes of satisfying the gross income and asset tests.

Taxable REIT Subsidiaries

     REITs are permitted to own up to 100% of the shares in a corporation that elects to be treated as a taxable REIT subsidiary. In order to obtain taxable REIT subsidiary status, the corporation and the REIT must file a joint election with the IRS. A taxable REIT subsidiary pays tax at regular corporate income rates on any income it earns. Moreover, the Internal Revenue Code contains rules (including a limitation on interest deductions and rules requiring the imposition of taxes on the REIT at a rate of 100% on certain reallocated income and expenses) to ensure that contractual arrangements between a taxable REIT subsidiary and its beneficial owners are at arm’s length. Securities in taxable REIT subsidiaries will not qualify as real estate assets for the purposes of the 75% asset test described below.

Qualified REIT Subsidiaries

     A qualified REIT subsidiary is a corporation, all of the stock of which is owned by a REIT. Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT. Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below. A qualified REIT subsidiary does not include a corporation that elects to be treated as a taxable REIT subsidiary.

Income Tests

     We must meet two annual gross income requirements to qualify as a REIT. First, each year we must derive, directly or indirectly, at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including rents from real property and mortgage interest, or from specified temporary investments. Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from distributions, interest and gain from the sale or disposition of stock or securities. For these purposes, the term interest generally does not include any interest of which the amount received depends on the income or profits of any person. An amount will generally not be excluded from the term interest, however, if such amount is based on a fixed percentage of receipts or sales.

     Any amount includable in gross income by us with respect to a regular or residual interest in a real estate mortgage investment conduit is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test. If, however, less than 95% of the assets of a real estate mortgage investment conduit consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the real estate mortgage investment conduit, which would generally include non-qualifying income for purposes of the 75% gross income test. In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we purchased the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

     In general, and subject to the exceptions in the preceding paragraph, the interest, original issue discount, and market discount income that we derive from investments in mortgage loans and mortgage-backed securities will be qualifying interest income for purposes of both the 75% and the 95% gross income tests. It is possible, however, that interest income from a mortgage loan may be based in part on the borrower’s profits or net income, which would generally disqualify such interest income for purposes of both the 75% and the 95% gross income tests.

     We may employ, to the extent consistent with the REIT provisions of the Internal Revenue Code, forms of securitization of our assets under which a sale of an interest in a mortgage loan occurs, and a resulting gain or loss is recorded on our balance sheet for accounting purposes at the time of sale. In a sale securitization, only the net retained interest in the securitized mortgage loans would remain on our balance sheet. Based on the REIT provisions of the Internal Revenue Code, we expect to conduct such sale securitizations through one or more taxable REIT subsidiaries formed for such purpose. To the extent consistent with the REIT provisions of the Internal Revenue Code, such entities could elect to be taxed as real estate mortgage investment conduits.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code. Generally, we may be entitled to relief if:

•	our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with the intent to evade tax.

     It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions. If these relief provisions did not apply to a particular set of circumstances, we would not qualify as a REIT. Even if these relief provisions were to apply, and we retained our status as a REIT, a tax would be imposed with respect to our income that did not meet the gross income tests. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

     Net income realized by us from foreclosure property would generally be subject to tax at the maximum federal corporate tax rate. Foreclosure property includes real property and related personal property (1) that is acquired by us through foreclosure following a default on a loan secured by the property or on a lease of the property and (2) for which we make an election to treat the property as foreclosure property. We will not be able to treat any real property (or related personal property) as foreclosure property if at the time we made or entered into the loan or lease, we had an intent to foreclose or evict or knew or had reason to know that a default would occur.

Prohibited Transaction Income

     Any net income realized by us from prohibited transactions is subject to a 100% tax. In general prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We could be subject to the 100% tax on prohibited transactions if we sell or securitize our loans in a manner that is treated as a sale of loans for federal income tax purposes. Although the Internal Revenue Code and the Treasury Regulations provide standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Hedging Transactions

     We may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging transactions could take a variety of forms, including short sales, purchases of treasury options and futures, interest rate swaps, or caps and floors. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income, or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Asset Tests

     At the close of each quarter of each year, we also must satisfy four tests relating to our assets.

     First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering.

     Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class.

     Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total voting power or more than 10% of the value of the outstanding securities of any corporation which is not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary.

     Finally, no more than 20% of the value of a REIT’s total assets may be represented by securities of one or more taxable REIT subsidiaries.

     We expect that any mortgage-backed securities, real property, and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a real estate mortgage investment conduit in which we own an interest consists of real estate assets. Mortgage loans also will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

     We anticipate that we may securitize all or a portion of the mortgage loans that we acquire, in which event we will likely retain certain of the subordinated and interest only classes of mortgage-backed securities that may be created as a result of such securitization. The securitization of mortgage loans may be accomplished through one or more of our taxable REIT subsidiaries, or qualified REIT subsidiaries and one or more real estate mortgage investment conduits. The securitization of the mortgage loans through one or more qualified REIT subsidiaries or taxable REIT subsidiaries (whether or not structured as real estate mortgage investment conduits) should not affect our qualification as a REIT or result in the imposition of corporate income tax under the taxable mortgage pool rules. However, in order to reduce the likelihood that we would be subject to a 100% tax on any gain from the sale of interests in real estate mortgage investment conduits, we expect to use our taxable REIT subsidiaries to form such real estate mortgage investment conduits and to sell interests therein.

     After meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. In addition, if we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.

     We will monitor the status of the assets that we acquire for purposes of the various asset tests and we will manage our portfolio in order to comply with such tests.

Annual Distribution Requirements

     To qualify as a REIT, we are required to distribute distributions, other than capital gain distributions, to our stockholders in an amount at least equal to the sum of (1) 90% of our REIT taxable income and (2) 90% of our after tax net income, if any, from foreclosure property, minus (3) the sum of certain items of noncash income. In general, REIT taxable income means taxable ordinary income without regard to the distributions paid deduction. In addition, if we dispose of any asset within 10 years of acquiring it from a taxable C corporation in a tax free reorganization or any other similar carry-over basis transaction, we will be required, under Treasury Regulations not yet promulgated, to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

     In order to satisfy the requirement that we distribute at least 90% of our REIT taxable income attributable to a particular taxable year in the form of distributions, we will use the following methods of distribution: (1) making regular distributions during the taxable year; (2) paying distributions that relate to the particular taxable year by January 31 of the following taxable year, provided we declare the distributions in the fourth quarter of the particular taxable year; and (3) paying distributions that relate to the particular taxable year on or before the first regular dividend after our declaration of such distributions, provided that we declare the dividend prior to the date that our tax return is due for the particular taxable year. The distributions paid under the third method are taxable in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to tax at regular federal corporate tax rates.

     From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or pay distributions in the form of taxable stock distributions.

     Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying “deficiency distributions” to our stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency distributions. We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency distributions. In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Record Keeping Requirements

     We are required to maintain records and request on an annual basis information from specified stockholders. This requirement is designed to disclose the actual ownership of our outstanding stock.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code described above do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates. Such taxation will reduce the cash available for distribution by us to our stockholders. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. If we fail to qualify as a REIT, to the extent of our current and accumulated earnings and profits, distributions to our stockholders who are individuals generally will be taxable at preferential rates, pursuant to the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 (the “2003 Act”), and, subject to certain limitations of the Internal Revenue Code, corporate stockholders may be eligible for the distributions received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we will be entitled to statutory relief.

Taxable Mortgage Pool Rules

     An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations bear a relationship to the payments to be received by the entity on the debt obligations that it holds as assets.

     Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. Under the Internal Revenue Code and Treasury Regulations, it is possible for a portion of a REIT (as opposed to the entire REIT) to be classified as a taxable mortgage pool. This could occur, for example, if a qualified REIT subsidiary holds a pool of mortgages and uses that pool to issue two classes of pay-through debt. In that case, however, only the taxable income of that portion (and not the taxable income of the entire REIT) would be treated as a excess inclusion income.

     Although we believe that we currently do not own any interests in any taxable mortgage pools, our future financing and securitization arrangements could give rise to us being considered to be, or to own an interest in, one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a taxable mortgage pool, however, special rules apply. The taxable mortgage pool is not treated as a corporation that is subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would, in general, except as described below, be limited to the stockholders of the REIT.

     A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income or “phantom” taxable income, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any of (a) income allocable to the holder of the residual interest in a REMIC or an equity interest in a taxable mortgage pool over (b) the sum of an amount for each day in the calendar quarter equal to the product of (1) the adjusted issue price at the beginning of the quarter multiplied by (2) 120 percent of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This income would nonetheless be subject to the distribution requirements that apply to us, and could therefore adversely affect our liquidity.

     Moreover, our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Although the law on the matter is unclear, to the extent that excess inclusion income is allocated to a tax-exempt stockholder that is not subject to unrelated business income tax (such as government entities), we might be taxable on this income at the highest applicable corporate tax rate. The manner in which excess inclusion income would be allocated among shares of different classes of our shares or how such classes of our shares or how such income is to be reported to stockholders is not clear under current law.

REMIC Residual Interests

     We would also have excess inclusion income if we held any REMIC residual interests. We do not anticipate holding such interests, however, other than through a taxable REIT subsidiary. Otherwise, the effect on our stockholders would be the same as described immediately above.

Taxation of Taxable United States Stockholders

     When we use the term “United States stockholders,” we mean a holder of shares of our stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership, or other entity taxable as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury Regulations provide otherwise;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons whom have the authority to control all substantial decisions of the trust.

Distributions Generally

     Among other provisions of the 2003 Act are provisions that generally lower the rate at which stockholders who are individuals are taxed on corporate distributions, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate distributions. With limited exceptions, however, distributions received by stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act will be as high as 35% through 2010.

     Distributions out of our current or accumulated earnings and profits, other than capital gain distributions will be taxable to our United States stockholders as ordinary income. Provided we qualify as a REIT, our distributions will not be eligible for the distributions received deduction generally available to United States stockholders that are corporations. Distributions received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individuals who receive distributions from taxable C corporations pursuant to the 2003 Act. An exception applies, however, and individual stockholders are taxed at such rates on distributions designated by and received from REITs, to the extent that the distributions are attributable to (1) income that the REIT previously retained in the prior year, and on which it was subject to corporate level tax; (2) distributions received by the REIT from taxable corporations; or (3) income from sales of appreciated property acquired from C corporations in carryover basis transactions.

     To the extent that we make distributions in excess of our current and accumulated earnings and profits, our distributions will be treated as a tax-free return of capital to each United States stockholder, and will reduce the adjusted tax basis which each United States stockholder has in its shares of stock by the amount of the distribution, but not below zero. Distributions in excess of a United States stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year. Distributions we declare in October, November or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend by January of the following year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions

     Distributions designated as net capital gain distributions will be taxable to our United States stockholders as capital gain income to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a United States stockholder has held his shares. Corporate stockholders may be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

Retention of Net Capital Gains

     We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains. If we make this election, we would pay tax on such retained capital gains. In such a case, our stockholders would generally:

•	include their proportionate share of our undistributed net capital gains in their taxable income;

•	receive a credit for their proportionate share of the tax paid by us; and

•	increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

     Distributions we make, and gain arising from the sale or exchange by a United States stockholder of our shares, will not be treated as passive activity income. As a result, United States stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Stock

     If you are a United States stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock. This gain or loss will be capital gain or loss if you have held the stock as a capital asset, and will be long-term capital gain or loss if you have held the stock for more than one year. In general, if you are a United States stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

Backup Withholding and Information Reporting

     We report to our United States stockholders and the IRS the amount of distributions paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder, that does not provide us with the correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

     The IRS has ruled that amounts distributed as distributions by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder, has not held its shares as debt financed property within the meaning of the Internal Revenue Code and the shares are not otherwise used in a unrelated trade or business, dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder. Generally, debt financed property is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.

     For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these set aside and reserve requirements.

     Notwithstanding the above, however, a portion of the distributions paid by a pension-held REIT may be treated as unrelated business taxable income as to any pension trust which:

•	is described in Section 401(a) of the Internal Revenue Code;

•	is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•	holds more than 10%, by value, of the equity interests in the REIT.

     Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.”

•	A REIT is a pension held REIT if:

•	it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust shall be treated, for purposes of the 5/50 rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•	either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

     The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•	the gross income from the unrelated business earned by the REIT, less direct expenses relating to this gross income, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•	the total gross income of the REIT less direct expenses relating to this gross income.

     A de minimis exception applies where the percentage is less than 5% for any year. As a result of the limitations on the transfer and ownership of stock contained in our articles of incorporation, we do not expect to be classified as a pension-held REIT but there can be no assurance that this will always be the case.

Taxation of Non-United States Stockholders

     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders (non-United States stockholders) are complex and no attempt will be made herein to provide more than a summary of such rules.

     Prospective non-United States stockholders should consult their tax advisors to determine the impact of foreign, federal, state and local tax laws with regard to an investment in our common stock and of our election to be taxed as a real estate investment trust including any reporting requirements.

     Distributions to non-United States stockholders that are not attributable to gain from sales or exchanges by us of United States real property interests and are not designated by us as capital gain distributions or retained capital gains will be treated as distributions of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from an investment in our stock is treated as effectively connected with the non-United States stockholder’s conduct of a United States trade or business, the non-United States stockholder generally will be subject to federal income tax at graduated rates, in the same manner as United States stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-United States stockholder that is a corporation).

We expect to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a non-United States stockholder unless (1) a lower treaty rate applies and any required form, such as Form W-8BEN, evidencing eligibility for that reduced rate is filed by the non-United States stockholder with us or (2) the non-United States stockholder files a Form W-8ECI with us claiming that the distribution is effectively connected income.

     Any portion of the distributions paid to non-United States stockholders that is treated as excess inclusion income from a real estate mortgage investment conduit will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. In addition, if Treasury Regulations are issued allocating our excess inclusion income from non-real estate mortgage investment conduits among our stockholders, some percentage of our distributions would not be eligible for exemption from the 30% withholding tax or a reduced treaty withholding tax rate in the hands of non-United States stockholders.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a non-United States stockholder’s stock, such distributions will give rise to tax liability if the non-United States stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a United States real property interest, which includes certain interests in real property, but generally does not include mortgage loans or mortgage-backed securities, will be taxed to a non-United States stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a non-United States stockholder as if such gain were effectively connected with a United States business. Non-United States stockholders thus would be taxed at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a non-United States corporate stockholder. We are required to withhold 35% of any distribution that is or can be designated by us as a United States real property capital gains dividend. The amount withheld is creditable against the non-United States stockholder’s FIRPTA tax liability.

     Gain recognized by a non-United States stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a domestically controlled REIT, which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-United States persons. Because our stock is publicly traded, no assurance can be given that we are or will remain a domestically controlled REIT. In addition, a non-United States stockholder that owns, actually or constructively, 5% or less of a class of our stock throughout a specified testing period will not recognize taxable gain on the sale of his stock under FIRPTA if the shares are traded on an established common stock market.

     Gain not subject to FIRPTA will be taxable to a non-United States stockholder if (1) the non-United States stockholder’s investment in the stock is effectively connected with a United States trade or business, in which case the non-United States stockholder will be subject to the same treatment as United States stockholders with respect to such gain or (2) the non-United States stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the non-United States stockholder would be subject to the same treatment as United States stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-United States corporations). A similar rule will apply to capital gain distributions to which FIRPTA does not apply.

Withholding Tax and Information Reporting on Disposition of REIT Stock

     The payment of proceeds from the disposition of common stock to or through a United States office of a broker will be subject to information reporting and backup withholding, unless the beneficial owner furnishes to the broker the appropriate documentation upon which the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-United States stockholder or otherwise establishes an exemption and provided the broker does not have actual knowledge or reason to know that the beneficial owner is a United States stockholder.

     The payment of proceeds from the disposition of common stock to or through a non-United States office of a broker generally will not be subject to backup withholding and information reporting, except as noted below.

     In the case of proceeds from a disposition of common stock paid to or through a non-United States office of a broker that is:

•	a United States person;

•	a controlled foreign corporation for federal income tax purposes; or

•	a foreign person 50% or more of whose gross income from a specified period is effectively connected with a United States trade or business.

Information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its files that the owner is a non-United States stockholder and other conditions are satisfied, or the beneficial owner otherwise establishes an exemption, and the broker has no actual knowledge to the contrary.

     The sale of common stock outside of the United States through a non-United States broker will also be subject to information reporting if the broker is a foreign partnership and at any time during its tax year:

•	one or more of its partners are United States persons, as defined for federal income tax purposes, who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•	the foreign partnership is engaged in a United States trade or business.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-United States stockholder can be refunded or credited against the non-United States stockholder’s federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.

     Each prospective holder of common stock should consult that holder’s own tax adviser with respect to the information and backup withholding requirements.

Possible Legislative or Other Actions Affecting REITs

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the United States Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

Proposed Federal Income Legislation

     Recently, legislation was introduced in the United States House of Representatives and Senate that would amend certain rules relating to REITs. As of the date of this prospectus, this proposed legislation has not been enacted into law. The proposed legislation would, among other things, include the following changes:

•	Under the current REIT provisions of the Internal Revenue Code, we generally may not own more than 10% by vote or value of any one issuer’s securities (other than securities of one or more taxable REIT subsidiaries or securities that constitute real estate assets under the REIT provisions of the Internal Revenue Code). If we fail to meet this test at the end of any quarter and such failure is not cured within 30 days, we would fail to qualify as a REIT. Under the proposal, after the 30 day cure period, a REIT could dispose of sufficient assets to cure such a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000. For violations due to reasonable cause that are larger than this amount, the proposed legislation would permit the REIT to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test and paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets.

•	The proposed legislation also would change the formula for calculating the tax imposed for violations of the 75% and 95% gross income tests and would make certain changes to the requirements for availability of the applicable relief provisions for failure to meet such tests.

•	The proposed legislation would clarify a rule regarding our ability to enter into leases with our taxable REIT subsidiaries.

•	Under the current REIT provisions of the Internal Revenue Code, amounts received by a REIT for services that are customarily furnished or rendered in connection with the rental of real property and provided by a taxable REIT subsidiary are excluded from treatment as redetermined rents and therefore avoid a 100% penalty tax. The proposed legislation would eliminate this exclusion.

The foregoing is a non-exhaustive list of changes that would be made by the proposed legislation. The provisions contained in this proposed legislation relating to our ability to enter into leases with our taxable REIT subsidiaries would apply to taxable years ending after December 31, 2000, and the remaining provisions described above generally would apply to taxable years beginning after the date the proposed legislation is enacted. As of the date of this prospectus, it is not possible to predict with any certainty whether the proposed legislation discussed above will be enacted in its current form.

State, Local and Foreign Taxation

     We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside. Our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. You should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

     In considering an investment in our common stock, a fiduciary of a profit-sharing, pension, stock bonus plan, or individual retirement account (IRA), including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the prohibited transaction provisions of ERISA and/or the Internal Revenue Code or the fiduciary responsibility provisions of ERISA, should consider (1) whether the ownership of our common stock is in accordance with the documents and instruments governing such plan; (2) whether the ownership of our common stock is consistent with the fiduciary’s responsibilities and satisfies the requirements of Part 4 of Subtitle B of Title I of ERISA (where applicable) and, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA; (3) ERISA’s prohibitions on improper delegation of control over, or responsibility for, plan assets and ERISA’s imposition of co-fiduciary liability on a fiduciary who participates in, permits (by action or inaction) the occurrence of, or fails to remedy a known breach of duty by another fiduciary; (4) the need to value the assets of the ERISA plan annually; and (5) whether the acquisition, holding or transfer of the common stock will constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code.

     Fiduciaries of ERISA plans and IRAs should consult with and rely upon their own advisors in evaluating the consequences under the fiduciary responsibility and prohibited transaction provisions of ERISA and the Internal Revenue Code of an investment in common stock in light of their own circumstances.

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of January 30, 2004 regarding the beneficial ownership of our common stock by (1) each of our 5% stockholders, (2) each of our directors; (3) each of our executive officers; and (4) all of our directors and executive officers as a group. This table assumes that the underwriters do not exercise their over-allotment option, and that we sell 11,666,667 shares at an assumed price of $15.00 per share (midpoint of the offering range) in the initial public offering. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power.

			Number of Shares
		Percent of Class	Beneficially Owned		Percent of Class
Name of Beneficial	Number of Shares	Before	Assuming Completion		Assuming Completion
Owner	Owned as of 1/30/04	Offering	of Offering		of Offering

Sapphire Advisors LLC (1)	311,127	63.93%	350,000	(2)(3)	3.0	%(3)
John Bert Watson	155,540	31.96%	175,000	(4)	1.5%
Byron L. Boston	0	—	5,000		0
Jeffrey S. Betros	0	—	—		0
Michael L. Pannell	0	—	—		0
Thomas G. Manuel	0	—	—		0
Rodney E. Bennett	0	—	—		0
Hugh H. Jones, Jr.	0	—	—		0
George A. Murray	0	—	—		0
Joseph P. Stingone	0	—	—		0
James W. Porter, Jr.	20,000	4.11%	20,000		*
All executive officers and directors as a group (10 persons)	155,540	31.96%	180,000		1.43%

*	Represents less than 1% of the number of shares of common stock upon completion of the offering.

(1)	Sapphire Advisors’ address is 200 West 57th Street, New York, New York 10019.

(2)	Assumes that the underwriters do not exercise their over-allotment option. This number assumes that we will sell 11,666,667 shares at an assumed initial public offering price of $15.00 per share, but the number of shares owned by Sapphire Advisors may be adjusted upward or downward depending upon the actual number of shares sold in this offering so that it will own a number of shares equal to 3% of the number of shares sold to the underwriters in the initial public offering (excluding the over-allotment option). To the extent that the underwriters exercise their over-allotment, Sapphire Advisors will receive an additional pro rata share grant equal to 3% of the number of shares sold pursuant to the exercise of the over-allotment option.

(3)	This number excludes warrants to purchase 271,834 shares that Sapphire Advisors will acquire immediately prior to the closing of this offering which will be subject to a one-year restriction on exercisability. The actual number of shares subject to the warrant may be adjusted upward or downward depending upon the actual number of shares sold in the initial public offering so that it will hold a warrant to purchase a number of shares equal to 2.33% of the number of shares sold in the initial public offering (excluding the over-allotment option). To the extent that the underwriters exercise their over-allotment option, Sapphire Advisors will receive an additional pro rata warrant to purchase a number of shares equal to 2.33% of the number of shares sold pursuant to the exercise of the over-allotment option.

(4)	Assumes that the underwriters do not exercise their over-allotment option. This number assumes that we will sell 11,666,667 shares at an assumed initial public offering price of $15.00 per share, but the actual number of shares owned by Mr. Watson may be adjusted upward or downward depending upon the actual number of shares sold in this offering so that he will own a number of shares equal to 1.5% of the number of shares sold to the underwriters in the initial public offering

(excluding the over-allotment option). To the extent that the underwriters exercise their over-allotment option, Mr. Watson will receive an additional pro rata share grant equal to 1.5% of the number of shares sold pursuant to the exercise of the over-allotment option.

DESCRIPTION OF CAPITAL STOCK

     We were formed under the laws of the State of Maryland. Rights of our stockholders are governed by the MGCL, our articles of incorporation and our bylaws. The following is a summary of the material provisions of our capital stock. Copies of our articles of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Authorized Stock

     Our articles of incorporation provide that we may issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2003, we had three holders of record of our common stock who held in the aggregate 486,667 shares. Upon completion of this offering, there will be    shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

     All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our articles of incorporation regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

     Subject to the provisions of our articles of incorporation regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a plurality of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of the articles of incorporation regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its articles of incorporation, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s articles of incorporation. Our articles of incorporation do not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because certain operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders in certain circumstances.

     Our articles of incorporation authorize our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

     Our articles of incorporation authorize our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our articles of incorporation to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no current plans to issue any preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

     We believe that the power of our board of directors, without stockholder approval, to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer

     In order for us to qualify as a REIT under the Internal Revenue Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

     Our articles of incorporation contain restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our articles of incorporation provide that, subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than (1) 9.8% of the aggregate value of shares of our common stock outstanding or (2) 9.8% of the aggregate value of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the “ownership limit.”

     The ownership attribution rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

     Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders who would not be treated as “individuals” for purposes of the Internal Revenue Code if it determines that such ownership will not cause any “individual’s” beneficial ownership of shares of our capital stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT.

     In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all persons and entities. However, the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our capital stock equals or falls below the decreased ownership limit. Any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit.

     Our articles of incorporation further prohibit:

•	any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

     Pursuant to our articles of incorporation, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limitation in our articles of incorporation requiring that our capital stock be beneficially owned by a least 100 persons, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) and the purported owner shall acquire no rights in the shares. In the event that any of the ownership limitations in our articles of incorporation are violated by a purported transfer of our capital stock, the number of shares in excess of such applicable ownership limitation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand to be held in trust for distribution to the beneficiary of the trust, and all distributions and other distributions paid by us with respect to such “excess”shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limitation (other than the ownership limitation which requires that our capital stock be beneficially owned by at least 100 persons), then our articles of incorporation provide that the transfer of the excess shares will be void and of no force or effect, and the purported transferee shall acquire no rights in the excess shares. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (1) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trustee; and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

     Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the market price on the date we, or our designee, accept such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any distributions or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (1) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (2) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

     Our articles of incorporation also provide that “Benefit Plan Investors” (as defined in our articles of incorporation) may not hold, individually or in the aggregate, 25% or more of the value of any class or series of shares of our capital stock to the extent such class or series does not constitute “Publicly Offered Securities” (as defined in our articles of incorporation).

     All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Internal Revenue Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.

     All certificates representing shares of our capital stock bear a legend referring to the restrictions on ownership described above.

     These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Dividend Reinvestment Plan

     We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their distributions in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

MATERIAL PROVISIONS OF MARYLAND LAW AND
OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     The following is a summary of the material provisions of the MGCL and of our articles of incorporation and bylaws. Our articles of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Removal of Directors

     Our articles of incorporation provide that a director may be removed from office at any time with or without cause by the affirmative vote of the holders of at least two-thirds of the votes of the stock entitled to be cast in the election of directors.

The Board of Directors

     Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than one nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

Business Combinations

     Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates as asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or

•	an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

     A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

     After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock, voting together as a single voting group; and

•	two-thirds of the votes entitled to be cast by holders of the voting stock, voting together as a single voting group, other than shares held by (1) the interested stockholder who will (or whose affiliate will) be a party to the proposed business combination; or (2) an affiliate or associate of the interested stockholders.

     These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

     Our articles of incorporation include a provision excluding us from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder unless we later amend our articles of incorporation and bylaws to modify or eliminate this provision. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute.

Control Share Acquisitions

     The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors:

•	a person who makes or proposes to make a control share acquisition;

•	an officer of the corporation; or

•	an employee of the corporation who is also a director of the corporation.

“Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute on or before the tenth day after the control share acquisition, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or (2) to acquisitions approved or exempted by a provision in the articles of incorporation or bylaws of the corporation and adopted at any time before the acquisition of the shares.

     Our articles of incorporation and bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions, by any person of our common stock and, consequently, the applicability of the control share acquisitions, unless we later amend our articles of incorporation, with stockholder approval, to modify or eliminate this provision. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning or the Maryland business combination statute.

Amendment to Our Articles of Incorporation

     Our articles of incorporation may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

     The dissolution of our company must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

     Our bylaws provide that:

•	with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

(1)	pursuant to our notice of the meeting;

(2)	by, or at the direction of, a majority of our board of directors; or

(3)	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws;

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law; and

•	nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:

(1)	by, or at the direction of, our board of directors; or

(2)	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Articles of Incorporation and Bylaws

     The advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our articles of incorporation were to be amended to avail us of the business combination provisions of the MGCL or if the provision in the articles of incorporation opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

     Our articles of incorporation provide for indemnification of our directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time. We have also entered into indemnification agreements with each of our officers, whereby we agreed to indemnify such officers to the fullest extend permitted by the MGCL.

     The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

(1)	was committed in bad faith; or

(2)	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

     However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation (other than for expenses incurred in a successful defense of such an action) or for a judgment of liability on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

     The MGCL permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our articles of incorporation contain such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

     Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•	make any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity.

     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, we have been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock will be Mellon Investor Services LLC.

REPORTS TO STOCKHOLDERS

     We will furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

UNDERWRITING

     WR Hambrecht + Co, J.P. Morgan Securities Inc. and Stifel, Nicolaus & Company, Incorporated, are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Number of
Underwriter	Shares

WR Hambrecht + Co.
J.P. Morgan Securities Inc.
Stifel, Nicolaus & Company, Incorporated
[___________]

Total	[________]

     Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

     The representatives have advised us that they propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                    per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $                    per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

		Without	With
	Per Share	Option	Option

Public Offering Price	$	$	$
Underwriting Discount	$	$	$
Proceeds, before expenses, to Us	$	$	$

     The total expenses of the offering, not including the underwriting discount, are estimated at $                    and are payable by us.

Over-allotment Option

     We have granted an option to the underwriters to purchase up to     additional shares, at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

     We have agreed that for a period of 180 days from the date the registration statement (of which this prospectus is a part) is declared effective by the Commission, we will not, directly or indirectly, without the prior written consent of WR Hambrecht + Co and J.P. Morgan Securities Inc., issue, offer, sell, grant any option to purchase or otherwise dispose (or announce any issuance, offer, sale, grant of any option to purchase or other disposition) of any shares of our common stock or any securities convertible into, or exchangeable or exercisable for, shares of our common stock, except:

•	pursuant to this offering,

•	pursuant to the exercise of warrants outstanding on the date of this prospectus and as described in this prospectus, or

•	pursuant to the exercise of stock options outstanding on the date of this prospectus, or granted subsequent to the date of this prospectus, pursuant to a stock option or other employee benefit plan in existence on the date of this prospectus and described in this prospectus.

     In addition, our executive officers and directors and all of our other existing security holders have agreed that for a period of 180 days from the date the registration statement (of which this prospectus is a part) is declared effective by the Commission, such person will not, directly or indirectly, without first obtaining the written consent of WR Hambrecht + Co and J. P. Morgan Securities Inc.:

•	sell, offer, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of our capital stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire any shares of our capital stock, or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of our capital stock,

whether any such transaction described above is to be settled by delivery of shares of our capital stock or other securities, in cash or otherwise, in each case, that such person directly or beneficially owns or acquires; provided, however, that the foregoing restrictions will not apply to shares of our common stock acquired after the commencement of this offering on the open market.

     The restrictions described in the immediately preceding paragraph do not apply if:

•	the person is an individual transferring shares of our capital stock or other securities during his lifetime or on death by gift, will or intestacy or to a member or members of his immediate family or to a partnership or trust, the partners or beneficiaries of which are exclusively that person and/or a member or members of his immediate family; or

•	the person is a partnership, trust, corporation or similar entity, distributing shares of our capital stock or other securities to its partners or shareholders;

provided, however, that in each such case, prior to any transfer or distribution, each transferee or distributee executes an agreement, reasonably satisfactory to WR Hambrecht + Co, pursuant to which such transferee or distributee agrees to receive and hold such shares of our capital stock or other securities, subject to the foregoing restrictions.

Listing on the New York Stock Exchange

     We expect our common stock to be approved for listing on the New York Stock Exchange under the symbol “SFO.” In order to meet the requirements for listing of our common stock on that exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

     Before this offering, there has been no public market for our common stock. The public offering price was determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our past and present operations, and the prospects for, and timing of, our future revenues;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

     An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price. The underwriters do not expect to sell more than five percent of the shares being offered in this offering to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

     Until the distribution of the shares is completed, Commission rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     The underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

     Certain of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they have received customary compensation.

     J.P. Morgan Securities Inc. is an affiliate of JPMorgan Chase Bank. JPMorgan Chase Bank has provided us with a commitment letter for a $250 million senior secured revolving mortgage warehouse credit facility, for which JPMorgan Chase Bank has agreed to serve as the sole administrative agent. Such commitment letter is described in more detail in this prospectus under “Our Company — Operating and Investment Policies — Financing” on page 40. We may also engage in derivative and whole loan trading transactions, such as reverse repurchase agreements, with JPMorgan Chase Bank or one of its affiliates upon terms and conditions to be agreed upon in the future. Among other things, the terms of such commitment letter provide that we will also agree to pay all reasonable out-of-pocket expenses associated with the syndication of this warehouse facility and the preparation of definitive loan documentation, including legal fees, that are incurred by JPMorgan Chase Bank. We expect that these expenses will be approximately $   .

LEGAL MATTERS

     The validity of the shares of common stock offered hereby and the description of federal income tax consequences will be passed upon for us by Locke Liddell & Sapp LLP, Dallas, Texas, and certain legal matters will be passed upon for the underwriters by Sidley Austin Brown & Wood LLP, San Francisco, California.

EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 2003, and for the period beginning October 6, 2003 (inception) and ended December 31, 2003, as set forth in their report. We’ve included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act of 1933 with respect to the shares of common stock we propose to sell in this offering. This prospectus does not contain all of the information about us and the shares of common stock we propose to sell in this offering, and we refer you to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed and each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Commission, 450 Fifth Street, N.W., Room 10024, Washington, DC 20549. Copies of such material also can be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 10024, Washington, DC 20549. The Commission’s toll-free number is 1-800-SEC-0330. In addition, the Commission maintains a web site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission.

     As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

CONSOLIDATED FINANCIAL STATEMENTS
Sunset Financial Resources, Inc.
For the period beginning October 6, 2003 (inception)
and ended December 31, 2003
with Report of Independent Auditors

Sunset Financial Resources, Inc.

Consolidated Financial Statements

For the period beginning October 6, 2003 (inception)
and ended December 31, 2003

Report of Independent Auditors

Board of Directors
Sunset Financial Resources, Inc.
Jacksonville, Florida

We have audited the accompanying consolidated statement of financial condition of Sunset Financial Resources, Inc. and subsidiary (the Company) as of December 31, 2003 and the related statement of operations, changes in stockholders equity, and cash flows for the period beginning October 6, 2003 (inception) and ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunset Financial Resources, Inc. and subsidiary at December 31, 2003 and the consolidated results of their operations and their cash flows for the period beginning October 6, 2003 (inception) and ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Jacksonville, Florida
February 2, 2004

Sunset Financial Resources, Inc.

Consolidated Statement of Financial Condition

December 31, 2003

Assets
Cash	$43,911
Computer software	16,000
Deferred offering costs	254,622

Total assets	$314,533

Liabilities and stockholders’ equity
Liabilities:
Notes payable to stockholders	$145,000
Accrued liabilities	143,222

Total liabilities	208,222
Stockholders’ equity:
Preferred stock, $.001 par value, authorized — 50,000,000 shares; no shares issued and outstanding	—
Common stock, $.001 par value, authorized — 100,000,000 shares; 467,785 issued and outstanding	468
Additional paid-in capital	47,405
Retained earnings (deficit)	(21,562)

26,311

Total liabilities and stockholders’ equity	$314,533

See accompanying notes.

Sunset Financial Resources, Inc.

Consolidated Statement of Operations

For the period beginning October 6, 2003 and ended
December 31, 2003

Interest expense on loans to stockholders	$97
Advisory board expense	16,773
Other expense	4,692
Loss before income taxes	$(21,562)
Income taxes	—

Net loss	$(21,562)

Average shares outstanding	466,681
Net loss per share	$(.05)

See accompanying notes.

Sunset Financial Resources, Inc.

Consolidated Statement of Stockholders’ Equity

For the period beginning October 6, 2003 and ended
December 31, 2003

		Additional	Retained
	Common	Paid-in	Earnings
	Stock	Capital	(Deficit)	Total

Balance at October 6, 2003	$	$	$	$
Issuance of common stock	1,999	29,101			31,100
Conversion of shares in reincorporation	(1,532)	1,532
Amortization of restricted stock	1	16,772			16,773
Net loss			(21,562)		(21,562)

Balance at December 31, 2003	$468	$47,405	$(21,562)		$26,311

See accompanying notes.

Sunset Financial Resources, Inc.

Consolidated Statement of Cash Flows

For the period beginning October 6, 2003 and ended
December 31, 2003

Operating activities:
Net loss	$(21,562)
Adjustments to reconcile net cash used by operating activities
Amortization of restricted stock	16,773
Increase in deferred offering costs	(254,622)
Increase in accrued liabilities	143,222

Net cash used by operating activities	(116,189)

Investing activities:
Purchase of computer software	(16,000)

Net cash used by investing activities	(16,000)

Financing activities:
Net increase in notes to stockholders	145,000
Proceeds from issuance of common stock	31,100

Net cash provided by financing activities	176,100

Increase in cash	43,911
Cash at beginning of period	—

Cash at end of period	$43,911

See accompanying notes.

Sunset Financial Resources, Inc.

Notes to Consolidated Financial Statements

December 31, 2003

Note A – Organization

Sunset Financial Resources, Inc. (the “Company”) was incorporated in Maryland on October 6, 2003 under the name of Sunset Capital Investments, Inc. but has had limited operations to date other than matters relating to its organization and the issuance of shares of common stock, par value $.001 per share (“Common Stock”), to its initial stockholders.

On November 17, 2003, Sunset Capital Investments, Inc. filed amended articles of incorporation to change its name to Sunset Financial Resources, Inc. and to change the number of authorized shares from 15,000,000 to 50,000,000 shares of preferred stock and from 50,000,000 to 100,000,000 shares of common stock.

On November 28, 2003, the Company executed stock exchange agreements with its founding stockholders whereby the 1,999,400 shares of Sunset Capital Investments, Inc. issued at formation were exchanged for 466,667 shares of Sunset Financial Resources, Inc.

On December 5, 2003, the Company granted 20,000 shares of restricted stock to its advisory board member. The shares vest one year from the date of the Company’s initial public offering and are being reflected as issued and outstanding for accounting purposes as they vest.

Note B – Summary of Significant Accounting Policies

Basis of Presentation

The books and records of the Company are maintained on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States and include all of the accounts of the Company and its 100% owned subsidiary, SFR Subsidiary, Inc. The Company consolidates all entities in which it has a controlling interest as determined by a majority ownership interest in the common stock of such entities or the ability to exercise control and consolidates any variable interest entities for which it is the primary beneficiary. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. The Company’s fiscal year end will be December 31 of each year.

Use of Estimates

The presentation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Note B – Summary of Significant Accounting Policies (continued)

Deferred Offering Costs

Costs incurred which are directly attributable to the Company’s initial public offering are being deferred and will be charged against the proceeds of the offering.

Profit and Loss Allocations and Distributions

As a REIT, the Company intends to declare regular quarterly distributions in order to distribute substantially all of its taxable income to stockholders each year.

Loans Held for Sale

The Company may, from time to time, acquire loans with the intention of securitizing and selling interests in the loans. These loans will be carried at the lower of the aggregate cost or market value on our statement of financial position. The amount, if any, by which the cost exceeds the fair value will be recorded in a valuation allowance. Changes in the valuation allowance and realized gains or losses are recorded in the statement of operations.

Retained Interests in Loan Securitizations

The Company anticipates structuring its securitizations as financings for accounting purposes with the result that both the mortgage assets and the debt represented by the notes remain on the Company’s balance sheet.

Retained interests in securitizations will be accounted for as available for sale securities and carried at estimated fair value, with unrealized gains or losses included in stockholders’ equity (accumulated other comprehensive income or loss). The Company is not aware of an active market for the purchase and sale of these retained interests at this time; accordingly, the Company will estimate the fair value of the retained interest by calculating the present value of the estimated expected future cash flows received after being released by the securitization trust, using a discount rate commensurate with the risk involved. The cash flows being discounted will be adjusted for estimated net losses due to defaults or prepayments of the underlying loans.

Note B – Summary of Significant Accounting Policies (continued)

Changes in the fair value of the retained interests resulting from changes in the timing of cash flows to be received or changes in market interest rates will be adjusted through other comprehensive income in stockholders’ equity. Reductions in the estimated aggregate cash flows to be received, caused by defaults or prepayments or the timing of expected future cash flows that result in a reduction to the fair value of the retained interests, will be considered an other than temporary impairment and will be recognized through a charge to expense in that period.

Accounting for Stock Compensation

As of December 31, 2003, the Company had no outstanding stock options. The Company intends to issue stock options in the future. The Company may issue options and other stock-based compensation to key employees, directors, advisory board members and consultants. The Company intends to account for stock based awards in accordance with the fair value recognition provisions of SFAS Statement No. 123 “Accounting for Stock-Based Compensation.” (FAS 123).

The Company will record an expense for the fair value of stock based awards. Awards to non-employee service providers will be measured on the earlier of (1) the performance commitment date or (2) the date the services required under the arrangement have been completed. The fair value will be measured using the Black-Scholes option pricing model over the contractual term of the award. If performance of services has already occurred expense is recorded based on the fair value on the date of grant.

Interest on Loans

Interest will be accrued monthly on outstanding principal balances unless management considers the collection of interest to be uncertain. The Company generally considers the collection of interest to be uncertain when loans are contractually past due three months or more.

Hedging Activities

The Company expects to enter into certain transactions, including short sales, purchases of treasury options, mortgage-backed securities and futures, interest rate swaps, caps and floors to mitigate the effect that changes in interest rates have on the fair value of its fixed rate loan and mortgage-backed securities portfolios. Periods of rising interest rates will generally decrease the fair value of a loan or mortgage-backed securities portfolio. Generally, the Company expects to enter into these transactions when the rate is locked on a pending loan or when we agree to purchase a pool of mortgages. In swap transactions, the Company will generally enter into an interest rate swap contract, receiving a floating rate of interest and paying a fixed rate of interest.

Note B – Summary of Significant Accounting Policies (continued)

The term of the swap contracts will be determined by duration of the related assets being hedged. The Company will account for the options, futures and swaps in accordance with Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended, (SFAS No. 133) which requires all derivative instruments to be carried at fair value as either assets or liabilities in the statement of financial condition.

Income Taxes

The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and, upon the election being made, the Company will be taxed as such beginning with the taxable year ending December 31, 2004. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of ordinary taxable income to stockholders. As a REIT, the Company generally will not be subject to federal income tax on taxable income that the Company distributes to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to federal income taxes on taxable income at regular corporate rates starting with that year and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service were to grant the Company relief under certain statutory provisions.

Allowance for Loan Losses

The Company will provide an allowance for loan losses related to certain mortgage loans. Loan loss provisions will be based on an assessment of numerous factors affecting the portfolio of mortgage assets including, but not limited to, current and projected economic conditions, delinquency status, credit losses to date on underlying mortgages and any remaining credit protection. Loan loss provision estimates are reviewed periodically and adjustments are reported in earnings when they become known.

Computer Software

The Company has capitalized costs related to internal use software, including costs to develop the Company’s website, which have been incurred during the application development stage. These costs will be amortized over the estimated useful life of the software. The Company expenses all costs related to the development of internal use software other than those incurred during the application development stage.

Note B – Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Pronouncements

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The statement specifies the accounting for certain employee termination benefits, contract termination costs and costs to consolidate facilities or relocate employees and is effective for exit and disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on financial condition or results of operations.

In November 2002, the FASB issued FASB Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN No. 45 specifies the disclosures to be made about obligations under certain issued guarantees and requires a liability to be recognized for the fair value of a guarantee obligation. The recognition and measurement provisions of the interpretation apply prospectively to guarantees issued after September 30, 2002. The adoption of this interpretation did not have a material effect on our financial condition or results of operations.

In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 “Consolidation of Variable Interest Entities.” FIN No. 46 requires a company to consolidate a variable interest entity (VIE) if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. The Company does not expect this interpretation did not have a material effect on financial condition or results of operations.

In April 2003, the FASB issued SFAS Statement No. 149, Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS Statement No. 133. The changes in SFAS Statement No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS Statement No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in the statement, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS Statement No. 149, all provisions should be applied prospectively. The adoption of this statement did not have a material effect on our financial condition or results of operations.

Note B – Summary of Significant Accounting Policies (continued)

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150, which is effective at the beginning of the first interim period beginning after June 15, 2003, must be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (1) shares that are mandatorily redeemable, (2) an obligation to repurchase the issuer’s equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (3) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. The adoption of this statement did not have a material effect on financial condition or results of operations.

Note C – Stock-Based Incentive Compensation Plan

The Company has adopted the 2003 Share Incentive Plan which permits the granting of stock options, dividend equivalent rights and restricted stock awards. The terms of the plan stipulate that the exercise price of the options may not be less than fair market value of the Company’s stock at the date the options are granted. The Company has reserved shares of common stock for issuance under this plan equal to 10% of the total number of shares issued and outstanding immediately after the consummation of the initial public offering.

Options granted vest according to the terms of the option agreement from the date of grant and expire 10 years from the date of grant. The Company expects to grant options to purchase approximately 230,000 shares of common stock to executive officers and independent directors of the Company to be effective on the closing of the Company’s initial public offering and exercisable at the initial offering price. An expense will be recorded based on the fair value of the options on the grant date in accordance with FAS 123 measured using the Black-Scholes option pricing model over the options expected life and amortized over the vesting period.

Note C – Stock-Based Incentive Compensation Plan (continued)

The Company also expects to grant warrants to purchase approximately 272,000 shares of common stock to Sapphire Advisors, a founding shareholder. The warrants are to be granted to Sapphire in connection with its role in assisting the Company from and after the date of its formation. These warrants will be granted effective on the closing of the Company’s initial public offering and exercisable at the initial offering price. The warrants will be fully vested at the date of grant and will expire 10 years from the date of grant. An expense will be recorded for the warrants fair value in accordance with FAS 123 measured using the Black-Scholes option pricing model over the contractual term of the award.

On December 5, 2003, the Company granted 20,000 shares of restricted stock to its sole advisory board member. The shares will vest over a one-year period and will be recorded at fair value on the grant date, which will be based on the value at the time of the initial public offering. The shares will be reflected as outstanding, as they are amortized to expense over the vesting period and vested shares may be purchased by the recipient at par value. Based on an assumed offering price of $15 per share of common stock, the Company will record approximately $300,000 in expense over the vesting period related to this restricted stock grant The grantee is eligible to receive distributions and exercise voting privileges on the restricted shares.

Note D – Notes Payable to Stockholder

On November 14, 2003, the Company executed a $30,000 note payable to a stockholder. The note bears interest at a fixed rate of 1.49%, is unsecured and matures on November 14, 2004, with principal and interest due at maturity.

On December 8, 2003, the Company executed a $15,000 note payable to a stockholder. The note bears interest at a fixed rate of 1.49%, is unsecured and matures on December 8, 2004, with principal and interest due at maturity.

On December 26, 2003, the Company executed a $100,000 note payable to a stockholder. The note bears interest at a fixed rate of 1.49%, is unsecured and matures on December 26, 2004, with principal and interest due at maturity.

Note E – Deferred Offering Costs

The Company has deferred direct costs related to its planned initial public offering of common stock. The deferred costs relate to professional fees, filing and registration fees and travel related expenses, and will be offset against the offering proceeds.

Note F – Income Taxes

The Company will elect to be taxed as a REIT commencing with the taxable year ending December 31, 2004. For the tax year ended December 31, 2003 the Company was taxed as a C Corporation. The Company has a net operating loss carry forward of approximately $21,000 for which a valuation allowance has been recorded for the entire deferred tax asset. Due to the election to be taxed as a REIT in future years, the Company does not expect to be able to utilize the NOL carry forward prior to expiration in 2023.

Note G – Subsequent Events

Warehouse Credit Facility

On January 21, 2004, the Company obtained a commitment letter from JPMorgan Chase Bank to provide a $250 million senior secured revolving mortgage warehouse credit facility, which will be used to fund the purchase of residential mortgage loans. Borrowings under this warehouse facility will be subject to the following borrowing limitations: up to 100% of the amount of the warehouse facility may be used to fund the purchase of conforming loans; up to 100% of the amount of the warehouse facility may be used to fund the purchase of Alt-A loans; and up to 30% of the warehouse facility (increasing to a 40% maximum on the first five and last five business days of each month) may be used to fund residential mortgage loans which have closed but whose related documents are still in transit, which loans are commonly referred to as “wet loans.”

The advance rate, or the maximum amount that can be borrowed under this warehouse facility at any one time, is equal to 98% of the value of residential mortgage loans (minus any discounts) acquired with the proceeds from such advance. This warehouse facility will mature and payments of principal will be due 364 days from the date of the company’s initial public offering. The annual interest rate will be, at the Company’s option, either: 30-day LIBOR plus 1.125% or the prime rate of interest quoted by JPMorgan Chase Bank plus 0.125%, and such interest will be payable monthly. JPMorgan Chase Bank will charge an annual fee equal to 25 basis points of the total amount committed under this warehouse facility.

Borrowings under this warehouse facility will be secured by perfected first liens (and all rights related thereto including sale proceeds, if any) on all of the residential mortgages purchased using this warehouse facility.

The commitment under this warehouse facility is subject to the closing of the Company’s initial public offering and execution and delivery of definitive loan documentation satisfactory to JPMorgan Chase Bank. The definitive warehouse facility documents are expected to contain affirmative and negative covenants, as well as default provisions, that are customarily found in similar credit agreements.

Lease Agreement

On January 26, 2004 the Company executed a lease agreement for office space. The lease will be accounted for as an operating lease and has an initial term of approximately five years with one five year renewal option. Future minimum lease payments are as follows:

2004	$50,815
2005	69,760
2006	71,853
2007	74,009
2008	76,229
Thereafter	19,629

__________________ Shares

SUNSET FINANCIAL RESOURCES, INC.

Common Stock

Joint Book-Running Managers

Stifel, Nicolaus & Company
Incorporated

Dealer Prospectus Delivery Requirements

     Until    , 2004, 25 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses Of Issuance And Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Commission registration fee, the NYSE listing fee and the NASD filing fee.

Commission registration fee		$19,774
NYSE listing fee		150,000
NASD fee		20,625
Printing and engraving expenses		*
Legal fees and expenses		*
Blue sky fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous

Total	$

*	To be provided by amendment.

Item 32. Sales To Special Parties

     On October 15, 2003, in connection with our formation, we issued 1,333,400 shares of common stock to Sapphire Advisors for $1,333 and 666,000 shares of common stock to Bert Watson, our Chairman of the Board and Chief Executive Officer, for $666. Sapphire Advisors and Mr. Watson subsequently contributed $20,000 and $10,000, respectively, as additional paid in capital. Each of Sapphire Advisors and Mr. Watson are accredited investors. These formation transactions were exempt from the registration requirements of the United States securities laws pursuant to Section 4(2) of the Securities Act of 1933. On November 28, 2003, Sapphire Advisors and Bert Watson each executed stock exchange agreements with us whereby all of the shares that were issued to them at formation were exchanged for 311,127 and 155,540 shares of our common stock, respectively. It is anticipated that the actual number of shares owned by these two stockholders may be adjusted upward or downward (depending on the actual number of shares sold in the initial public offering) immediately prior to the closing of the initial public offering so that these two stockholders will own 3% and 1.5%, respectively, of the number of shares sold to the underwriters in the initial public offering.

     James W. Porter, Jr., a member of our advisory board, was issued 20,000 shares of common stock at a price of $0.001 per share (par value) under our 2003 Share Incentive Plan on December 5, 2003. The issuance of the common stock under the plan was exempt from the registration requirements of the United States securities laws pursuant to Rule 701 promulgated under the Securities Act of 1933.

     We have agreed to grant to Sapphire Advisors, immediately prior to the closing of our initial public offering, a warrant to acquire up to approximately 271,834 shares of our common stock (assuming a $15.00 per share initial public offering price) at an exercise price per share equal to the price of the common stock sold in this offering (the exact number of shares subject to the warrant will be equal to 2.33% of the number of shares sold to the underwriters in the initial public offering). The warrant will be issued to Sapphire in connection with its role in assisting us from and after the date of our formation, including:

•	assisting in our formation and the formation of our sole taxable REIT subsidiary;

•	assisting in recruiting our officers and directors;

•	identifying the underwriters; and

•	identifying and negotiating potential credit facilities.

The warrant will be exercisable at any time after the expiration of one (1) year and will expire 10 years from the date of issuance with the underlying shares subject to a three year lock-up agreement with one-third of the resale restrictions on the shares expiring on each of the first three anniversaries of the closing of this offering.

Item 33. Recent Sales Of Unregistered Securities.

     On October 15, 2003, in connection with our formation, we issued 1,333,400 shares of common stock to Sapphire Advisors for $1,333 and 666,000 shares of common stock to Bert Watson, our Chairman of the Board and Chief Executive Officer, for $666. Sapphire upward or and Mr. Watson subsequently contributed $20,000 and $10,000, respectively, as additional paid in capital. Each of Sapphire Advisors and Mr. Watson are accredited investors. These formation transactions are exempt from the registration requirements of the United States securities laws pursuant to Section 4(2) of the Securities Act of 1933. On November 28, 2003, Sapphire Advisors and Bert Watson each executed stock exchange agreements with us whereby all of the shares that were issued to them at formation were exchanged for 311,127 and 155,540 shares of our common stock, respectively. It is anticipated that the actual number of shares owned by these two stockholders may be adjusted upward or downward (depending on the actual number of shares sold in the initial public offering) immediately prior to the closing of the initial public offering so that these two stockholders will own 3% and 1.5%, respectively, of the number of shares sold to the underwriters in the initial public offering.

     James W. Porter, Jr., a member of our advisory board, was issued 20,000 shares of common stock at a purchase price of $0.001 per share (par value) under our 2003 Share Incentive Plan on December 5, 2003. The issuance of the common stock under the plan is exempt from the registration requirements of the United States securities laws pursuant to Rule 701 promulgated under the Securities Act of 1933.

     We have agreed to grant to Sapphire Advisors, immediately prior to the closing of the initial public offering, a warrant to acquire up to approximately 271,834 shares of our common stock (assuming a $15.00 per share initial public offering price) at an exercise price per share equal to the price of the common stock sold in this offering (the exact number of shares subject to the warrant will be equal to 2.33% of the number of shares sold to the underwriters in the initial public offering). The warrant will be issued to Sapphire in connection with its role in assisting us from and after the date of our formation, including:

•	assisting in our formation and the formation of our sole taxable REIT subsidiary;

•	assisting in recruiting our officers and directors;

•	identifying the underwriters; and

•	identifying and negotiating potential credit facilities.

The warrant will be exercisable at any time after the expiration of one (1) year and will expire 10 years from the date of issuance with the underlying shares subject to a three year lock-up agreement with one-third of the resale restrictions on the shares expiring on each of the first three anniversaries of the closing of this offering. The issuance of the warrant is exempt from the registration requirements of the United States securities law pursuant to Section 4(2) of the Securities Act of 1933.

     In addition, we have also agreed to issue, under our 2003 Share Incentive Plan, immediately prior to the closing of our initial public offering, the following number of restricted shares of common stock and options to purchase common stock to each of the following respective executive officers and directors, all such options to have an exercise price equal to the initial public offering price:

Optionee	No. of Shares Underlying Options	Restricted Shares

John Bert Watson	136,500 (or such other amount as will be equal to	—
	1.17% of the number of shares issued in the initial
	public offering)
Byron L. Boston	50,000	5,000
Jeffrey Betros	25,000	—
Michael L. Pannell	25,000	—
Thomas Manuel	25,000	—
Rodney Bennett	5,000	—
Hugh H. Jones, Jr.	5,000	—
George A. Murray	5,000	—
Joseph P. Stingone	5,000	—

The issuance of the restricted stock and options under the plan is exempt from the registration requirements of the United States securities laws pursuant to Rule 701 promulgated under the Securities Act of 1933.

Item 34. Indemnification Of Directors And Officers.

     As permitted by the MGCL, our articles of incorporation and bylaws obligate us to indemnify our present and former directors. Our bylaws allows the indemnification of our officers, and we have entered into indemnification agreements with each of our executive officer and directors that indemnify them to the fullest extent permitted by the MGCL. We have the right to pay or reimburse reasonable expenses for such persons in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (A) was committed in bad faith, or (B) was the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit in money, property or services; or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Our bylaws implement the provisions relating to indemnification contained in our articles of incorporation. The MCGL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (x) the person actually received an improper benefit or profit in money, property or services, or (y) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation contain a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time. The Company intends to maintain for the benefit of its directors and officers, directors and officers insurance.

Item 35. Treatment Of Proceeds From Stock Being Registered.

     Not applicable.

Item 36. Financial Statements And Exhibits.

     (a) Financial Statements included in the prospectus are:

          Balance sheet at December 31, 2003

          Notes to financial statements

          All schedules have been omitted because they are not applicable.

(b) Exhibits

Exhibit No.

1.1*	Form of Underwriting Agreement
3.1	Second Articles of Amendment and Restatement
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Form S-11 filed by us on December 8, 2003)
4.1*	Form of Common Stock Certificate
5.1*	Opinion of Locke Liddell & Sapp LLP regarding the validity of the securities being registered
8.1*	Opinion of Locke Liddell & Sapp LLP regarding tax matters
10.1	Strategic Alliance Agreement dated October 15, 2003, by and among Sunset Financial Resources, Inc. (Sunset Financial), Sunset Mortgage Company, L.P., Sunset Direct Lending, L.L.C. and Sunset Commercial Group LLC
10.2	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Bert Watson
10.3	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Michael L. Pannell
10.4	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Byron L. Boston
10.5	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Jeff Betros
10.6	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Thomas Manuel
10.7	Form of Indemnification Agreement by and between Sunset Financial and each of its directors and executive officers
10.8	2003 Share Incentive Plan
10.9	Form of Incentive Stock Option Agreement under the 2003 Share Incentive Plan
10.10	Form of Nonqualified Stock Option Agreement under the 2003 Share Incentive Plan
10.11	Form of Restricted Stock Agreement under the 2003 Share Incentive Plan
10.12	Form of Dividend Equivalent Right Agreement under the 2003 Share Incentive Plan
10.13	Agreement of Lease executed on January 26, 2004 to be effective February 15, 2004, by and between Sunset Financial and Liberty Property Limited Partnership
14.1*	Code of Ethics
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the

Form S-11 filed on December 8, 2003)
23.1*	Consent of Locke Liddell & Sapp LLP (including as part of Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
23.3*	Consent of Locke Liddell & Sapp LLP (included as part of Exhibit 8.1)
24.1	Power of Attorney (incorporated by reference to the Signature Page to the Form S-11 filed by us on December 2, 2003)
24.2	Power of Attorney executed by Michael L. Pannell
24.3	Power of Attorney executed by Joseph P. Stingone
99.1	Charter of the Audit Committee
99.2	Charter of the Compensation Committee
99.3	Charter of the Nominating and Corporate Governance Committee

*	To be filed by amendment.

Item 37. Undertakings

     The registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on February 5, 2004.

SUNSET FINANCIAL RESOURCES, INC.

BY:	/s/ John Bert Watson

John Bert Watson, President and
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John Bert Watson John Bert Watson	President, Chief Executive Officer (Principal Executive Officer) and Director	February 5, 2004

/s/ Michael L. Pannell Michael L. Pannell	Chief Financial Officer, Treasurer (Principal Financial and Accounting Officer)	February 5, 2004

/s/ * Thomas G. Manuel	Chief Operating Officer, Secretary and Director	February 5, 2004

/s/ * Rodney E. Bennett	Director	February 5, 2004

/s/. * Hugh H. Jones, Jr.	Director	February 5, 2004

/s/ * George A. Murray	Director	February 5, 2004

/s/ Joseph P. Stingone Joseph P. Stingone	Director	February 5, 2004

*	Signed by John Bert Watson, as Attorney-in-Fact.

EXHIBIT INDEX

Exhibit No.

1.1*	Form of Underwriting Agreement
3.1	Second Articles of Amendment and Restatement
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Form S-11 filed by us on December 8, 2003)
4.1*	Form of Common Stock Certificate
5.1*	Opinion of Locke Liddell & Sapp LLP regarding the validity of the securities being registered
8.1*	Opinion of Locke Liddell & Sapp LLP regarding tax matters
10.1	Strategic Alliance Agreement dated October 15, 2003, by and among Sunset Financial Resources, Inc. (Sunset Financial), Sunset Mortgage Company, L.P., Sunset Direct Lending, L.L.C. and Sunset Commercial Group LLC
10.2	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Bert Watson
10.3	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Michael L. Pannell
10.4	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Byron L. Boston
10.5	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Jeff Betros
10.6	Employment Agreement dated February 6, 2004, by and between Sunset Financial and Thomas Manuel
10.7	Form of Indemnification Agreement dated by and between Sunset Financial and each of its directors and executive officers
10.8	2003 Share Incentive Plan
10.9	Form of Incentive Stock Option Agreement under the 2003 Share Incentive Plan
10.10	Form of Nonqualified Stock Option Agreement under the 2003 Share Incentive Plan
10.11	Form of Restricted Stock Agreement under the 2003 Share Incentive Plan
10.12	Form of Dividend Equivalent Right Agreement under the 2003 Share Incentive Plan
10.13	Agreement of Lease executed on January 26, 2004 to be effective February 15, 2004, by and between Sunset Financial and Liberty Property Limited Partnership
14.1*	Code of Ethics
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Form S-11 filed on December 8, 2003)
23.1*	Consent of Locke Liddell & Sapp LLP (including as part of Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
23.3*	Consent of Locke Liddell & Sapp LLP (included as part of Exhibit 8.1)
24.1	Power of Attorney (incorporated by reference to the Signature Page to the Form S-11 filed by us on December 2, 2003)
24.2	Power of Attorney executed by Michael L. Pannell
24.3	Power of Attorney executed by Joseph P. Stingone
99.1	Charter of the Audit Committee
99.2	Charter of the Compensation Committee
99.3	Charter of the Nominating and Corporate Governance Committee

*	To be filed by amendment.